AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1996:
                                           REGISTRATION STATEMENT NO. 333-4566
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   ---------
                               AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                   ---------
                        ASSOCIATED BUSINESS & COMMERCE
                            INSURANCE CORPORATION
                   (EXACT NAME AS SPECIFIED IN ITS CHARTER)


           FLORIDA                           6331                        65-0496132
  (STATE OF INCORPORATION)       (Primary Standard Industrial         (I.R.S. Employer
                                 Classification Code Number)       Identification Number)



   4700 N.W. BOCA RATON BOULEVARD             LAWRENCE J. MARCHBANKS, ESQ.
             SUITE 400                       4700 N.W. BOCA RATON BOULEVARD
     BOCA RATON, FLORIDA 33431                         SUITE 400
           (561) 997-0708                      BOCA RATON, FLORIDA 33431
  (ADDRESS, INCLUDING ZIP CODE AND                  (561) 997-0708
          TELEPHONE NUMBER,                  (ADDRESS, INCLUDING ZIP CODE, AND
INCLUDING AREA CODE, OF REGISTRANT'S      TELEPHONE NUMBER, INCLUDING AREA CODE,
     PRINCIPAL EXECUTIVE OFFICES)                OF AGENT FOR SERVICE)
                                   ---------
                                   COPY TO:
                            JOHN S. FLETCHER, ESQ.
                         MORGAN, LEWIS & BOCKIUS LLP
                      5300 FIRST UNION FINANCIAL CENTER
                         200 SOUTH BISCAYNE BOULEVARD
                          MIAMI, FLORIDA 33131-2339
                                (305) 579-0432
                                   ---------
       Approximate date of commencement of proposed sale to the public:
 AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

                                   ---------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

              ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION

                            CROSS REFERENCE SHEET
                  PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM NUMBER AND CAPTION                                          HEADING OF LOCATION IN PROSPECTUS
- ----------------------------------------------------------------------------------------------------------

1.       Forepart of the Registration Statement and Outside
           Front Cover Page of Prospectus  ..................... Front Cover Page

2.       Inside Front and Outside Back Cover
           Pages of Prospectus ................................. Inside Front and Back Cover Pages

3.       Summary Information, Investment Considerations
           and Ratio of Earnings to Fixed Changes............... Prospectus Summary; Risk Factors

4.       Use of Proceeds........................................ Prospectus Summary; Use of Proceeds

5.       Determination of Offering Price ....................... Plan of Distribution

6.       Dilution .............................................. Not Applicable

7.       Selling Security Holders............................... Not Applicable

8.       Plan of Distribution .................................. Front Cover Page; Prospectus Summary; Plan
                                                                  of Distribution

9.       Description of Securities to be Registered ............ Description of Capital Stock; Shares
                                                                  Eligible for Future Sale

10.      Interests of Named Experts and Counsel................. Not Applicable

11.      Information with Respect to the Registrant ............ Outside Front Cover Page of Prospectus;
                                                                  Prospectus Summary; The Company; Risk
                                                                  Factors; Use of Proceeds; Dividend
                                                                  Policy; Capitalization; Selected
                                                                  Financial Data; Management's Discussion
                                                                  and Analysis of Financial Condition and
                                                                  Results of Operations; Business;
                                                                  Management; Certain Transactions;
                                                                  Principal Shareholders; Description of
                                                                  Capital Stock; Shares Eligible for Future
                                                                  Sale; Plan of Distribution; Financial
                                                                  Statements

12.      Disclosure of Commission Position on
           Indemnification for Securities Act Liabilities ...... Not Applicable

PROSPECTUS
                               1,000,000 SHARES
                        ASSOCIATED BUSINESS & COMMERCE
                            INSURANCE CORPORATION

                                    [LOGO]

             6% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A
                                   ---------
   Associated Business & Commerce Insurance Corporation, a Florida corporation (the "Company"), is hereby offering up to 1,000,000 shares of its 6% Cumulative Convertible Preferred Stock, Series A, par value $1.00 per share (the "Series A Preferred"), at a price of $10.00 per share. The Company is an underwriter of workers' compensation insurance policies, with approximately 1,200 policy holders and $27.5 million in annual written premiums as of May 1, 1996.


   The Company is a wholly owned subsidiary of Associated Business & Commerce Holdings, Inc. ("Holdings"). The Company received its Certificate of Authority from the State of Florida in December 1995. The Company commenced business as an insurance company upon the acquisition on December 7, 1995 of substantially all of the assets and liabilities of Associated Business and Commerce Workers' Compensation Self-Insurance Fund (the "Fund"), a self-insurance fund.

   Investors may purchase shares either for cash or, if an insured of the Company, by assignment to the Company of deposits held by the Company as security for the insured's obligations to the Company. This offering is being made on a continuous basis.
                                   ---------
             AN INVESTMENT IN THE PREFERRED STOCK OFFERED HEREBY
 IS AN ILLIQUID INVESTMENT. SEE "RISK FACTORS--LACK OF PUBLIC TRADING MARKET"
           AND "DESCRIPTION OF CAPITAL STOCK--SERIES A PREFERRED."
                                   ---------
THE SERIES A PREFERRED OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE
                          "RISK FACTORS" ON PAGE 8.
                                   ---------

THE SECURITIES OFFERED BY THIS PROSPECTUS SHOULD ONLY BE PURCHASED BY
          INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.
                                   ---------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                         PRICE TO         PROCEEDS TO
                          PUBLIC            COMPANY
Per Share ............    $10.00           $10.00(1)
Total Maximum......... $10,000,000       $9,925,000(2)

(1) No underwriting discounts or commissions are payable in connection with this offering.

(2) After deducting expenses of the offering estimated at $75,000.

                THE DATE OF THIS PROSPECTUS IS         , 1996.

   This offer is being made only to current and prospective customers of Company insurance products as well as Company agents and vendors and their employees. Company customers or agents are not required to purchase shares of Series A Preferred as a condition of doing business with the Company.

   The only persons authorized to make this offer on behalf of the Company are Errol Bader, Ronald Rupp, Timothy Spear, John Kennedy and Marsha Duffy. Each of these persons is a full time officer or employee of the Company and does not represent a broker or dealer firm. No other person or firm is authorized to represent the Company in any capacity in connection with the offering, to provide any information, to answer any inquiries or otherwise participate in the offering for the Company. See "Plan of Distribution."

   Subscriptions received for shares of Series A Preferred offered hereby are irrevocable. There are no minimum purchase requirements for the Series A Preferred. In the event the offering is oversubscribed, the Company reserves the right to pro rate subscriptions.

   Each share of Series A Preferred, unless previously redeemed, will be convertible at any time after December 31, 2000, at the option of the holder, into shares of the Company's Common Stock, $1.00 par value per share (the "Common Stock"), at a conversion rate of one share of Common Stock for each $5.00 of stated value of the Series A Preferred. The stated value of the Series A Preferred is $10.00 per share. At the discretion of the Board of Directors, dividends on the Series A Preferred are payable semi-annually on April 1 and October 1 of each year. Dividends not paid on a date payable will accumulate and be added to the redemption price or paid at a future date. The Company is permitted to pay dividends, at the discretion of the Board of Directors, only out of surplus derived from net income and is otherwise restricted from paying dividends in excess of a statutory formula without prior approval of the Department of Insurance. In general, the formula permits the payment of dividends in amounts not exceeding the larger of net income (excluding capital gains) or 10% of accumulated surplus, provided that, after payment of the dividend, surplus will equal at least 115% of the minimum required statutory surplus. No dividends may be paid on the Common Stock, all of which is currently held by Holdings, until all of the accumulated and unpaid dividends on the Series A Preferred have been paid in full. THE COMPANY'S ABILITY TO PAY DIVIDENDS WILL BE SUBJECT TO THE TERMS OF THE CONSENT ORDER BY THE FLORIDA DEPARTMENT OF INSURANCE AND THE TERM LOAN AGREEMENT BETWEEN HOLDINGS AND UNDERWRITERS REINSURANCE COMPANY. ALTHOUGH THE DEPARTMENT OF INSURANCE AND UNDERWRITERS PERMITTED THE COMPANY TO PAY THE APRIL 1996 DIVIDEND, THERE IS NO ASSURANCE THAT EITHER WILL PERMIT PAYMENT OF FUTURE DIVIDENDS. DIVIDENDS THAT ARE NOT ABLE TO BE PAID PURSUANT TO SUCH RESTRICTIONS WILL ACCUMULATE. SEE "PROSPECTUS SUMMARY--INVESTMENT BY HOLDINGS AND UNDERWRITERS LOAN," "DIVIDEND POLICY" AND "BUSINESS--PERMIT AND CONSENT ORDER."

   The Series A Preferred may be redeemed by the Company at any time after December 31, 1998, upon 30 days' notice, at a price per share equal to $10.00 plus accumulated and unpaid dividends. In the event of a liquidation of the Company, holders of the Series A Preferred will be entitled to receive $10.00 per share, plus accrued and unpaid dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations and Dividends to Shareholders" and "Description of Capital Stock."

   PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE SERIES A PREFERRED AND IT IS UNLIKELY THAT A PUBLIC MARKET FOR THE SERIES A PREFERRED WILL DEVELOP. THE COMPANY WILL NOT BE MAKING ANY APPLICATION TO LIST OR QUOTE THE SERIES A PREFERRED ON ANY STOCK EXCHANGE OR THE NASDAQ.

   HOLDINGS MAINTAINS, AND SUBSEQUENT TO THE OFFERING WILL CONTINUE TO MAINTAIN, 100% CONTROL OF THE COMPANY BY VIRTUE OF OWNERSHIP OF ALL OF THE COMPANY'S OUTSTANDING COMMON STOCK. SEE "RISK FACTORS--CONTROL BY HOLDINGS."

   THE SECURITIES OFFERED BY THIS PROSPECTUS MAY BE OFFERED AND SOLD ONLY TO RESIDENTS OF THE STATE OF FLORIDA.

                              PROSPECTUS SUMMARY

   THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                 THE COMPANY

   Associated Business & Commerce Insurance Corporation (the "Company") commenced business as a stock insurance company in December 1995 upon receipt from the Florida Department of Insurance (the "Department of Insurance") of a Certificate of Authority. Concurrently with the commencement of business, the Company assumed substantially all of the assets and liabilities of the Associated Business and Commerce Workers' Compensation Self-Insurance Fund (the "Fund"), a certified assessable workers' compensation group self-insurance fund that began operations in late 1991. The Fund's officers and employees have continued in similar positions with the Company, and the Trustees and Administrator of the Fund act as directors and officers of the Company. Further, the Company has continued the Fund's relationship with the network of independent agents in Florida. See "Business." As of May 1, 1996, the Company had approximately 1,200 policyholders and $27.5 million in annual written premiums. The Company offers a full range of workers' compensation coverage, including a managed care plan. See "Business--Products" and "Business--Managed Care."

   The Company's business is regulated by the Department of Insurance. The Company is subject to assessments by the Florida guarantee association for traditional insurance carriers. Policies issued by the Company to its insureds, however, are non-assessable, in contrast to the assessable policies issued by self-insurance funds. A stock insurance company cannot assess its policyholders for losses of the company and is required to satisfy statutory capital and surplus requirements. Therefore, stock insurance companies afford their policyholders greater financial certainty and security.

   It is the goal of the Company to provide superior service and minimize the cost of workers' compensation insurance for its insureds. This focus on a single line of business is expected to give the Company a unique opportunity to position itself as a focused company in a service-intensive line of insurance. The Company's primary marketing strategy is to preserve existing business relationships and establish new relationships with agents, thus creating a network of high-quality, high-volume producers for the Company. In addition to the current agency network, the Company's marketing representatives will continue to contact other independent agents. See "Business--Strategy."

   Upon acquisition of the Fund's assets and liabilities by the Company, the Company assumed claims liabilities and assessable provisions of existing insurance coverage of past members of the Fund who chose to be insured by the Company. Financial information will be available to shareholders upon request.

                 INVESTMENT BY HOLDINGS AND UNDERWRITERS LOAN

   The Company is a wholly owned subsidiary of Associated Business & Commerce Holdings, Inc. ("Holdings"). Holdings was organized solely for the purpose of providing financing for the Company and performing certain management services for the Company under a Management Agreement between the Company and Holdings (the "Management Agreement"). Holdings does not carry on any other business activities. The officers and employees of Holdings devote their full business time to the business and affairs of the Company pursuant to the terms of the Management Agreement. See "Business--Management Agreement."


   Holdings has invested $3,200,000 in the Company through the purchase of 3,200,000 shares of the Company's Convertible Preferred Stock, Series B (the "Series B Preferred"). Holdings entered into a term loan agreement (the "Loan Agreement") with Underwriters Reinsurance Company ("Underwriters") pursuant to which Underwriters loaned Holdings $3,200,000 for use by Holdings to purchase Series B Preferred from the Company. The loan bears interest at 12.75% per annum. If not earlier prepaid, the loan is due on September 30, 2000. Holdings has pledged as collateral for the loan, among other things, all of the Common Stock of the Company held by Holdings and all of the Series B Preferred purchased by Holdings with the loan proceeds.

   The Series B Preferred does not carry any voting or dividend rights. It is convertible into shares of Common Stock at a price of $1.00 per share. In the event of a liquidation of the Company, holders of the Series B Preferred have equal priority to the net assets of the Company up to the Series B liquidation value of $1.00 per share. In the event the Series B Preferred is converted to Common Stock, the ownership interest of the holders of the Series A Preferred will be substantially diluted.


   In addition, Holdings granted Underwriters options to purchase shares of Holdings common stock in an amount, after issuance, up to a maximum of 49% of the number of shares and options held by the founders, shareholders, officers, directors and employees ("Insiders") of Holdings. The number of shares subject to the option is based upon the date on which the final payment to Underwriters pursuant to the loan is made. If the final payment is made during the first year that the loan is outstanding, Underwriters may purchase shares of Holdings common stock equal to 10% of the stock held by Insiders; in the second year, shares equal to 20%; in the third year, shares equal to 30%; in the fourth year, shares equal to 40%; and after the fourth year, shares equal to the maximum of 49%. All of the shares subject to the option described above may be purchased by Underwriters for the book value of such shares. The options remain exercisable until five years after the loan is repaid. If the loan is repaid on its due date of September 30, 2000, the options would remain outstanding until September 30, 2005. If Underwriters exercises all such options, it will be the largest shareholder of Holdings and, as a result, will be able to control the business and affairs of the Company.

   Holdings has agreed not to permit the Company to pay any dividends or repurchase any of its stock without the prior consent of Underwriters. The Company does not expect Underwriters to permit the Company to pay dividends until the loan to Holdings is repaid.

   Until the loan to Holdings is repaid in full, Holdings and its shareholders have agreed to cause one designee of Underwriters to be elected to the board of directors of Holdings. The current designee to the board of Holdings is Mr. Lawrence G. Frank, Vice President, Pegasus Advisors, Inc. (Underwriters agent). Mr. Frank does not have any prior relationship with Holdings or the Company and is not a director of the Company.

   Holdings has also granted Underwriters options to purchase Holdings common stock, exercisable in an amount based on the amount of the loan which becomes past due. The amount of exercise price paid by Underwriters upon exercise of the options will be credited against the past due amount. The other shareholders of Holdings have the right to purchase any shares of Holdings acquired by Underwriters pursuant to such options.

   Holdings expects to repay Underwriters through fees received by it pursuant to the Management Agreement, which may include distributions from the sale of shares of Series A Preferred pursuant to this Offering. See "Business--Management Agreement." In the event Holdings is unable to repay the loan in accordance with its terms, it is expected that Underwriters would foreclose its lien on the shares of Common Stock pledged to it by Holdings, and thereby become the sole holder of the Company's Common Stock. As sole common shareholder, Underwriters would be able to elect all of the directors of the Company and thereby control the Company's business and affairs. Underwriters may also foreclose its lien on the pledged shares of the Company's Common Stock in the event that the Loan Agreement is breached. In addition to customary loan agreement events of default, the Loan Agreement will be in breach if (i) the Company fails to maintain statutory surplus of at least $4,000,000, (ii) the Company fails to maintain risk based capital at 120% of amounts adopted by the Florida Department of Insurance, (iii) the Company fails to maintain a ratio of net premiums written during each calendar quarter, annualized, of not greater than 320% of statutory surplus, or (iv) Errol Bader ceases to be the President of Holdings, other than as a result of his death, Mr. Bader ceases to own or control at least 30% of the outstanding stock of Holdings or Holdings fails to maintain a key man life insurance policy on Mr. Bader's life. Based on the March 31, 1996 financial statements of the Company, the Company believes it is in compliance with such financial covenants.


   The Loan Agreement also provides that, to the extent permitted by law, the proceeds of future sales of securities by the Company, excluding the shares offered hereby, and Holdings be used to repay the loan. Before any proceeds of sales of securities by the Company could be permitted to be paid to Holdings to repay the loan, all accrued dividends on the Company's preferred stock would have to be paid and the permission of the Department of Insurance would have to be obtained.

   In connection with the loan, Holdings has also agreed to cause Underwriters to provide the Company with proportional quota share reinsurance until the loan is repaid. If the rate of profit made by Underwriters on the reinsurance agreement exceeds an agreed upon amount, the excess will reduce the loan balance, on a dollar for dollar basis. If the loan is repaid prior to its due date, Holdings has agreed to cause the Company to give Underwriters a right of first refusal on the Company's quota share reinsurance through September 30, 2000. The quota share reinsurance obligations were a material inducement to Underwriters to agree to make the loan to Holdings to finance Holdings' purchase of the Series B Preferred. The Series B Preferred does not have voting rights, does not bear a dividend and is convertible into shares of Company Common Stock. Holdings has also pledged to Underwriters as additional collateral all of Holdings' rights in the Management Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Principal Shareholders--Investment by Holdings and Underwriters Loan" and "Description of Capital Stock--Series B Preferred."

                                 THE OFFERING


   The Company is hereby offering for sale up to 1,000,000 shares of its 6% Cumulative Convertible Preferred Stock, Series A (the "Series A Preferred"), to current and prospective customers of Company insurance products as well as Company agents and vendors and their employees. Customers or agents are not required to purchase shares of Series A Preferred as a condition of doing business with the Company. The offering is being made only to residents of Florida.


   The only persons authorized to make this offer on behalf of the Company are Errol Bader, Ronald Rupp, Timothy Spear, John Kennedy and Marsha Duffy. Each of these persons is a full time officer or employee of the Company and does not represent a broker or dealer firm. No other person or firm is authorized to represent the Company in any capacity in connection with the offering, to provide any information, to answer any inquiries or otherwise participate in the offering for the Company. See "Plan of Distribution."

   Subscriptions received for shares of Series A Preferred offered hereby are irrevocable. There are no minimum purchase requirements for the Series A Preferred. In the event the offering is oversubscribed, the Company reserves the right to pro rate subscriptions.

   In the future, the Company intends to offer and sell additional shares of the Series A Preferred, or shares of different series of preferred stock, in order to provide capital to meet statutory requirements for future growth of the Company's business. Different series of preferred stock may have different dividend, redemption and conversion rates and may rank equal with the Series A Preferred offered hereby with respect to priority in the payment of dividends and upon liquidation. See "Description of Capital Stock."

             6% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A

   The Series A Preferred ranks senior to the Common Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The Company has the right, without the consent of the holders of the Series A Preferred, to issue further series of preferred stock as well as additional shares of the Series A Preferred. As of March 31, 1996, there were 251,536 shares of Series A Preferred outstanding.

   At the discretion of the Board of Directors, dividends are payable semi-annually on April 1 and October 1 at the rate of 6% per year ($.60 per share). Dividends not paid will accrue and become payable upon the next dividend payment with respect to the Series A Preferred, or upon liquidation, dissolution or winding up of the Company. Upon liquidation of the Company, holders of the Series A Preferred will be entitled to receive $10.00 per share, plus accrued and unpaid dividends, prior to holders of the Common Stock receiving any amount.

   Each share of the Series A Preferred will be convertible, at the option of the holder, at any time after December 31, 2000, at a conversion ratio of one share of Common Stock for each $5.00 of stated value of Series A Preferred. The stated value of the Series A Preferred is $10.00 per share. In addition, the Company may, at its option at any time after December 31, 1998, redeem the outstanding shares of Series A Preferred at a price per share equal to $10.00 plus accumulated and unpaid dividends. In order to redeem the shares, the Company is obligated to give holders of the Series A Preferred 30 days' advance notice. During such 30 day period, holders may, at their option, convert their shares of Series A Preferred into shares of Common Stock in lieu of redemption. See "Dividend Policy" and "Description of Capital Stock."

                               USE OF PROCEEDS


   The net proceeds to be received by the Company from the sale of the Series A Preferred offered hereby will be used first to fund statutory surplus levels for the growth and expansion of the Company's business. After necessary minimum statutory surplus levels are obtained, additional net proceeds received, if any, may be used to redeem shares of the Series B Preferred pledged as collateral for Holdings' loan from Underwriters. Additional proceeds, if any, will be used for general working capital purposes.


                             PLAN OF DISTRIBUTION

   The Company expects to direct this offer to current and prospective customers of Company insurance products, as well as to Company agents and vendors and their employees, through direct contact by persons authorized to make this offer on behalf of the Company. Company customers or agents are not required to purchase shares of Series A Preferred as a condition of doing business with the Company. The offering is only being made to residents of Florida.

   The only persons authorized to make this offer on behalf of the Company are Errol Bader, Ronald Rupp, Timothy Spear, John Kennedy and Marsha Duffy. Each of these persons is a full time officer or employee of the Company and does not represent a broker or dealer firm. No other person or firm is authorized to represent the Company in any capacity in connection with the offering, to provide any information, to answer any inquiries or otherwise participate in the offering for the Company.

   No person or firm, including the five authorized Company personnel, will receive any additional compensation or commissions for their activities in connection with sales of the Series A Preferred.


   The offering price of the Series A Preferred was arbitrarily determined by the Company. Prior to this offering, there has been no public market for the Series A Preferred and it is unlikely that a public market for the Series A Preferred will develop.


   In the future, the Company intends to offer and sell additional shares of the Series A Preferred, or shares of different series of preferred stock, in order to provide capital to meet statutory requirements for future growth of the Company's business. Different series of preferred stock may have different dividend, redemption and conversion rates and may rank equal with the Series A Preferred offered hereby with respect to priority in the payment of dividends and upon liquidation. See "Description of Capital Stock."

                            SUMMARY FINANCIAL DATA


                                                                  MARCH 31, 1996
                                                -------------------------------------------------
                                                  AS CURRENTLY    APPLICATION OF      PRO FORMA
                                                  REPORTED(1)      NET PROCEEDS    AS ADJUSTED(2)
                                                --------------- ---------------   ---------------
BALANCE SHEET DATA:
Cash and invested assets .....................    $15,266,443      $ 9,925,000       $25,191,443
Premium receivable ...........................      3,881,855           --             3,881,855
Reinsurance recoveries .......................     15,642,408           --            15,642,408
Other assets .................................      4,057,798           75,000         4,132,798
                                                --------------- ---------------  ---------------
  Total assets ...............................    $38,848,504      $10,000,000       $48,848,504
                                                =============== ===============  ===============
Reserve for claims ...........................    $27,825,314           --           $27,825,314
Other liabilities ............................      5,149,385           --             5,149,385
Stockholders' equity:
 Common Stock ................................        102,501           --               102,501
 Preferred Stock, Series A ...................        251,536        1,000,000         1,251,536
 Preferred Stock, Series B ...................      3,200,000           --             3,200,000
 Additional paid-in capital ..................      2,263,824        9,000,000        11,263,824
 Retained earnings ...........................         55,944           --                55,944
                                                --------------- ---------------  ---------------
 Total stockholders' equity ..................      5,873,805       10,000,000        15,873,805
                                                --------------- ---------------  ---------------
  Total liabilities and stockholders' equity      $38,848,504      $10,000,000       $48,848,504
                                                =============== ===============  ===============

- ----------------
(1) As reported by the Company in unaudited, GAAP-basis financial statements included elsewhere in this prospectus.

(2) Adjusted to reflect receipt of the net proceeds from the sale of 1,000,000 shares of Series A Preferred hereby and the application of the proceeds therefrom. See "Use of Proceeds" and "Capitalization."




                                            THREE MONTHS     THREE MONTHS      YEAR ENDED     YEAR ENDED     YEAR ENDED
                                               ENDED            ENDED         DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                           MARCH 31, 1996   MARCH 31, 1995        1995           1994           1993
                                          --------------- ---------------  --------------- --------------- ---------------
STATEMENT OF OPERATIONS DATA(1):
REVENUES:
 Standard premium earned,
   net discounts .......................     $6,917,029       $6,602,724       $27,919,055      $24,703,624      $21,821,033
 Less premium ceded for reinsurance  ...      4,979,331          553,640         6,978,865        2,186,254        1,969,437
                                          --------------- ---------------  ---------------   --------------- ---------------
   Net premium earned ..................      1,937,698        6,049,084        20,940,190       22,517,370       19,852,496
 Less claims incurred and reserved, net
   of estimated reinsurance and related
   recoveries ..........................      1,382,313        4,392,132        14,886,606       13,724,001       14,722,513
                                          --------------- ---------------  ---------------   --------------- ---------------
   Premiums available
     for operations ....................        555,385        1,656,952         6,053,584        8,793,369        5,129,983
 Investment and other income ...........        410,798          365,213           960,494          574,990          285,648
                                          --------------- ---------------  ---------------   --------------- ---------------
                                                966,183        2,022,165         7,014,078        9,368,359        5,415,631
                                          --------------- ---------------  ---------------   --------------- ---------------
UNDERWRITING EXPENSES ..................        848,359        2,006,220         7,586,522        7,319,850        5,702,616
                                          --------------- ---------------  ---------------   --------------- ---------------
 Income (loss) before provision
   for taxes ...........................        117,824           15,945          (572,444)       2,048,509         (286,985)
INCOME TAXES (BENEFITS) ................         40,000            5,400          (322,207)         619,997          (40,605)
                                          --------------- ---------------  ---------------   --------------- ---------------
 Net income (loss) .....................         77,824           10,545          (250,237)       1,428,512         (246,380)
TOTAL EQUITY (DEFICIT), BEGINNING
OF PERIOD ..............................      5,498,671        1,074,550         1,074,550         (353,962)        (107,582)
 Proceeds of sales of Preferred Stock
   and other additions and adjustments .        297,310           --            4,674,358           --              --
                                          --------------- ---------------  ---------------   --------------- ---------------
TOTAL EQUITY (DEFICIT), END OF PERIOD  .     $5,873,805       $1,085,095       $ 5,498,671      $ 1,074,550      $  (353,962)
                                          ===============  ===============   =============== ===============  ===============

- ----------------
(1) The audited financial data for the years ended December 31, 1994 and 1993 was derived from the GAAP-basis financial statements of the Fund included elsewhere in this Prospectus. The audited financial data for the year ended December 31, 1995 combines the results of operations of the Fund for the eleven months ended November 30, 1995 with the operations of the Company for the one month ended December 31, 1995 and was derived from GAAP-based financial statements included elsewhere in this Prospectus. Transactions between the entities have been eliminated for this presentation. The financial data for the three months ended March 31, 1996 was derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. The financial data for the three months ended March 31, 1995 was derived from the unaudited financial statements of the Fund included elsewhere in this Prospectus.

                                 RISK FACTORS

   AN INVESTMENT IN SHARES OF SERIES A PREFERRED INVOLVES A HIGH DEGREE OF RISK. IN EVALUATING THE COMPANY AND ITS BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED HEREIN.

   UNDERWRITING AND LOSS CONTROL. The financial condition and results of operations for the Company will be dependent in large part on its ability to effectively underwrite applications submitted. Failure to assess the risks associated with the applicants could impact the Company's loss experience, increase the need for claims management and adversely affect the Company's financial performance. The Company has and will continue to use certain underwriting procedures thought to be effective in assessing the risks associated with applicants for insurance coverage. The Company generally has not and will not provide workers' compensation insurance coverage to companies or industries that have higher than average claim incidence, such as explosives, nuclear or hazardous waste, asbestos removal and crop dusting, among others. In addition to such limitations on companies and industries, favorable underwriting procedures include examinations of claims history and credit worthiness, requirements of minimum premium levels and number of employees and regular inspections by loss control engineers. Although the Company will not target particular insureds directly, each of these criteria will be applied to prospective insureds submitted to the Company by its independent agents. In addition to these underwriting procedures, the Company can manage its risks through loss control efforts. Loss control efforts include working directly with the insureds at their workplace to design safety programs and make recommendations that will decrease the frequency of injury. Implementation by the Company of these underwriting and loss control procedures is believed to have resulted in loss ratios below industry averages. Failure of the Company to effectively implement underwriting and loss control procedures may cause increased incidence of claims among the Company's insureds. See "Business--Underwriting" and "Business--Claims Management."

   INABILITY TO SETTLE CLAIMS. The Company is directly liable to its policyholders for payment of all legitimate claims submitted to the Company. Therefore, the Company must maintain adequate reserves for the payment of claims and must rely on its reinsurance treaties and contracts to support such payments. Should the Company become unable to settle claims, the Company could be subject to regulatory intervention, rehabilitation or liquidation proceedings.

   The Company's financial success will depend upon its level of success in managing claims and setting reserves. The Company employs a methodology for case reserving by posting settlement value reserves at actual costs expected to the conclusion of claims on an aggregate basis. An evaluation of the claims history of the Company and accuracy of its claims reserving practices, however, may not enable adequate assessment due to the fact that the Company has been in operation for a relatively short period of time. The degree of adequate and competent claims handling and reserve accuracy achieved by the Company will have a significant impact on the Company's results of operations.

   LACK OF OPERATING HISTORY. Although the Fund operated from October 1991 to December 1995, the Company recently commenced operations and there can be no assurance that the Company will achieve the level of success anticipated. The Company, however, has continued many of the prior operating procedures of the Fund, including the retention of management and loss control, underwriting and claims adjusting personnel. Unanticipated changes in personnel or failure of personnel to adapt to the changes associated with becoming a stock insurance company may have an adverse effect on the Company's performance or results of operations.

   DEPENDENCE ON INDEPENDENT INSURANCE AGENTS AND THIRD PARTY CONTRACTORS. The Company markets its workers' compensation insurance products and services through independent insurance agencies. As of May 1, 1996, there were approximately 167 such agencies under separate non-exclusive contracts with the Company. The Company's business depends in part on the marketing effort of these agencies and on the Company's ability to continue to offer workers' compensation insurance products and services that meet the requirements of these agencies and their customers. Failure of these independent insurance agencies to market the Company's products and services successfully could have a material adverse effect on the Company's business, financial condition or results of operations. The Company's reliance on independent agents may lead to higher costs for the Company, as compared to employing agents writing directly for the Company.

   Further, the Company depends on third-party contractors for claims administration functions. Delegation of such functions to third parties may expose the Company to adverse business conditions or adverse experience beyond the control of the Company. Although the Company has not experienced adverse results from such outside reliance, there can be no assurance that the Company's experience will not vary from the past experience of the Fund.

   COMPETITION. The property and casualty insurance industry and, more specifically, the workers' compensation insurance industry, is highly competitive. Principal competitive factors include the types and amounts of coverage, price, service, commission structure and financial strength. The Company competes with large, well-established insurance companies doing business in Florida, as well as other specialty insurers in the Company's field and self-insurance funds who may convert to stock insurance carriers in the future. Certain of these competitors have greater financial resources, larger agency networks and greater name recognition than the Company. Although the Company believes that it is able to effectively compete in the marketplace, there can be no assurance that competitive pressures coupled with market conditions will not affect the Company's rate of premium growth and financial results. See "Business--Competition."

   DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent upon the performance of its key executive officers, the loss of one or more of whom could have a material adverse effect on the Company. As of May 1, 1996, the Company has employment agreements with its key personnel and maintains life insurance on one of such persons. The Company believes that its future success will also depend in large part upon its ability to attract and retain qualified managerial, marketing and technical personnel. There can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Business--Employees."

   MANAGED CARE AND PREMIUM DISCOUNTS. The Company offers a managed care program to its insureds which is coupled with a premium discount approved by the Florida Department of Insurance. The Company believes that its managed care programs offer a competitive advantage over other insurers who do not offer such a program. However, managed care programs must be approved by the Florida Department of Insurance and are subject to regulation by such department. Failure to obtain annual approval for the Company's program or discontinuation of the program at some time in the future could have an adverse effect on the Company's business and could place it in a disadvantage with respect to other insurers able to offer such coverage. See "Business--Managed Care."

   CONTROL BY HOLDINGS. Holdings owns 100% of the outstanding shares of Common Stock. Holdings is owned by management of the Company. As a result, management, through Holdings, is in a position to elect all of the Company's directors and to control the outcome of all actions requiring shareholder approval. Such control position will be substantially diminished in the event that all shares of the Series A Preferred are converted to shares of Common Stock, however, a conversion of the Series B Preferred would dilute the control by former holders of Series A Preferred. In the event that Holdings is unable to repay its loan from Underwriters, Underwriters will gain control of the Company. See "Prospectus Summary--Investment by Holdings and Underwriters Loan," "Principal Shareholders" and "Description of Capital Stock."

   LACK OF PUBLIC TRADING MARKET. Prior to this offering, there has been no public market for the Series A Preferred, and it is unlikely that a public market will develop after this offering. The Company does not intend to list the shares of Series A Preferred on any stock exchange or quotation system. There is also no public market for the Common Stock and it is unlikely that a public market will develop. Consequently, the conversion price of the Series A Preferred is not indicative of the market price of the Common Stock.

   DURATION OF CLAIMS AND SETTING OF RESERVES. Claims for workers' compensation benefits have a long duration and the practice of setting reserves for such losses can be difficult. The medical portion of workers' compensation claims is not capped under existing regulations in the State of Florida and can, in fact, run for the lifetime of a claimant if the ongoing medical claims are related to the original claim, although such claims are generally limited to catastrophic claims. The significant portion of claims with medical benefits can be administered to keep costs at a predictable medical level. Florida law does, however, provide that both the indemnity and medical portion of claims may be settled, therefore providing a method to administer and curtail the costs of a particular claim. There can be no assurance, however, that the existing law in Florida will not be changed with respect to the Company's ability to settle any lengthy medical claims or that the Company will be able to effectively manage claims of long duration. The Company will utilize reinsurance as a method of limiting the Company's exposure. See "Business--Reinsurance."

   The Company expects to continue the practice of reserving for the retained portion of claims liabilities, for both short and long duration cases at settlement value. Bulk reserves are posted to the financial statements, to recognize reserves which have been determined by an actuary for adverse loss development on known claims and incurred but not reported claims. Should the methodology used for setting reserves prove incorrect, it could adversely impact the financial position of the Company.

   GOVERNMENT REGULATION OF INSURERS. As a provider of workers' compensation insurance and as an operator within the property and casualty insurance industry, the Company is subject to the rules and regulations of the Department of Insurance of the State of Florida. Further, should the Company do business in the future in any other state, it will also be subject to the rules and regulations of that state. Significant aspects of the Company's business, including, but not limited to, licensing, reserves, setting of rates, capitalization, solvency and changes in control are all subject to state law. Such laws are generally designed and administrated to protect the interest of policyholders, and there can be no assurance that such laws and regulations would not adversely affect the ability of the Company to earn a profit on its underwriting operations or to provide additional income to its shareholders. In addition, many states have proposed revisions to their laws governing property and casualty insurers. There can be no assurance that subsequent changes to the laws in the State of Florida, if any, would not adversely affect the financial condition or results of operations of the Company. See "Business--Government Regulation."

   INSURANCE INDUSTRY. The workers' compensation insurance industry is part of and is affected by conditions in the property and casualty insurance industry. Financial performance in this industry has historically fluctuated in cyclical patterns. Although the Company's financial performance is dependent in large part on its own business characteristics, the profitability of most property and casualty insurance companies tends to follow the cyclical market pattern. In addition, the property and casualty insurance industry is affected by factors which are beyond the control of the Company and could cause fluctuations in the Company's financial condition or results of operations. Such factors include rise in medical costs, state regulation, interest rates, general business conditions, changing legal interpretations defining the extent of coverage and amounts of compensation due, and new classes of losses. Adverse changes in economic conditions can lead to reduced premium levels due to shrinking payrolls, as well as increased claims as laid-off workers tend to assert a greater number of workers' compensation claims. Accordingly, the Company may experience significant year-to-year fluctuations in underwriting results and financial performance.

   Florida law does not permit companies to compete on the basis of price in workers' compensation insurance, although it does permit companies to give or withhold certain prescribed credits. If Florida were to adopt an open rating system in which premium rates would be established with little or no regulatory intervention, the Company's financial condition and business could be adversely and materially affected.

   DEPENDENCE ON REINSURANCE. The Company's practice is to limit its net retention of risks on specific policies through the purchase of reinsurance contracts. The amount of reinsurance available and the cost of such reinsurance policies may fluctuate according to market conditions. Any significant reduction in the availability of reinsurance could adversely affect the Company's ability to insure risks at the levels desired by the Company. In addition, there can be no assurance that reinsurance contracts currently in place will be available to the Company in the future to the same extent and on the same terms as they are currently available. The Company will select its reinsurance carriers on the basis of their ratings, qualifications and ability to settle claims. The Company believes that such selection process helps insure that the reinsurance contracts are maintained with financially stable companies. The existence of a reinsurance contract does not, however, absolve the Company from primary liability to pay benefits in the event of a default by a reinsurance company. The solvency of the reinsurer and its ability to make payments under the terms of the reinsurance treaty or contract could have a material adverse effect on the Company, who is ultimately liable to its policyholders for the entire limits of the workers' compensation policy. Holdings has agreed to cause the Company to secure its quota-share reinsurance needs with Underwriters so long as the loan with Underwriters remains outstanding. See "Prospectus Summary--Investment by Holdings and Underwriters Loan" and "Business--Reinsurance."

   The Company has a quota-share agreement in effect with Underwriters Reinsurance Company ("Underwriters") under which the Company cedes to Underwriters a percentage (currently 70%) of all written workers' compensation premiums and Underwriters assumes that same percentage of all risks ("Quota Share Reinsurance"). This Quota Share Reinsurance allows the Company to write, within regulatory guidelines, a larger number of policies than it otherwise could without such arrangement. In the event that the Quota Share Reinsurance agreement with Underwriters is terminated, the Company could be required to increase its capital substantially or reduce its level of workers' compensation premiums written, unless it is able to establish another quota share reinsurance arrangement. Loss of the Quota Share Reinsurance could cause material adverse consequences to the Company's business and growth prospects. There is no assurance that Quota-Share Reinsurance will continue to be available to the Company for its workers' compensation business. The Quota Share Reinsurance agreement is with a reinsurer rated "A" or better by A.M. Best. If Underwriters is unable to meet any of its obligations to the Company under the reinsurance agreement, the Company would be responsible for the payment of all claims and claim settlement expenses which the Company has ceded to such reinsurer. Any such failure on the part of the Company's reinsurer could have a material adverse effect on the Company's business, financial condition or results of operations.


   SPECIAL DISABILITY TRUST FUND. Florida maintains a trust fund for the purpose of reimbursing insurers and employers for claims of employed workers who have previously existing illnesses or conditions. The SDTF is managed by the State of Florida and its sole source of revenue is through assessment of insurers who provide workers' compensation insurance in Florida. As of December 31, 1995, the Company's and the Fund's consolidated estimated recoveries from the Special Disability Trust Fund (the "SDTF") were $3,881,000, and the actual recoveries received from the SDTF through 1995 were $857,594. To date, the assessments have been sufficient to provide annual reimbursement under the SDTF, however, the SDTF has not established reserves for its claims and there can be no assurance that sufficient funds will be available in the future. Under Florida sunset laws, the SDTF will expire on November 4, 2000, unless the Florida legislature acts to continue the SDTF in existence. No assurance can be made that the legislature will maintain the SDTF's existence. If the SDTF is terminated, the liabilities of the SDTF may become general obligations of the State of Florida, although there is no assurance that the state will assume such obligations. No prediction can be made as to the possible legislative actions or the potential for increased assessments to pay the claims liabilities of the SDTF. The termination of the SDTF or changes in its operations which decrease the recoveries due to the Company could have a material adverse effect on the Company's business, financial condition or operations.


   CAPITAL REQUIREMENTS. The Company is required to maintain a certain level of minimum statutory surplus to meet Florida regulatory requirements. Although the Company currently has surplus in excess of the minimum required levels, it will be required to increase its capital surplus as business increases. The Company intends to use the proceeds of this offering, in part, for that purpose. If the

Company is unable to generate sufficient capital, it could be required to reduce its growth or curtail its operations. Although the Company has met all required capital surplus in the past, there can be no assurance that capital will continue to be available when needed. The failure to raise sufficient capital would have a material adverse effect on the Company's business and financial condition.

   SINGLE STATE CARRIER. All of the Company's revenues are derived from products and services offered to customers located in the State of Florida. Accordingly, the Company could be adversely affected by economic downturns, significant unemployment and other conditions that may occur from time to time in Florida.

                                 THE COMPANY


   The Company was incorporated in the State of Florida on May 13, 1994. The Company's principal executive offices are located at Suite 400, 4700 N.W. Boca Raton Boulevard, Boca Raton, Florida 33431, and its telephone number is
(561) 997-0708. As of May 1, 1996, the Company had approximately 1,200 policyholders and $27.5 million in annual written premiums.


   The Company commenced business as an insurance company in December 1995 upon its receipt from the Florida Department of Insurance of a Certificate of Authority and authorization to acquire substantially all of the assets and liabilities of the Fund. The Fund began operations in late 1991 and had approximately 1,300 members and $28 million in annual written premium at the time of such acquisition by the Company. The Fund's officers and employees continued in similar positions with the Company, and the Trustees and Administrator of the Fund act as directors and/or officers of the Company. Further, the Company has continued the Fund's relationship with the network of independent agents in Florida.

                               USE OF PROCEEDS

   The net proceeds to be received by the Company from the sale of the 1,000,000 shares of Series A Preferred offered by the Company are estimated to be $9,925,000, at the offering price of $10.00 per share and after deducting the estimated offering expenses payable by the Company.


   The Company intends to use the net proceeds first to fund statutory surplus levels necessary for growth and expansion of the Company's business. Once such surplus levels are obtained, additional net proceeds received, if any, may be used to redeem shares of the Series B Preferred pledged as collateral for Holdings' loan from Underwriters. Additional proceeds, if any, will be used for general working capital purposes.


                         DIVIDEND POLICY AND HISTORY

   Holders of the Series A Preferred are entitled to receive a 6% cumulative dividend on each share of Series A Preferred held ($.60 per share). Dividends are calculated based upon the $10.00 per share stated value of the shares. At the discretion of the Board of Directors, dividends are payable on April 1 and October 1 of each year. Dividends not paid semi-annually will accrue and become payable upon the next dividend payment date, or upon the redemption, liquidation or conversion of the shares.

   Pursuant to the terms of the Consent Order, the Company may not pay dividends on any class of stock for a period of five years without prior written approval of the Department of Insurance. Further, Holdings has agreed with its lender, Underwriters, not to permit the Company to pay any dividends without Underwriters' consent.

   The Company has not declared or paid any dividends on its Common Stock since inception. The Company received approval from the Department of Insurance and Underwriters to pay the first dividend due to holders of the Series A Preferred. Such dividend was paid on April 29, 1996 to holders of record on March 31, 1996. Although the Department of Insurance and Underwriters permitted the Company to pay the April 1996 dividend, there can be no assurance that either will permit payment of future dividends. Dividends that are not able to be paid pursuant to such restrictions will accumulate.

                                CAPITALIZATION


   The following table sets forth the actual short-term debt and capitalization of the Company at March 31, 1996 and as adjusted to reflect the issuance and sale by the Company of shares of Series A Preferred offered hereby at an assumed initial offering price of $10.00 per share and the application of the estimated net proceeds therefrom.



                                                                          MARCH 31, 1996
                                                                  -----------------------------
                                                                                    PRO FORMA
                                                                     ACTUAL(1)     AS ADJUSTED
                                                                  -------------- --------------

Liabilities ....................................................    $32,974,699     $32,974,699

                                                                  ==============  ==============

Shareholders' equity:

 Preferred Stock $1.00 par value, 10,000,000 shares authorized:

   Series A, 251,536 shares outstanding ........................        251,536       1,251,536

   Series B, 3,200,000 shares outstanding ......................      3,200,000       3,200,000

 Common Stock, $1.00 par value, 15,000,000 shares authorized
   and 102,501 outstanding .....................................        102,501         102,501

   Additional paid-in capital ..................................      2,263,824      11,263,824

 Retained earnings .............................................         55,944          55,944
                                                                  -------------- --------------

 Total shareholders' equity ....................................      5,873,805      15,873,805
                                                                  -------------- --------------

 Total capitalization ..........................................    $ 5,873,805     $15,873,805
                                                                  ==============  ==============

- ----------------
(1) The data was derived from the Company's GAAP-based unaudited financial statements at March 31, 1996 included elsewhere in this Prospectus.

                           SELECTED FINANCIAL DATA

   Set forth below is financial information covering the period from the October 1991 inception of the Fund through March 31, 1996. The data includes operations of the Fund through November 30, 1995 and for the Company from December 1, 1995 through the quarter ended March 31, 1996. The operations of the Fund for 1995 have been combined with the Company's operations for December 1995 for comparative purposes. Annual GAAP information was derived from audited financial statements of the Company and the Fund. Quarterly information was obtained from unaudited financial statements. The statutory data has been derived from statutory financial statements prepared in accordance with statutory accounting principles, which differ from GAAP. For additional information, see the Financial Statements of the Company, the Financial Statements of the Fund and the related notes thereto included elsewhere in this Prospectus.



                                 COMPANY          FUND        COMBINED                                THE FUND
                              ------------   ------------   ------------   -------------------------------------------------------
                                 QUARTER        QUARTER        YEAR
                                  ENDED          ENDED         ENDED
                                MARCH 31,      MARCH 31,    DECEMBER 31,
                                   1996          1995           1995          1994           1993            1992          1991
                              ------------   ------------   ------------   ------------   ------------   ------------     --------
Operating data (gaap):
 Gross premium earned ....... $  6,917,029   $  6,602,724   $ 27,919,055   $ 24,703,624   $ 21,821,933   $  8,765,678     $ 99,640
 Net premium earned .........    1,937,698      6,049,084     20,940,190     22,517,370     19,852,496      7,713,200       67,683
 Losses and lae .............    1,382,313      4,392,132     14,886,606     13,724,001     14,722,513      6,299,378       78,716
 Underwriting expenses ......      848,359      2,006,220      7,586,522      7,319,850      5,702,616      1,854,312       12,836
 Underwriting gain (loss) ...     (292,974)      (349,268)    (1,532,938)     1,473,519       (572,633)      (440,490)     (23,869)
 Net investment income ......      410,798        365,213        845,879        605,901        283,535        133,431          841
 Net realized capital gains
   (losses) .................         --             --          114,615        (30,911)         2,113         10,563            0
 Income (loss) before income
   taxes ....................      117,824         15,945       (572,444)     2,048,509       (286,985)      (296,496)     (23,028)
 Income taxes (benefits) ....       40,000          5,400       (322,207)       619,997        (40,605)      (211,942)           0
 Net income (loss) .......... $     77,824   $     10,545   $   (250,237)  $  1,428,512   $   (246,380)  $    (84,554)    $(23,028)

Primary earnings per
  share (loss): .............         0.76            N/A

Other gaap operating data:
   losses and lae ratio .....         71.3%          70.4%          71.1%          61.0%          74.2%          81.7%       116.3%
Underwriting expense ratio .          43.8%          33.2%          36.2%          32.5%          28.7%          24.0%        19.0%
                              ------------   ------------   ------------   ------------   ------------   ------------     --------
 Combined ratio .............        115.1%         103.6%         107.3%          93.5%         102.9%         105.7%       135.3%

Balance sheet data--gaap
  (at end of period):
   total investments and cash $ 15,266,443   $ 13,480,381   $ 16,681,476   $ 12,979,319   $ 12,111,100   $  4,591,967
 Total assets ...............   38,848,504     26,809,717     40,700,617     25,091,756     20,120,012      7,663,311
 Losses and lae reserves ....   27,825,314     20,339,973     28,306,416     19,184,520     16,652,741      6,171,604
 Total equity (deficit) ..... $  5,873,805   $  1,085,095   $  5,498,671   $  1,074,550   $   (353,962)  $   (107,582)

Statutory data:
 policyholders' surplus
(deficit) ................... $  4,767,045   $   (870,000)  $  4,669,000   $   (552,000)  $ (1,995,000)  $   (269,000)
 Losses and lae .............         71.3%          70.4%          71.1%          61.0%          74.2%          82.0%
 Underwriting expense ratio .         35.3%          33.2%          36.8%          32.5%          30.0%          26.1%
                              ------------   ------------   ------------   ------------   ------------   ------------
 Combined ratio .............        106.6%         103.6%         107.9%          93.5%         104.2%         108.1%

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   This discussion should be read in conjunction with the information contained in the Financial Statements and notes thereto elsewhere in this Prospectus.

ORGANIZATION

   In the early part of 1994, management of the Fund, responding to the changes made by the Florida legislature in the workers' compensation laws, embarked upon the development of a business plan calling for, initially, the creation, capitalization, and licensing of a stock insurance company. The Company would insure the workers compensation risks of employers then insured by the Fund, and offer non-assessable policies of insurance to replace the assessable policies issued by the Fund. Management believed that while the legislative changes enacted to Florida's Workers Compensation Law in November of 1993 would have a positive impact on the profitability of this line of property and casualty insurance, it would also lead to an increasing demand and availability of conventional, non-assessable products not then offered by the Fund and which could not be offered by the Fund. The plan contemplated positioning the Company within the conventional market, at the appropriate time, with initial marketing of non-assessable policies to the members of the Fund.

   The primary components of the organization and licensing phases of the plan and their respective completion dates were as follows:


Obtain a permit to proceed with the formation and
licensing as an insurer ........................................................  May 1994

File Form S-1 Registration Statement under the
Securities Act of 1933 with the SEC to offer for sale 900,000 shares of Series
A Preferred stock at a price of $10.00 per share ...............................  September 1994

Commence offer with "red herring" prospectus ...................................  November 1994

Create a holding company for the receipt of debt proceeds to be used for the balance of minimum capitalization requirements .................................  January 1995

Hire insurance industry experienced executives for the positions of President, Vice-President of Finance, and Vice-President
of Marketing ...................................................................  August 1995

Obtain proportional quota-share reinsurance sufficient to reduce initial required capitalization ........................................................  September 1995

Obtain financing in the holding company to fund the balance of required initial capitalization of the Company ..................................................  October 1995

Obtain consent order from the Department of Insurance preliminary to the issuance of a certificate of authority, and authorizing a loss portfolio transfer transaction between the Fund and the Company ..........................  October 1995

Close on all financing transactions ............................................  December 1995

Commencement of planned operations .............................................  December 1995

   The effects upon the Company's balance sheet of the closings of the Company's sale of its Series A Preferred, the sale of its Series B Preferred to Holdings and the loss portfolio transfer between the Fund and the Company are summarized below.



                                             BALANCE       SALE OF         SALE OF                         BALANCE
                                              SHEET        SERIES A       SERIES B          LOSS            SHEET
                                             PRIOR TO     PREFERRED       PREFERRED      PORTFOLIO          AFTER
                                             CLOSINGS      STOCK(1)       STOCK(2)      TRANSFER(3)      CLOSINGS(4)
                                            ----------- -------------   -------------   -------------- --------------
ASSETS
Cash and invested assets ................    $ 44,847     $2,218,050     $3,200,000     $11,916,048      $17,378,945
Premiums receivable, net ................                                                 4,551,007        4,551,007
Reinsurance and related recoverables  ...                                                 7,792,246        7,792,246
Deferred income taxes ...................                                                 1,064,000        1,064,000
Equipment, less accumulated depreciation                                                    294,707          294,707
Other assets ............................      42,293                                     2,627,543        2,669,836
                                           -----------  -------------   -------------  --------------  --------------
   Total assets .........................    $ 87,140     $2,218,050     $3,200,000     $28,245,551      $33,750,741
                                           ===========  =============   =============  ==============  ==============
LIABILITIES
Reserves for losses and loss
  adjustment expenses ...................    $            $              $              $22,248,848      $22,248,848
Unearned premiums and deposits ..........                                                 1,477,589        1,477,589
Deferred gain on loss portfolio transfer                                                    835,949          835,949
Accrued income taxes ....................                                                 1,064,000        1,064,000
Other liabilities .......................                                                 2,619,165        2,619,165
                                           -----------  -------------   -------------  --------------  --------------
   Total reserves and liabilities  ......    $      0     $        0     $        0     $28,245,551      $28,245,551
                                           ===========  =============   =============  ==============  ==============
STOCKHOLDERS' EQUITY
Preferred Stock, Series B ...............                                 3,200,000                        3,200,000
Preferred Stock, Series A ...............                    221,805                                         221,805
Contributed capital in excess of par--
  preferred Stock .......................                  1,996,245                                       1,996,245
Common Stock ............................     102,501                                                        102,501
Accumulated surplus (deficit) ...........     (15,361)                                                       (15,361)
                                           -----------  -------------   -------------  --------------  --------------
Total stockholders' equity ..............      87,140      2,218,050      3,200,000               0        5,505,190
                                           ===========  =============   =============  ==============  ==============
   Total liabilities and
     stockholders' equity ...............    $ 87,140     $2,218,050     $3,200,000     $28,245,551      $33,750,741
                                           ===========  =============   =============  ==============  ==============

- ----------------
(1) The Company first sold shares of Series A Preferred in December 1995 when it issued 221,805 shares for $2,218,050. Of these shares, 201,755 shares were sold to insured employers of the Fund, with the balance sold to vendors of the Company and their employees.

(2) The Company closed on the sale of Series B Preferred to Holdings in December 1995 and issued 3,200,000 shares for $3,200,000.

(3) The premium paid to the Company by the Fund included all of the Fund's net insurance assets (assets less liabilities, excluding loss reserves) in exchange for the assumption, by the Company, of the Fund's claims liabilities. As a result of the transaction, the Fund recognized recoverable income taxes totaling $1.9 million which will be paid to the Company as the balance of reinsurance premium due upon receipt by the Fund. Correspondingly, the transaction created a tax liability to the Company totaling $1.1 million attributable to the difference between the premium received and to be received by the Company and liabilities assumed, discounted in accordance with provisions of the Internal Revenue Code applicable to property and casualty insurers. For financial reporting purposes, the GAAP gain on the transaction of $835,000 has been deferred for recognition over the period during which claims are paid.

(4) This table presents the effects upon the Company's balance sheet of the closings of the financing transactions. The components of the transactions and their recordings under GAAP are reported in the financial statements of the Company and the Fund included elsewhere in this Prospectus.

RESULTS OF OPERATIONS


   The Company commenced insurance operations effective December 7, 1995 (although by agreement between the Fund and the Company the transaction was booked December 1, 1995 for ease of accounting) and reported an after-tax net loss of $11,635 for that month. Premiums written and reported during the period included $14.4 million of the loss portfolio reinsurance premium paid by the Fund in consideration of the assumption by the Company of the Fund's claims. The GAAP gain on this transaction of $835,000 has been deferred and will be recognized during later periods as claims are settled giving effect to development in these reserves as such information becomes available.


   The tables included in the Summary Financial Data section of this Prospectus set forth the operating results of the Fund since its inception through November 30, 1995, the effective date of the loss portfolio transfer and assumption of the business by the Company. The data in these tables has been adjusted to eliminate the loss portfolio transaction, and the operations of the Fund during 1995 have been combined with the Company's operations for the month of December in order to allow comparison of 1995 operating results with that of the prior years. The data for the Fund and the Company gives effect to the 70% proportional quota-share arrangements with Underwriters which became effective October 1, 1995.

   Combined gross earned premium for 1995 amounted to $27.9 million compared to $24.7 million for 1994 and $21.8 million for 1993. Combined net earned premium amounted to $20.9 million for 1995 compared to $22.5 million for 1994 and $19.8 million for 1993. Quota-share premium ceded (which was effective October 1, 1995) for 1995 amounted to approximately $4.5 million. Net losses and loss adjustment expenses increased by $1.1 million over 1994 and the loss ratio (losses over net earned premium) increased from 61.0% in 1994 to 71.1% in 1995.

   Losses recorded in 1994 give effect to $1.4 million of reductions in loss provisions for prior years while losses in 1995 recognize $325,000 of increases in loss provisions for prior years. Without such reductions in 1994, the loss ratio for that year would have been 67.1%. With such reduction applied to 1993 and prior years affected, the loss ratio for these years (cumulative) would have been 71.3%.

   Underwriting expenses increased by $267,000 over 1994, net of expense reimbursements and ceding commissions of approximately $1.4 million. The combination of the decrease in net earned premium, increase in net losses, and underwriting expenses resulted in an underwriting loss for 1995 of $1.5 million compared to an underwriting gain of $1.5 million in 1994 and an underwriting loss of $573,000 in 1993. The GAAP combined ratio for 1995 was 107.3% compared to 93.5% for 1994, and 102.9% for 1993.

   The underwriting expense ratio increased from 32.5% to 36.2% in 1995 due primarily to personnel additions and costs associated with the Company's offering of its Series A Preferred and sale of its Series B Preferred. Although the Company intends to continue to offer for sale issues of its preferred stock, management does not anticipate that these costs will be significant in future periods. With the additions to personnel combined with ongoing enhancements to data processing systems, management believes that the Company can increase its premium writings without a corresponding increase in the fixed component of underwriting expenses which would have the effect of decreasing the expense ratio in future periods. As discussed under liquidity and capital resources, the Company can double its net writings without an increase in capital. Management believes the Company is appropriately staffed for this potential currently and, if realized, the Company's operating ratios should improve.

   Investment incomes, including realized capital gains and losses, amounted to $960,000 for 1995 compared to $575,000 for 1994 and $285,000 for 1993.
Depending on premium growth, management anticipates that investment income will be less for 1996 than 1995 due to anticipated negative cash flows attributable to the quota share treaty, as discussed under liquidity and capital resources.

   The Fund concluded more than four years of operations in December with annualized writings of $28 million. Of this amount, $23.5 million of insurance was renewed by the Company with the issuance of non-assessable policies during December of 1995 and January of 1996. See "--Prospective Financial Information."

   Over the four year period, the Fund (which commenced business with only its trustees as insureds) wrote more than $80 million of premium and realized GAAP after-tax profits of $835,000. Of the total 6,900 claims reported as of November 30, 1995, 5,800 had been settled and closed. In dollar terms, of the $49.1 million total of net losses and LAE incurred and reserved, $34.6 million had been paid as of November 30 with an ending reserve of $14.5 million (net of recoverables).

   In a study conducted by the Fund in 1995 which was based upon an analysis of the statutory financial filings of all Florida funds by the Bureau of Self-Insurance, Florida Department of Insurance, the Fund ranked #1 in the settling and payment of claims, confirming the Fund's philosophy of fair and prompt settlement of claims incurred by the employees of insureds. Management of the Fund (and the Company) believe that this philosophy limits the possibility of reserve deficiency development and reduces the overall cost of claims.

   During the period of its existence, the Fund incurred extraordinary costs associated with its own start-up, legal fees in defense of its claims against a former service company, and fees and costs related to research and evaluation of methods proposed to limit the exposure of members to assessments including the use of retrospective loss portfolio transfer reinsurance, annuitizing of claims liabilities, reorganization as a mutual assessable fund and, finally, a loss portfolio transfer transaction with an approved stock insurance carrier.


   Under statutory accounting practices ("SAP") applicable to stock insurance companies, the Fund concluded its operations with a deficit of $445,000. SAP differ from Generally Accepted Accounting Principles ("GAAP") by reducing net assets to those that can be used to pay claims. For instance, GAAP assets such as prepaid expenses and deferred income taxes are not recognized as assets under SAP. The table below reconciles the Fund's and the Company's ending GAAP surplus with the deficit accounted for under SAP.


                                     THE COMPANY                                THE FUND(1)
                                   --------------- ------------------------------------------------------------------
                                     DECEMBER 31,     NOVEMBER 30,     DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                         1995             1995             1994             1993            1992
                                   ---------------  ---------------  ---------------  ---------------  --------------
Total equity (deficit) under
 GAAP ...........................    $ 5,498,671       $ 835,948        $ 1,074,550      $  (353,962)      $(107,582)
Non-admitted assets:
 Deferred policy
   acquisition costs ............       (389,737)       (541,213)          (330,693)        (303,955)       (105,947)
 Prepaid expenses ...............       (101,202)        (22,075)           (37,336)         (64,922)        (10,843)
 Deferred income taxes ..........     (1,084,000)       (701,000)        (1,227,000)      (1,227,000)
 Property and equipment .........        (15,500)        (16,500)           (32,000)         (45,000)        (45,000)
Other adjustments:
 Deferred gain on
   LPT transactions .............        760,878             -0-               -0-             -0-            -0-
                                   ---------------  ---------------   ---------------  ---------------  ---------------
Total equity (deficit) under SAP     $ 4,669,110       $(444,840)       $  (552,479)     $(1,994,839)      $(269,372)
                                   ===============  ===============   ===============  ===============  ===============

- ----------------
(1) Calculated on a pro-forma basis for the Fund through November 30, 1995.

   By agreement with the Department of Insurance, the Company will maintain separate financial records for the reserves of the Fund which were transferred to the Company as a part of the loss portfolio transfer. Such accounting will facilitate the Department's later review (projected to occur in 1999) of the Company's possible request to refund premium to certain former members of the Fund participating in the Fund's merit plan program. In making such a request, the Company will consider the financial position of the Company, the development of the Fund's loss reserves and the likelihood of collection of Fund recoverables still due.

PROSPECTIVE FINANCIAL INFORMATION

   The historical operations of the Fund cannot be used to predict the future results of operations of the Company. The factors affecting future operations and their probable favorable and unfavorable impacts upon the Company's operations include the following:

   /bullet/ The Company's quota-share arrangements with Underwriters will have the effect of ceding 70% of the Company's underwriting income to Underwriters and investment earnings will be reduced attributable to reserves held by Underwriters.

   /bullet/ The Company has entered into the Management Agreement. The fees payable to Holdings under this arrangement include amounts necessary to service the debt related to Holdings term loan agreement with Underwriters, the proceeds of which were used by Holdings to purchase the Company's Series B Preferred, which completed the minimum capitalization requirements of the Company. The portion of fees reserved for this debt service equates to approximately 2.3% of the Company's written premium. This is an expense to the Company, not previously incurred or reported by the Fund.

   /bullet/ The capitalization of the Company, through the sale of its Series
            A Preferred and Series B Preferred increases the investment base of the Company, mitigating to some extent the cost of the management agreement described above and the loss of investment income on premium ceded to Underwriters through the quota-share agreement.

   /bullet/ As a result of its capitalization, the Company is no longer required by the Department of Insurance to purchase aggregate reinsurance, an expense approximating 1.5% of written premium which was incurred and reported by the Fund. Although this reinsurance is still carried by the Company, its full cost is being reimbursed by Underwriters, to whom the Company has assigned future recoveries, if any.

   The cost of other reinsurance (per occurrence layers up to the maximum of statutory benefits, in excess of the Company's retention of $350,000) has been reduced from a cost approximating 8.3% of written premium to 6.7%, primarily the result of the Fund's loss history with its reinsurers. Although Underwriters shares in these savings by virtue of the expense reimbursement provisions of the quota share agreement, the Company's cost of such reinsurance on its retained premium will be less than that incurred and reported by the Fund.

   As of the date of this Prospectus, the Company has experienced a reduction in annualized writings of approximately 2%. This reduction is significant and will have an adverse impact upon the Company's ability to meet the goals of its business plan, both short and long range. Management has adjusted budgeted expenditures to account for the premium reduction. Management believes that the net decrease in writings is due, in part, to increased competition generated by the favorable 1993 legislative changes and also to the timing of the Company's announcement of the availability of a non-assessable product at a late date in 1995.

   Research conducted by the Company in the first part of 1996 has confirmed that insureds are moving away from assessable funds. Furthermore, insurance carriers are offering more competitively priced policies and greater name recognition. The Company has responded by adjusting its pricing and availability factors underlying policies in order to induce a greater portion of submissions (requested quotes for insurance) to be accepted by potential customers.

   The Company's statutory capital (policyholders' surplus) as of December 31, 1995, was $4.7 million or $700,000 in excess of the statutory minimum of $4,000,000. Although the Company may remain solvent under GAAP and SAP during the soft market, its continuation as a going concern will be dependent upon maintaining statutory surplus above the minimum level.


RESERVES FOR LOSS AND LOSS ADJUSTMENT EXPENSES


   Loss reserves constituted 80% of the Company's liabilities as of December 31, 1995. The Company establishes reserves that reflect management's estimates of the total losses and loss adjustment expenses

("LAE") the Company will ultimately have to pay under insurance policies. These include losses that have been reported but not settled and losses than have been incurred but not yet reported to the Company ("IBNR"). Loss reserves are established on an undiscounted basis after reductions for deductibles, estimates of salvage and subrogation, and reinsurance recoverables. These reductions totaled $14.5 million, $6.8 million, and $4.2 million at the end of 1995, 1994, and 1993, respectively.


   For reported losses, the Company establishes reserves on a "case" basis within the parameters of coverage provided in the related policy. For IBNR losses, the Company estimates reserves using established actuarial methods, which are reviewed and reported upon by the Company's independent actuaries. The case and IBNR loss reserve estimates reflect such variables as past loss experience, social trends in damage awards, changes in judicial interpretation of legal liability and policy provisions.

   Due to the nature of worker's compensation insurance, which may involve claims that may not be settled for many years after they are incurred, subjective judgments as to the Company's ultimate exposure to losses are an integral and necessary component of the loss reserving process. Management continually reviews the Company's reserves, using a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. The Company adjusts reserves established in prior years as loss experience develops and new information becomes available. Adjustments to previously estimated reserves are reflected in the Company's financial results in the periods in which they are made. The following table presents a reconciliation of beginning and ending loss reserves for the last three years.

                                                               DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                                 1995(1)            1994             1993
                                                             --------------- ---------------  ---------------
Loss and LAE reserves at beginning of year, as reported  ..    $19,184,520      $16,652,741       $ 6,171,604
Less reinsurance and other recoverables on unpaid losses
at beginning of year ......................................      6,824,573        4,242,237         1,544,657
                                                             --------------- ---------------  ---------------
   Net loss and LAE reserves at beginning of year  ........     12,359,947       12,410,504         4,626,947
Provision for losses and LAE for claims incurred:
 Current year .............................................     14,340,611       15,106,909        14,852,630
 Prior years ..............................................        324,451       (1,382,908)         (130,117)
                                                             --------------- ---------------  ---------------
   Total incurred .........................................     14,665,062       13,724,001        14,722,513
                                                             =============== ===============  ===============
Losses and LAE payments for claims incurred:
 Current year .............................................      2,209,120        5,870,496         4,448,744
 Prior years ..............................................     10,980,584        7,904,062         2,490,212
                                                             --------------- ---------------  ---------------
   Total paid .............................................     13,189,704       13,774,558         6,938,956
                                                             ===============  =============== ===============
Net loss and LAE reserves at end of year ..................     13,835,305       12,359,947        12,410,504
 Plus reinsurance and other recoverables on unpaid losses
   at end of year .........................................     14,471,111        6,824,573         4,242,237
                                                             --------------- ---------------  ---------------
Loss and LAE reserves at end of year, as reported  ........    $28,306,416      $19,184,520       $16,652,741
                                                             =============== ===============  ===============

- ----------------
(1) Includes reserve transactions of the Fund through November 30, 1995.

   In 1993 and 1994, the Fund recorded reductions in the loss provision for claims incurred in prior years. These reductions resulted primarily from reevaluation of claims reserves established during the two years following the Fund's inception where the lack of a reserving history and experience suggested reserving at industry norms. As claims were reported and settled, the Company's independent actuaries were able to develop a history for the Company which led to significant reductions in reserved losses for 1992 and 1993.

   In 1995, the Company recorded increases in the provisions for losses and LAE in prior years related primarily to reduced anticipated recoveries from the Special Disabilities Trust Fund ("SDTF").

   For statutory purposes, the Company reported its loss reserves at $12.0 million for the year ended December 31, 1995. The difference between this amount and the gross reserve of $28.3 million appearing above is attributable to the reporting of recoveries due from reinsurance and the SDTF as reductions to gross reserves with $1.8 million of prepaid fees for managed care also classified as reductions to net reserves for statutory purposes.

EXCESS OF LOSS REINSURANCE

   The Company retains the first $350,000 of liability on each claim. Reinsurance contracts attach thereafter, with Allstate RE providing coverage for up to $2,000,000 and Continental Casualty Company providing coverage for up to the maximum statutory benefits. The Company has also entered into a reinsurance treaty with Allstate RE for "aggregate" reinsurance for coverage of 70% of 15% excess 75% of Earned Standard Premium subject to a $4,500,000 maximum limit. The Company has assigned any recoveries on the aggregate reinsurance treaty to Underwriters which is reimbursing all of the cost of this reinsurance to the Company (see Proportional Quota-share Reinsurance below).

   The Company pays premiums to its excess of loss reinsurers on a quarterly basis and invoices reinsurers for recoveries as claim payments in excess of the Company's retention are paid. These amounts are classified as "paid recoverables" in the Company's financial statements and amounted to $95,000, $204,000, and $30,000 for 1995, 1994, and 1993, respectively.

PROPORTIONAL QUOTA-SHARE REINSURANCE

   Effective October 1, 1995, the Fund entered into a 70% proportional quota-share reinsurance treaty with Underwriters, which was assigned to the Company effective November 30, 1995. Under the terms of the agreement, the Company cedes 70% of its net written premium to Underwriters with Underwriters assuming 70% of the Company's retained losses and loss adjustment expenses. To cover the costs of underwriting, Underwriters reimburses the Company for certain direct expenses incurred and pays the Company a ceding commission to cover other general expenses. Premium ceded for the three months ended December 31, 1995, amounted to approximately $4.5 million. Expense reimbursements and commissions amounted to $1.4 million.

   The effect of these arrangements is a transfer of 70% of the net results of underwriting operations to Underwriters, which reduces the Company's net writings reported to the Department. This allows the Company to increase its direct writings through leveraging of its capital resources (see "Liquidity and Capital Resources" in this section). Premium ceded to Underwriters creates recoverables for Underwriters' share of unpaid losses and loss adjustment expenses. As claims are paid, the Company reduces amounts remitted to Underwriters proportional to Underwriters liability. In addition, Underwriters' share of reimbursable expenses and amounts due the Company for the ceding commission are deducted from ceded premium amounts otherwise due Underwriters.

SPECIAL DISABILITIES TRUST FUND

   The SDTF of the Bureau of Workers Compensation makes assessments upon all Florida workers compensation insurers at a current rate of 4.52% of premium collected and distributes such sums among insurers whose policy holders have employed individuals with previously determined workers' compensation related disabilities, and such individuals have filed a claim. The Fund and the Company have included, as recoverables against losses and LAE, amounts submitted and to be submitted to the Bureau. The following table summarizes the history of the Fund's and the Company's recordings of SDTF recoverables.

                                       DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                           1995             1994             1993             1992
                                     --------------- ---------------  --------------- ---------------
Submissions filed with SDTF  ......     $        0        $ 13,706        $1,006,639        $ 808,631
Recoveries received through
 December 31, 1995 ................     $        0        $      0        $  422,414        $ 435,180
                                     --------------- ---------------  --------------- ---------------
 Submissions due ..................              0          13,706           584,225          373,451
Actuarially determined
 revisions(1) .....................      1,164,200         299,972          (942,625)        (619,451)
Submissions pending(2) ............         40,800         680,322         1,760,400          526,000
                                     --------------- ---------------  --------------- ---------------
STDF Recoverables .................     $1,205,000        $994,000        $1,402,000        $ 280,000
                                     =============== ===============  =============== ===============

- ----------------
(1) Includes estimated amounts receivable on claims incurred but not reported
    (IBNR).

(2) Includes processed claims not yet submitted, and identified as qualifying in process, discounted for probability of rejection, and net of contingent fees.

   The table below summarizes remaining recoverables due from reinsurers and the SDTF by loss year.

                                              DECEMBER 31,    DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                                  1995            1994             1993            1992
                                            --------------- ---------------  --------------- ---------------
Reimbursements due from and estimated
 additional recoveries from excess of loss
 reinsurers by loss year:
       1992 ..............................    $ 1,155,316       $  747,118       $  652,279       $  950,000
       1993 ..............................      1,828,000        1,013,203        1,450,000
       1994 ..............................      2,420,000          150,000
       1995 ..............................      2,766,000
Reimbursements due from and estimated
 additional recoveries from quota-share
 reinsurer
       1995 ..............................      2,420,795
Estimated recoveries from claims
 submitted and to be submitted to SDTE
       1992 ..............................        280,000          909,209          629,233          594,657
       1993 ..............................      1,402,000        1,746,233        1,540,878
       1994 ..............................        994,000        2,258,810
       1995 ..............................      1,205,000
                                            ---------------
Total reinsurance and related receivables     $14,471,111       $6,824,573       $4,272,390       $1,544,657
                                            ===============  ===============   ===============  ===============


MANAGED CARE

   In August 1994, the Fund entered into a managed care arrangement with Humana to provide medical services to injured workers whose employers were participating in the voluntary managed care arrangement. The terms of the agreement with Humana, which was assigned to the Company effective

November 30, 1995, provide for the payment of a capitated fee in exchange for which Humana covers all the medical cost associated with a claim for a period of three years after the date the claim is reported.


   The Company records amounts paid to Humana as a prepaid expense with adjustments recorded as medical services are rendered. The recorded prepaid expense at December 31, 1995 of $1.8 million equals the amount of covered medical losses recorded as unpaid and included in reserves.

   As of December 31, 1995, approximately 39% of the Company's customers were covered by the Humana managed care program. Participation in a managed care program is mandatory under Florida law effective January 1, 1997. In March, 1996, the Company complimented its managed care alternatives by entering into an agreement with Vincam/HIP to provide case management services for covered medical claims for a fee under a preferred provider arrangement. These arrangements do not transfer risk to Vincam/HIP and the Company will continue to pay the costs of covered claims. However, the arrangement does qualify as a managed care arrangement under Florida law. See "Business--Managed Care."

INVESTMENTS

   The Company follows a conservative investment strategy that emphasizes maintaining a high-quality investment portfolio and maximizing after-tax current income. Investments since the inception of the Fund have consisted solely of fixed maturity U.S. Treasury Notes, Treasury Strips, U.S. Government agency notes and mortgage backed securities and certificates of deposit, all with ratings of AA or better.

   As of December 31, 1995, total financial statement investments and cash under GAAP (pursuant to which certain assets are stated at amortized cost) increased to $16.7 million, an increase of 28% over the year ended December 31, 1994 total of S13.0 million. The 1995 amount includes $10.2 million of fixed maturity investments carried at amortized cost as held to maturity securities and $4.2 million carried at fair value as available for sale securities. The net increase in financial statement investments and cash reflects the net proceeds (total proceeds less assigned security deposits) of the Company's sale of its Series A Preferred and the sale of its Series B Preferred to Holdings, underwriting results including net premium ceded to reinsurers, and fair value adjustments on investments classified as available for sale.

   The following table reflects investment results for the three year period ended December 31, 1995.

INVESTMENT RESULTS

                                                                                                  PRE-TAX
                                                                 NET PRE-TAX                    REALIZED NET
                                                  AVERAGE        INVESTMENT      EFFECTIVE     CAPITAL GAINS
                                               INVESTMENTS(1)     INCOME(2)       YIELD(3)        (LOSSES)
                                              ---------------  --------------   ------------  ----------------
THE COMPANY
One-month period ended December 31, 1995  ..    $15,316,161       $ 73,455          5.8%          $   (404)
THE FUND
Eleven-month period ended November 30, 1995     $13,456,000       $772,424          6.3%          $115,000
Year ended
 December 31, 1994 .........................    $11,772,000       $605,000          5.2%          $(31,000)
 December 31, 1993 .........................    $ 7,270,000       $284,000          3.9%          $  2,000

- ----------------
(1) Simple average of beginning-of-period and end-of-period financial statement investments and cash for applicable periods.

(2) After investment expenses, excluding net realized capital gains (losses).

(3) Net pre-tax investment income for the period divided by average investments for the same period. In calculating effective yield, the net pre-tax investment income for the eleven-month period ended November 30, 1995, and for the one-month period ended December 31, 1995, has been annualized.

   The increase in effective yield for 1995 and 1994 was primarily due to higher yielding securities in the Company's investment portfolio, which included purchases of U.S. Government agency bonds and mortgage backed securities in 1994, pursuant to a planned restructuring of the portfolio brought about by the changes in rules of the Department of Insurance governing allowed investments which became effective July 1, 1994.

   The average maturity of all investments is approximately 3.5 years. The Company continues to seek opportunities to enhance investment yield through a conservative, primarily fixed maturity investment strategy. Its current investment strategy does not contemplate material investments in non-investment grade securities, real estate, commercial mortgages, or equity securities.

   More information concerning the Company's investments is contained in Note 2 to the Company's financial statements included in this Prospectus.

LIQUIDITY AND CAPITAL RESOURCES

   Liquidity refers to the Company's ability to generate sufficient cash flows to meet the short-and long-term cash requirements of business operations. The short-term cash needs of underwriting primarily consist of funding insurance loss and loss adjustment expense payments and day-to-day operating expenses. Those needs are met through cash receipts from operations, which consist primarily of insurance premiums collected and investment income. The Company's investment portfolio is also a source of liquidity, in the form of readily marketable fixed maturities and short-term investments. Underwriting's net positive cash flows from operations are used to build the investment portfolio and thereby increase future investment income.

   As security for an insured's contractual premium obligation, the Company usually requires that each insured pay an advanced deposit premium, generally equal to 20% of the insureds estimated annual premium. The annual premium is invoiced by the Company over a period of 12 months. Under these typical arrangements, the Company does not extend credit to any insured for premium which has been earned by the Company, and, in the event an insured is past due in installment payments, the underlying policy can be canceled for non-payment prior to the Company incurring bad debt losses on premium earned but not collected. The advanced deposit premiums provide an additional source of liquidity to operations and such funds are also used to build the Company's investment portfolio.

   Because of the nature of an insurance company's underwriting operations, where premiums are generally collected and invested before related losses are paid, liquidity requirements are customarily funded by operational cash flows. Cash flows from the combined operations of the Fund and the Company for 1995 totaled a negative $1,527,000, compared with the Fund's operating cash flows of $1,064,000 in 1994 and $7,667,000 in 1993. Operating cash flows for 1996 are expected to be negative because of the Company's quota-share arrangements with Underwriters (see "Results of Operations" above) and the reduction in annualized premium discussed under "Prospective Financial Information". The payment of claims on reserves assumed by the Company from the Fund will require the liquidation of investments held for this purpose. It is anticipated that such liquidations (and maturities) will exceed investment purchases funded by cash flows from the Company's retained underwriting operations.

   Invested assets and cash as of December 31, 1995 amounted to $16.7 million with approximately $3.9 million of such amount consisting of investments with maturities of less than one year or cash. The reduction in annualized writings and the impact of quota-share arrangements and the related negative operating cash flows may require liquidations of investments in advance of their fixed maturities.

   The Company's capital resources represent funds deployed or available to be deployed to support business operations and consist of common and preferred shareholders' equity. The table below summarizes the Company's GAAP capitalization as of December 31, 1995 compared to the Fund's GAAP surplus as of the end of the two previous years.

                                                            DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                                                1995            1994             1993
                                                          ---------------  --------------   ---------------
THE COMPANY
Common shareholders' equity:
 Common Stock, 102,501 shares issued, $1 par value  ....     $  102,501      $  102,501        $     -0-
 Retained earnings (deficit) ...........................        (21,880)        (10,245)             -0-
                                                          --------------- --------------  ---------------
   Total common shareholders' equity ...................         80,621          92,256              -0-
                                                          --------------- --------------  ---------------
Preferred Stock, Series A:
 Preferred shares, 221,805 shares issued, $1 par value          221,805             -0-              -0-
 Additional paid-in capital, preferred stock  ..........      1,996,245             -0-              -0-
                                                          --------------- --------------  ---------------
   Total Preferred Stock, Series A .....................      2,218,050             -0-              -0-
                                                          --------------- --------------  ---------------
Preferred Stock, Series B:
Preferred shares, 3,200,000 shares issued, $1 par value       3,200,000             -0-              -0-
                                                          --------------- --------------  ---------------
   Total Preferred Stock, Series B .....................      3,200,000             -0-              -0-
                                                          --------------- --------------  ---------------
   Total capitalization ................................     $5,498,671      $   92,256        $     -0-
                                                          --------------- --------------  ---------------
THE FUND(1)
Undistributed surplus ..................................     $      -0-     $1,074,550        $(353,962)
                                                          --------------- --------------  ---------------
   Total capitalization ................................     $      -0-     $1,074,550        $(353,962)

- ----------------
(1) The Fund's GAAP surplus as of November 30, 1995, the effective date of the loss portfolio transfer, was $835,000. The Company has deferred the recognition of any gain on the transaction to later periods as the loss reserves of the Fund are reduced through claim payments.

   The Company's Series A Preferred was sold to former members of the Fund and sales agents and vendors. The Series B Preferred was sold to Holdings which also owns all of the Company's common stock. The Company's capital is regulated by the Department of Insurance with certain minimum levels of capital required depending upon net writings of the Company. For purposes of these calculations, capital (surplus as to policy holders) is calculated under "SAP" which, generally, reduces capital to liquidation amounts.

   The insurance code of Florida requires a stock insurance carrier to maintain capital of no less than $4 million. In addition, companies writing worker's compensation insurance cannot have annualized net writings in excess of 3.2 times their statutory surplus, calculated and reviewed on a quarterly basis. As of December 31, 1995, the Company's statutory surplus was $4.7 million which will support net writings of $15 million under this formula. As of that same date, the Company's annualized net writings (which gives effect to the proportional quota-share arrangements with Underwriters) was approximately $6.7 million. The difference between these two figures represents additional net writing capacity for the Company without a requirement for additional capitalization. The Company's business plan (see "Prospective Financial Information") contemplates the continuing sale of capital stock to insureds, agents and vendors to provide a cushion to surplus and to facilitate its growth in writings.

   All of the Company's Common Stock and the Series B Preferred is owned by Holdings. Holdings has pledged all of its stock in the Company, among other things, as collateral for a loan from Underwriters, the proceeds of which were used by Holdings to purchase the Company's Series B Preferred. The Company has entered into the Management Agreement with Holdings wherein Holdings shall be responsible for managing the day to day operations of the Company, including, but not limited to, marketing, loss control, safety engineering and continuing service, billing and premium collection, claims administration, maintenance of books and records, and underwriting. The fees payable by the Company to Holdings pursuant to the Management Agreement are currently 14.1% of written premium, of which Holdings has committed to pay Underwriters 16.32% of the fees (the equivalent of 2.3% of written premium) toward debt service. At the current level of writings, this would retire Holdings' indebtedness in 10 years. The note is otherwise due on September 30, 2000.

   In connection with these financing arrangements, the Company and Holdings have provided these and additional covenants and entered into other agreements with Underwriters and the Department of Insurance. The nature of these arrangements, their possible effects upon the Company, and management's opinion related thereto are summarized below.

                     DESCRIPTION                                  POSSIBLE EFFECTS UPON THE COMPANY
- ----------------------------------------------------- ------------------------------------------------------
Holdings has pledged all of the Company's common       If Holdings defaults on the loan, and fails to cure
stock and Series B Preferred as collateral for the     the default, then Underwriters would own and control
Underwriters loan.                                     the operations of the Company.

                                                       The Company expects to continue to offer for sale its
Holdings and the Company have agreed not to declare    capital stock in order to expand its premium writing
or pay any dividends on any class of stock without     capacity. The inability to pay a dividend, even
the approval of Underwriters for so long as Holdings   though dividends accumulate, may nevertheless
is indebted to Underwriters.                           adversely affect these plans.

As a condition to the acquisition of the Fund's        The Department of Insurance's determination of the
assets, the Company has agreed to not pay a dividend   Company's capacity to pay a dividend may be biased in
on any class of stock without the written approval     favor of policyholders, with a possible further
of the Department of Insurance for a period of five    adverse effect upon the Company's continuing sale of
years.                                                 its preferred stock.

The Company has agreed to not pay any form of          The Company's continued retention of former Fund
premium refund to the Fund's former insureds without   insureds as customers of the Company may be
the approval of the Department of Insurance.           jeopardized if refunds are not paid.

The Company has entered into a 70% proportional        The quota-share arrangements serve to reduce the
quota share reinsurance contract with Underwriters     Company's required capital thus increasing the
and has granted Underwriters a continuing interest     Company's writing capacity. However, underwriting and
in such arrangements for so long as Holding's debt     investment incomes related to ceded premium are
is unpaid.                                             eliminated.

Holdings has granted Underwriters options to           Even though the loan by Underwriters to Holdings may
purchase the equivalent of up to a 49% interest in     be paid, Underwriters may still exercise significant
Holdings common stock, dependent upon the final        influence over operations of the Company in the
payment date of Underwriters' loan.                    future.

Holdings and the Company have agreed to use the        Opportunities for expansion in writing capacity or
proceeds of any sale of securities or financing        acquisitions of other business could be adversely
(other than the sale of Series A Preferred) to         affected in favor of this requirement.
retire Holdings indebtedness to Underwriters.

   Management of the Company and Holdings considers the relationship with Underwriters a mutually beneficial alliance. Through its loan to Holdings, Underwriters provided the financing necessary to complete the capitalization of the Company; and, through the quota-share arrangements, Underwriters assisted the Company in reducing the amount of required initial capital. Underwriters is a major reinsurer with $458 million of surplus and an AM Best rating of A+. Management is of the opinion that its alignment with Underwriters is significant to the Company and its plans for the future.

   The quota-share arrangements with Underwriters are a necessary feature in the Company's business plan with a continuing need for such arrangements forecasted in the Company's five year financial plan. In order for the Company to write new business, the Company must satisfy the writing ratio requirements of the Florida Insurance Code. The quota-share arrangement with Underwriters facilitates growth in the Company by maintaining these ratios above statutory minimums.


   The Company considers its relationship with the Department of Insurance to be good. In January of 1996, the Company was advised by the Department of Insurance that its audit of the Fund's financial statements covering the three year period ended December 31, 1994 resulted in no changes. The Department has worked with the Company's management since inception of the Company's business plan, providing interpretations of rules relating to capitalization and operations. Management understands that the Department of Insurance has recognized the potential for adverse development of the Fund's loss reserves (assumed by the Company) and, therefore, has restricted the Company's payment of premium refunds (if any such refunds may be payable and approved) pending an ultimate accounting of the actual losses sustained by the Fund. Management considers these restrictions to be reasonable and in the best interests of policyholders.


   Management considers the Company's indemnification of the former members of the Fund (who transferred coverage to the Company) against assessment for possible deficiencies in losses to be significant to the Fund's former members and that such indemnification will mitigate the consequences of the required delay in the payment of any refunds.

   The Company's Series A Preferred accumulates dividends at a rate of 6% of stated value. Any dividends not paid at each semi-annual payment date are accrued. The Company cannot pay a dividend on its Common Stock until all accrued dividends on the Series A Preferred are paid in full. If the underwriting operations of the Company are profitable, excess earnings may accumulate sufficient to pay dividends, including a dividend on the Common Stock. Inasmuch as any dividends paid on the common stock must be used to retire any then remaining indebtedness by Holdings to Underwriters, management is of the opinion that Underwriters would approve such payments.


QUARTER ENDED MARCH 31, 1996 COMPARED TO MARCH 31, 1995

RESULTS OF OPERATIONS

   The Company is reporting income before taxes for the first quarter of 1996 of $118,000 based on premium volume of $6.9 million. Annualized premium as of March 31, 1996 amounts to approximately $27.7 million or a slight reduction from the calendar year 1995 amount of $27.9 million. Certain insureds elected not to renew their coverage with the Company effective January 1, 1996, which management perceived as being the result of increased competition generated by favorable 1993 legislative changes and also the late date in 1995 that the Company completed its plan to announce the availability of non-assessable insurance coverage. Since March 31, 1996, the Company has written new business which has resulted in a restoration to 1995 writing levels. Adjustments to premium pricing and availability factors have resulted in a greater portion of submissions being accepted by potential customers. Although writings have been restored to 1995 levels, the adjustments to budgeted expenditures made by management in response to the reduction of January 1, 1996 renewals remain in place, to be modified only to the extent required by increasing premium volume.

   As a result of the full absorption of the Company's 70% quota-share arrangements, earned premiums ceded for reinsurance (including excess loss re-insurance) amounts to 72% of earned premium. Loss and operating expense ratios are affected somewhat by the ceding of premium in comparision to 1995's first quarter ratios during which no quota-share treaty was in effect.

   For the first quarter of 1996, the loss and loss expense ratio is 71.3% and the expense ratio is 43.8% or a combined ratio of 115.1%. The investment ratio (interest and investment earnings divided by net earned premium) amounted to 12.8% for the first quarter resulting in an overall operating ratio of 102.3%. Included within the statement of operations is recognition of deferred gain on the loss portfolio transfer transaction between the Company and the Fund of approximately $163,000. Without the recognition of this gain, the Company would have recorded an operating loss before income taxes of approximately $45,000.

   For the three months ended March 31, 1995, the Fund reported earned premium of approximately $6.6 million and income before taxes of approximately $16,000 in its unaudited financial statements. The Fund was not a party to any quota-share reinsurance treaty during that period nor was any management agreement in effect as is the case with the Company for the first quarter of 1996. Policy acquisition and other underwriting expenses for the Company for the first quarter include approximately $144,000 of amounts paid to Holdings which was utilized by Holdings for debt service on its loan from Underwriters.

LIQUIDITY AND CAPITAL RESOURCES

   Cash flows from operating activities for the first quarter were a negative $1.4 million, resulting from the Company's quota-share arrangements with Underwriters. Such negative cash flows from operations were offset from proceeds from investment maturities and other investment activities realizing cash flows of approximately $1.6 million and from proceeds from the issuance of additional Series A Preferred of approximately $300,000 resulting in an overall increase in cash and cash equivalents for the three months ended March 31, 1996 of $476,000. Invested assets decreased from $14.4 million at the end of 1995 to $12.5 million as of March 31, 1996. Negative cash flows from operations are expected to continue throughout 1996 as funding of the quota-share recoverables continues by virtue of the transfer of premium to the quota-share reinsurer pursuant to the quota-share treaty. As claims are settled and paid in the future, management anticipates that such negative flows will eventually reverse or stabilize as reimbursements due from the reinsurer for claims paid and other reimbursements for operating expenses equal or exceed premiums due pursuant to the treaty.

   On a statutory basis, the Company had statutory surplus of approximately $4.8 million as of the quarter ended March 31, 1996. The difference between the Company's stockholders' equity calculated under GAAP at March 31, 1996 of approximately $5.9 million and the statutory surplus of approximately $4.8 million is composed of deferred costs and expenses of approximately $1.7 million not recognized for statutory purposes and the deferred gain on the loss portfolio transfer transaction of approximately $600,000 which is recognizable for statutory purposes but which has been deferred for GAAP. The net difference of these adjustments is $1.1 million.

   Also on a statutory basis, the Company is reporting statutory net income of $21,500 for the quarter ended March 31, 1996. Based upon the Company's current writings, required statutory surplus is the minimum of $4 million, pursuant to Florida's Insurance Code.

OTHER FINANCIAL STATISTICS

   During the quarter ended March 31, 1996, the Company made no revisions to its estimates for ultimate loss and for recoveries from reinsurance as appears in management's discussion and analysis of the annual results of operations through December 31, 1995. Losses recorded for the first quarter of 1996 have been based upon the Company's (and the Fund's) cumulative, historical loss ratio which will be reviewed and evaluated by the Company's independent actuaries at the end of 1996. There have been no unusual losses, loss portfolio transfers, or changes to usual reserving practices made during the first quarter. Accordingly, the tabular analyses appearing in the previous sections of this discussion would not be materially different at March 31, 1996.

   The Company's investment results for the first quarter of 1996 include interest earnings of approximately $248,000 on average investments of approximately $13.5 million for an effective, annualized yield of approximately 7.3%. This compares favorably to the effective yield on investments for all of 1995 of approximately 6.2%. The Company did not change any aspect of its investment mix during the first quarter of 1996 but has increased its position in cash and cash equivalents by approximately $500,000 to $2.7 million in anticipation of continuing negative operating cash flows. As discussed in Note 9 to the Company's financial statements as of December 31, 1995, premiums receivable as of that date and as of March 31, 1996 included approximately $1.9 million due from the Fund in connection with the loss portfolio transaction. Of this amount, approximately $1.7 million was received by the Company in April 1996 as a result of the receipt by the Fund of a portion of its expected income tax refund. The balance of amounts due are expected to be received during the quarter ending June 30, 1996.

                                   BUSINESS

BACKGROUND

   In a November 1993 Special Session of the Florida Legislature, certain changes were instituted that required management of the Fund to reevaluate the workers compensation regulatory landscape. The Legislature provided for the establishment of a Self Insurance Fund Guarantee Association. This new guarantee association exposed the assets of self insurance funds to assessments to support other financially impaired self insurance funds. Guarantee fund assessments could potentially diminish surplus funds otherwise intended for the purpose of dividends to members of self insurance funds. Another legislative change was the creation of a joint underwriting association (the "JUA") for workers compensation. Although stock insurance companies are subject to assessment by the Florida Insurance Guaranty Association to support financially impaired insurance companies, they are no longer required to subsidize the assigned risk pool. The Company believes that the failure rate and the likelihood of assessment is lower for stock insurance companies than self insurance funds due to greater regulation of capital, surplus and premium volume. In addition, under Florida statutes any such assessments are limited in any one year to no more than two percent of direct written premium. Further, according to the authors of the relevant legislation, the substantive impact of other legislative reforms instituted include significant cost savings to the system and a return to the system's original design of establishing a self-executing, return-to-work system.

   The Company is a property and casualty insurance company specializing in the underwriting of workers' compensation insurance policies. The Company was organized on May 13, 1994 and commenced operations in December 1995. As of May 1, 1996, the Company had approximately 1,200 policyholders and $27.5 million in annual written premium. The Fund was a certified assessable workers' compensation group self-insurance fund that began operations in late 1991. On November 30, 1995, the Fund had approximately $28 million in annual written premium and approximately 1,300 members.

   The Company is regulated by the Florida Department of Insurance and is subject to laws and related rules of the Florida Insurance Code (the "Insurance Code"). In a transaction approved by the Department of Insurance and effective as of November 30, 1995, the Company assumed the insurance related assets and liabilities of the Fund by virtue of a loss portfolio reinsurance treaty. As a condition precedent to the issuance of the Company's Certificate of Authority and the approval of the loss portfolio reinsurance treaty with the Fund, the Company was required to have initial minimum capital of $5.3 million. The Company satisfied this condition through (1) the sale of 221,805 shares of its Series A Preferred at a price of $10.00 per share to members of the Fund and to Fund agents and vendors and (2) the sale of 3,200,000 shares of its Series B Preferred at a price of $1.00 per share to Holdings. Holdings obtained the funds for the purchase of the Series B Preferred by entering into a term loan agreement with Underwriters. See "Principal Shareholders--Investment by Holdings and Underwriters Loan."

   Only those members of the Fund who elected to be insured by the Company were retained by the Company. The Company did not assume any contingent assessment liabilities for members who left the Fund or who choose not to be insured by the Company. As of March 31, 1996, former members of the Fund representing approximately $23.5 million of premium have renewed their insurance coverage with the Company. The Fund will maintain its legal existence until such time as the Florida Department of Insurance permits otherwise; however, the Fund no longer offers workers' compensation insurance coverage.

   The transactions and arrangements described above were contemplated by the Company in its long-term business plan with the primary objective of offering non-assessable policies of insurance to members of the Fund and to the general public. Employers insuring their workers compensation risks with the Fund were assessable for any losses and related expenses not ultimately paid by the Fund. Such assessability created a contingent liability to the employers, which management of the Fund considered detrimental to the continuing growth of the business. As a part of the loss portfolio reinsurance transaction with the Fund, the Company has indemnified the members of the Fund who elected to be insured by the Company against such assessments. Policies of insurance written by the Company, including renewals of coverage to former members of the Fund are non-assessable, and will allow the Company to compete within the conventional market for workers compensation insurance. Under the terms of the loss portfolio transfer reinsurance treaty, the premium paid by the Fund to the Company consisted of all of the net assets of the Fund (assets less liabilities, excluding loss reserves) in exchange for the assumption, by the Company, of the Fund's unpaid claims liabilities (loss reserves). The total consideration paid by the Fund amounted to $15.3 million on a GAAP basis, and $14.0 million on a statutory basis. Unpaid claims liabilities assumed by the Company amounted to $14.4 million, on both a GAAP and statutory basis.


   The Company is pursuing its goal of providing superior service with the use of managed care plans, loss control analysis, aggressive claims adjusting and premium credits, among other things. The Company believes that insureds benefit from managed care through premium discounts and more effective monitoring of claims and services. Cost savings are being offered to insureds through allowed premium credits for a drug-free workplace and retrospective rating plans based on claims experience in the prior year. Further, loss control engineers are working with insureds to decrease the incidence of injury in the workplace and claims adjusters are seeking efficient and effective settlements of claims for those who are injured. In addition, the Company believes that its focus on a single, specialized area of insurance coverage increases its effectiveness, efficiency and service to its insureds.


STRATEGY

   The Company is marketing its products to the general public through Florida's independent agent network as an insurance company specializing in workers' compensation. It is the goal of the Company to provide superior service and minimize the cost of workers' compensation insurance for its insureds. This focus on a single line of business is expected to give the Company the opportunity to position itself as a focused company in a service-intensive line of insurance.

   As of May 1, 1996, there are approximately 167 agencies representing the Company throughout the state of Florida, spanning from Key West to Pensacola. The Company seeks to increase the number of agencies by which it is represented to at least 175 by the end of 1996. Prospective new agencies are being contacted by a marketing representative of the Company who completes a profile for such agency. The Vice President, Marketing, reviews the profiles for all agencies in a geographic area in which the Company desires additional representation. No agency is accepted by the Company unless it has errors and omissions insurance coverage and a valid State of Florida insurance agent's license. All agencies are required to commit to the Company for a certain minimum volume of new business.

   The Company is committed to assisting its agents by, among other things, providing current information, advertising, public relations, competitive commission structures, responsive account underwriting, careful management of claims and training seminars. All agents operate as independent contractors and are required to execute an agency agreement with the Company.

   The Company's primary marketing strategy is to preserve existing business relationships and establish new relationships with agents, thus creating a network of high-quality, high-volume producers for the Company. The Company employs field marketing representatives, all of whom are experienced in workers' compensation insurance and marketing. The Company anticipates adding additional marketing personnel if needed to balance the Company's growth. The Company also employs loss control personnel who work in the field to help control and prevent losses, suggest and sometimes require safety improvements and assist claims adjusters.

PRODUCTS

   Policies of workers' compensation insurance protect the insured against the costs of medical care, rehabilitation and wage loss for workers who are injured in the course of their employment duties. The

Company offers a number of workers' compensation insurance products. Standard coverage, which includes employer's liability, typically offers the following discounts: (i) stock premium volume discount of .1% to 14.4%; (ii) drug free workplace credits of 5%; (iii) managed care discounts of up to 10%; and (iv) Florida Construction Classification Premium Adjustment Program ("FCCPAP") credits of 1% to 25%.

   The Company also offers various loss sensitive, sliding scale and retrospectively rated programs for the larger insureds who qualify. These programs allow for a return of premium based on paid or incurred claims and the ratio of these claims to earned premium. These particular products are typically restricted to insureds generating certain levels of standard premium annually.

MANAGEMENT AGREEMENT

   The Company has entered into the Management Agreement with Holdings pursuant to which Holdings is responsible for the day to day operations of the Company, including, but not limited to, marketing, loss control, safety engineering and continuing service, billing and premium collection, claims administration, books and records and underwriting. The Management Agreement has an initial term of five years and provides for the payment by the Company to Holdings of fees equal to 14.1% of gross written premiums up to $50 million, less allowed discounts, collected by the Company. Fees paid for gross written premiums in excess of $50 million are paid according to gross written premium levels and range from 14.5% to 13.1% of gross written premium. The Management Agreement was reviewed and approved by the Department of Insurance, which regulates and oversees transactions between the Company and Holdings. In addition to paying for such day to day operations of the Company, approximately 16% of the fees received by Holdings under the Management Agreement will be used to repay the loan from Underwriters. Holdings has pledged its rights under the Management Agreement to Underwriters as additional collateral for the loan. See "Prospectus Summary--Investment by Holdings and Underwriters Loan and "Principal Shareholders--Investment by Holdings and Underwriters Loan."

SALES AND MARKETING

   The Company's sales are conducted by approximately 167 sales agencies. The agencies each have a non-exclusive contract with the Company for the brokerage of the Company's products and are compensated monthly with commissions for premiums written. Each agency is required to commit to a minimum of $250,000 in annualized premium production for the first year. Agents are encouraged to direct their marketing efforts on accounts between $25,000 and $250,000 in annual premium, although the Company does write accounts starting from $1,500 in annual premiums. The Company has special programs for accounts in excess of $250,000 but is selective in its underwriting standards with regard to coverage. The marketing department manages the commission structure and may, depending on production levels, arrange special commission agreements with certain agents. The Company also conducts a sales incentive contest periodically for the benefit of its agents to provide greater incentive for increased sales production. Periodic production reviews of each agency will be conducted to determine whether the Company should continue the relationship with the agency or replace the agency.

   The Company's marketing efforts are managed by the Vice President, Marketing and Field Marketing Representatives. Each of the Company's marketing executives are experienced in workers' compensation insurance and marketing. The marketing executives are expected to call on their agencies approximately once every six weeks and will assist agents on their sales calls, hold agency seminars and conduct normal company business. Loss control seminars for insureds and agents are conducted periodically, the primary focus of which is determined by loss control and claims experts and will be directed by the needs of the Company's insureds.

MANAGED CARE

   In the November 1993 Special Session of the Florida Legislature, an amendment to Chapter 440 was adopted which created Section 440.134-Workers' Compensation Managed Care Arrangement. The essence of this legislation contemplates that an insurer in Florida may transfer a portion of the medical risk assumed by that insurer under a policy of workers' compensation insurance by virtue of a "capitated" contract to a health care provider, a health care facility, a health maintenance organization ("HMO"), a health insurer, or such similar arrangement with a preferred provider organization ("PPO"). This arrangement contemplates that injured workers of a covered employer will have their injuries treated and receive medical care by virtue of a network of providers, such as an HMO or PPO. The goal is to provide more professional, efficient and cost-effective administration of health care to injured employees.

   The Fund entered into an agreement in 1994 with Humana to provide a managed care arrangement on behalf of the Fund. The agreement was assigned to the Company and contemplates that the Company transfers to Humana the risk of providing medical services to injured workers on the basis of a three year contract which is renewable at the option of both parties. The agreement further contemplates that Humana provides these services for a premium determined by actuarial calculations discounted based upon the time value of money. Humana is expected to have networks in place in substantially all of the populated areas of the State of Florida. A policyholder of the Company may voluntarily participate in the managed care program and direct its injured employees to a provider of medical services within the Humana network. The Company remains the primary insurer, although Humana applies its managed care experience to the management of the medical component of the Company's claims. A policyholder choosing to participate in the managed care arrangement is able to receive up to a 10% premium discount. The amount of the premium discount is subject to approval by the Company and the Department of Insurance annually.

   In addition, in March 1996, the Company entered into a managed care arrangement with Vincam/ HIP. Vincam/HIP offers a PPO network arrangement. In response to some market resistance by potential policyholders to an HMO provider, the Company sought this additional arrangement to provide policyholders with an alternative to the HMO arrangement. The Vincam/HIP agreement does not contemplate a "capitated" contract but is a fee for services arrangement. Vincam/HIP has been approved to offer managed care services in all 67 counties of Florida. The discount application has been approved by the Department of Insurance effective April 1, 1996.

   The Company believes that its ability to offer managed care programs to its insureds creates a competitive advantage for the Company over other insurers who are not offering similar programs.

UNDERWRITING

   The Company utilizes a network of independent insurance agents to solicit workers' compensation coverage for prospective insureds. The agent submits the insured's application to the Company for consideration to provide workers' compensation coverage and employer's liability. The Company employs various experienced and qualified underwriters to review these submissions to determine proper classifications, rule compliance, and overall acceptability. The financial solvency of the proposed insured may be examined depending upon the nature and size of the risk. The underwriting department of the Company either quotes coverage to the agent or refers the application to higher management for approval. In a significant number of submissions, the underwriting department requests the Company's loss control and safety engineering representatives to visit on-site with the prospective insured to evaluate the risk and ascertain their ability to comply with the Company's established safety and claims procedure guidelines. This evaluation determines if the applicant falls within the Company's pre-established underwriting guidelines. In the event that management requires additional information in order to determine if the risk should be accepted, management may refer the application to the underwriting executive committee. The underwriting executive committee is composed of department heads, including claims services. The committee seeks to reach a consensus on acceptability and premium pricing of the individual risk submitted for consideration. If the underwriting executive committee is unable to reach a consensus as to a particular risk, the application for coverage is submitted to the Board of Directors, whose decision is final. Underwriting standards are strictly enforced to avoid adverse loss experiences. For the year ended December 31, 1995, the Fund and the Company received a total of 1,995 new applications with premium of $77.5 million. Of such applications, 513 were bound for a total premium of $9.4 million.

   Once an application is approved for coverage, a quote is issued by the Company. If the quote is accepted by the proposed insured, the underwriting department binds coverage conditional upon receipt of Company requirements and a signed application for coverage by the insured. Periodically, the underwriting department reviews the insured's loss history to determine the continued acceptability of the risk. Additionally, each policy is evaluated annually for continued acceptability of the coverage or for competitive pricing review.

   During the period that the policy is in force, the loss control representative, or safety engineer periodically visits with the insured to inspect its operations and provide assistance with its employees' safety efforts. Such visits are aimed at reducing claims costs and frequency of injury. The underwriting department is updated periodically with the results of these loss control visits. Failure of the insured to comply with safety recommendations or factors that otherwise cause the insured to become an undesirable risk may cause the Company to cancel the coverage.

   The Company has retained the services of Milliman & Robertson, Inc., a qualified actuarial firm with offices in Minneapolis, Minnesota. One of the services rendered by the actuarial firm is to provide the Company's management with annual results of the Company's underwriting operations. The actuaries evaluate claims and classes of business, as well as earned insurance premiums, to determine ultimate claims expense for each year. The actuary report contains a range which assists management in determining the Company's loss ratio for the year and ultimately the overall underwriting profit or loss for the year.

LOSS CONTROL

   The Company's loss control efforts are managed by the Vice President of Loss Control and performed by Loss Control Field Counselors employed by the Company. The Loss Control Field Counselors are safety professionals and work directly with the insured to develop safe workplaces and reduce the expenses resulting from work related injuries. The Loss Control Department also acts as an arm of the Underwriting Department. The Underwriting Department requests a Loss Control Evaluation on prospective members who have marginal loss history or come from industries of higher than normal loss problems. The Loss Control Department is also expected to alert the Underwriting Department when an insured undergoes a major change in the nature of its operations.

REINSURANCE

   Through ceded reinsurance, other insurers and reinsurers agree to share certain risks that the Company has underwritten. The purpose of reinsurance is to limit the Company's maximum net loss arising from large risks or catastrophes. Reinsurance also serves to increase the direct writing capacity of the Company which may otherwise be restricted by regulatory rules which limit writings to a multiple of statutory surplus.

   The Company strives to achieve the following objectives with respect to ceded reinsurance:

   /bullet/ Protect its assets from large individual risk and occurrence losses by purchasing reinsurance from financially secure reinsurance companies at a reasonable cost.

   /bullet/ Provide underwriting operations with the capacity necessary to write large limits on accounts by purchasing reinsurance from financially secure reinsurance companies at a reasonable cost.

   /bullet/ Provide the Company the opportunity for growth in total writings by purchasing proportional quota share reinsurance from financially secure reinsurance companies under reasonable terms, such that the Company's ratio of net written premium to surplus is below regulatory maximums.

   The collectibility of reinsurance is subject to the solvency of reinsurers. Neither the Company nor the Fund has had any uncollected reinsurance recoverables since their respective dates of inception. However, there can be no assurance that all reinsurance recoverables will be collected in the future.

   The Company retains the first $350,000 of liability on each claim. Reinsurance contracts attach thereafter, with Allstate RE providing coverage for up to $2,000,000 and Continental Casualty Company providing coverage for up to the maximum statutory benefits.

   Commencing January 1, 1996, the Company entered into a reinsurance treaty with Allstate RE for "aggregate" reinsurance for coverage of up to 70% of 15% excess 75% of earned standard premium subject to a $4,500,000 maximum limit. This aggregate cover was a condition precedent to the Underwriters' loan. The proceeds of the aggregate cover (if any) has been assigned to Underwriters' and Underwriters' reimburses the Company for 100% of the premium due for the aggregate cover.

   The Company pays premiums to its reinsurers on a quarterly basis and expects to continue such coverage with these reinsurance companies. The Company expects to also enter proportional reinsurance treaties or loss portfolio transfers, or a combination of both, as premium growth and reserves may require. Effective October 1, 1995, the Fund entered into a 70% proportional quota-share agreement with Underwriters, which agreement was assigned to the Company simultaneous with the loss portfolio transfer.

   The Company has also entered into an agreement with Humana which transfers the risk of providing medical services to injured workers on the basis of a three year contract in exchange for a prepaid premium. Amounts recoverable from Humana (medical services yet to be rendered) are secured by an irrevocable letter of credit issued in favor of the Company. See
"Business--Managed Care."

CLAIMS MANAGEMENT

   Claims administration, management and adjusting is administered on behalf of the Company by Claims Capabilities, Inc., whose principal headquarters are in Orlando, Florida. Claims Capabilities Inc. was formed in 1989 by a group of experienced workers' compensation insurance claims professionals. Claims Capabilities, Inc. currently handles claims for three insurers in Florida, including the Company, representing over $45,000,000 of workers' compensation premium, and processes over 5,500 claims annually. Claims Capabilities, Inc. has developed state-wide claims representation with field adjusters located in all populated regions in the state of Florida. Its expertise lies in handling of claims, employee/ employer incentives for early return to work and the recovery of monies on behalf of the insurers from the Florida Special Disability Fund and third party subrogation claims. Clients serviced by Claims Capabilities, Inc. have experienced more special disability fund recoveries than from any other individual or organization within the State of Florida. Claims Capabilities Inc. employs various key individuals with many years of workers' compensation claims handling experience. Claims Capabilities Inc. administers claims for the Company under a five year contract with fees for services negotiated annually.

COMPETITION

   As a provider of workers' compensation insurance, the Company operates within the property and casualty insurance industry. This industry is highly competitive on a regional and national level. The principal competitive factors in offering workers' compensation insurance are the types and amounts of coverage, price, service, name recognition and financial strength. The Company competes with large, well-established insurance companies doing business in the Florida workers' compensation insurance market, including ITT Hartford, CNA, Riscorp, FCCI and Liberty Mutual. Such competitors generally have greater financial resources, larger agency networks and greater name recognition than the Company. Larger carriers, however, tend to focus on larger risks than those targeted by the Company and spread their resources over a broader range of products. In addition, the Company competes with other specialty insurers in its field.

   The Company believes that its focus on one distinct line of insurance creates an ability to service its customers in an efficient manner, and allows the Company to continue to compete in the workers' compensation market, as the Fund has in prior years. In addition, the Company believes that its management is well-known to the independent agency network and is recognized by such network for possessing the knowledge and experience of the larger competitors. The Company anticipates that the property and casualty insurance industry will continue to be highly competitive as providers look to introduce new and innovative products to the market.

GOVERNMENT REGULATION

   The principal regulations governing the Company are Florida laws and regulations of the Florida Department of Insurance. As of the date of this Prospectus, the Company expects to do business only in the State of Florida. However, should the Company decide to do business in other states at some time in the future, the Company also is subject to regulation of those states. Laws and regulations govern significant aspects of the Company's business, including, but not limited to, licensing, reserve adequacy, solvency, premium rates and changes in control. Generally, such laws and regulations are designed and administered to protect the interests of policyholders rather than an insurance company's shareholders. There can be no assurance that these laws would not adversely affect the ability of the Company to earn a profit on its underwriting operations.

   As a provider of workers' compensation insurance, the Company is affected by workers' compensation laws governing such insurance in Florida. The Company may be required by the appropriate State of Florida agency, under solvency or guaranty laws, to pay assessments for policyholder losses or liabilities of other Florida insurance companies if they become insolvent. These assessments may be deferred or forgiven if they would threaten the Company's financial strength and, in certain instances, may be offset against future premium taxes. The Company cannot determine the likelihood or amount of any future assessments, and such assessments are beyond the control of the Company and its management. The Company is not subject to assessments by the Self-Insurance Fund Guaranty Association.

   A number of states have proposed workers' compensation reform initiatives. Such initiatives, if adopted in the state of Florida, or another state in which the Company operates in the future, could have an affect on the financial condition or results of operations of the Company. The Company does not expect, however, to begin doing business in any state if management believes that its regulatory environment is not conducive to the operations of the Company.


RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES


   When claims are made by or against policyholders, any amounts that the Company pays or expects to pay to the claimant are referred to as losses. The costs of investigating, resolving and processing these claims are referred to as loss adjustment expenses ("LAE"). Reserves are established that reflect the estimated unpaid total cost of these two items. The reserves for unpaid losses and LAE cover claims that have already been reported but not yet settled, and those that have been incurred but not yet reported. Loss reserves are established on an undiscounted basis, and are reduced for deductibles recoverable from customers and estimates of salvage and subrogation and recoveries from reinsurers. Provisions for increased costs due to inflation are implicit in the reserving assumption.

   Management continually reviews loss reserves, using a variety of statistical and actuarial techniques to analyze claim costs, frequency and severity data, and social and economic factors. Based upon these reviews and the reports of the Company's independent actuaries, management believes that the reserves currently established for losses and LAE are adequate to cover their eventual costs. However, final claim payments may differ from these reserves, particularly when these payments may not take place for several years. Adjustments to previously estimated reserves are reflected in results in the year in which they are made.

   The table below presents a development of net loss and LAE reserve liabilities and payments since the inception of the Fund through 1995, prepared in accordance with GAAP. The top line of the table shows the estimated reserves for unpaid claim and claim settlement expenses recorded at each year end date. Each amount in the top line represents the estimated amount of claim and claim settlement expenses for the claims occurring in that year as well as future payments on claims occurring in prior years. The upper (cumulative amount paid) portion of the table presents the amounts paid as of subsequent years on those claims for which reserves were carried as of each specific year. The lower (liability re-estimated) portion shows the re-estimated amounts of the previously recorded reserves based on experience as of the end of each succeeding year. The estimate changes as more information becomes known about the actual claims for which the initial reserves were carried. An adjustment to the carrying value of unpaid claims for a prior year will also be reflected in the adjustments for each subsequent year. For example, an adjustment made in 1995 for 1992 loss reserves will be reflected in the re-estimated ultimate net loss for each of the years 1992 through 1994. The cumulative (deficiency) redundancy line represents the cumulative change in estimates since the initial reserve was established. It is equal to the difference between the initial reserve and the latest liability re-estimated amount.


   This table presents calendar year data. The anniversary date of all policies written by the Fund through November 1995 was December 31. The Company's policies written subsequent to that date will have staggered anniversary dates depending upon the inception date of the policy. Other than the loss portfolio transfer between the Fund and the Company, there have been no reserve swaps or transfers since the inception of the Fund and no significant changes in reserving assumptions. In addition, there have been no changes in the mix of business, changes in anticipated payout patterns, or unusually large gains or losses.

ANALYSIS OF LOSS AND LOSS ADJUSTMENT EXPENSE (LAE) DEVELOPMENT

 YEAR ENDED DECEMBER 31                        1992           1993             1994            1995
- ----------------------------------------  -------------  --------------   --------------  --------------
Net liability for unpaid losses and LAE     $4,626,948     $12,410,504     $12,359,947     $13,835,305
                                          =============  ==============   ==============  ==============
Cumulative amount of net liability
  paid through:
One year later .........................     2,507,479       7,873,910       8,658,970
Two years later ........................     4,137,883      10,018,168
Three years later ......................     4,315,239
Liability re-estimated as of:
One year later .........................     4,496,831      11,027,596      12,684,398
Two years later ........................     4,137,883      11,035,596
Three years later ......................     4,463,883
Cumulative redundancy (deficiency)  ....    $  163,065     $ 1,374,908     $  (324,451)
                                          =============  ==============   ==============

INVESTMENTS

   Investments since inception have consisted solely of fixed maturity U.S. Treasury Notes, Treasury Strips, U.S. Government agency notes and mortgage-backed securities and certificates of deposit. The Company's board of directors approves the annual investment plan which includes investments of funds reserved for loss and loss adjustment expenses and investment of capital resources in support of statutory surplus. The primary objectives of those plans are as follows:

   /bullet/ To maintain a diversified fixed maturities portfolio structured to maximize investment income while minimizing credit risk through investments in high-quality instruments.

   /bullet/ To manage the mix of portfolio maturities to complement anticipated insurance loss pay-out patterns.

   The fixed maturity portfolio is managed conservatively to provide reasonable return while limiting exposure to risks. All investments carry ratings of AA or better. See Note 2 to the Company's financial statements and "Management's Discussion and Analysis of Financial Position and Results of Operations."

   The following table presents information about the fixed maturities portfolio for the last five years.


            AMORTIZED        MARKET        PRETAX NET
             COST AT        VALUE AT       INVESTMENT     PRETAX      AFTER-TAX
YEAR        YEAR-END        YEAR-END         INCOME        YIELD        YIELD
- -------  --------------  --------------   -------------  ---------  ------------
1995  .    $14,439,231     $14,411,459      $858,194        6.3%         4.2%
1994  .    $12,630,996     $12,015,682      $574,990        5.0%         3.3%
1993  .    $10,565,643     $10,566,695      $285,648        3.9%         2.6%
1992  .    $ 3,975,425     $ 3,941,045      $143,994        4.6%         3.0%



LEGAL PROCEEDINGS


   From time to time, the Company may be involved in litigation relating to workers' compensation proceedings and claims arising out of the Company's operations in the normal course of business. As of the date of this Prospectus, the Company is not a party to any legal proceedings, other than those initiated by the Company relating to the recovery of accounts receivable.

   In July 1992, the Fund filed a lawsuit in the State Circuit Court of Palm Beach County, Florida, for breach of contract against Advanced Risk Management Incorporated ("ARMI") claiming damages for excess fees and advances collected by ARMI, the former service company of the Fund. A counterclaim was filed by ARMI alleging breach of contract, breach of fiduciary duty and fraud. On January 2, 1994, the court granted summary judgment in favor of the Fund with respect to all of the counterclaims made by ARMI. The summary judgment was appealed by ARMI and reversed by the Fourth District Court of Appeal, which remanded the matter back to the trial court to resolve specific issues. On December 15, 1995 the trial court granted the Fund's renewed motion for summary judgment. ARMI has filed an appeal as to this judgment as well. The Fund intends to continue to pursue and defend this claim on its own behalf. There can be no assurance however, that, in the event of an unfavorable ruling against the Fund, recovery would not be sought from the Company. In the event there is an unfavorable outcome, which management believes to be unlikely, the Fund's liability is estimated at less than $1,000,000.

EMPLOYEES

   Holdings employs all personnel required to service the policyholders, except for claims adjusting which is handled by Claims Capabilities, Inc., Orlando, Florida. Through the Management Agreement with Holdings, the Company has approximately 38 employees, none of which are represented by a union. The Company considers its relations with its employees to be good.

FACILITIES

   The Company maintains offices in leased premises in Boca Raton, Florida. Such lease covers 7,500 square feet of office space and is on a month-to-month basis for a monthly rental of $9,973. The Company may enter into a lease for larger office space within the South Florida area as growth may require.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The following table sets forth certain information with respect to the executive officers and directors of the Company:

 NAME                          AGE   POSITION
- ---------------------------  ------  -------------------------------------
Errol Bader(l)(2) .........    48    Executive Vice President and Director
Lawrence J. Marchbanks(2)      49    Chairman of the Board and Director
Clifford G. Merritt .......    40    Vice President, Finance
James R. Nau ..............    44    President
Frederick R. Prout(l)(2)  .    47    Secretary and Director
Walter J. Sciamonte .......    53    Vice President, Marketing
Daniel J. Webber(2) .......    55    Director
James L. Wilson(l) ........    50    Director

- ----------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

   Errol Bader has been Executive Vice President and a director of the Company since March 1994. He was the President of Bader Management & Consulting, Inc., the Administrator of the Fund, from 1991 through 1994. From 1979 to 1991, Mr. Bader was Executive Vice President of the Associated Builders & Contractors Trade Association of South Florida. At various times between 1989 and 1990, Mr. Bader served as the Vice Chairman and the Chairman of the Florida Workers' Compensation Oversight Board. He was a contributor to the 1990 Workers' Compensation Reform Legislation and served on the Governor's Workers' Compensation Task Force in 1989. In 1983, Mr. Bader founded the Preferred Builders Warranty Corp., a company which engages in the homeowners' warranty business. Mr. Bader attended Temple University.

   Lawrence J. Marchbanks, since 1974, has been the majority shareholder and President of Marchbanks, Daiello & Leider, P.A., a law firm with offices in Boca Raton, Florida. Mr. Marchbanks has served as Chairman of the Board of Trustees of the Fund since its inception in 1991 and has been Chairman of the Board of Directors and a Director of the Company since March 1994. Mr. Marchbanks holds a Juris Doctor degree from Florida State University College of Law and is a member of the Florida and Palm Beach County Bar Associations.

   Clifford G. Merritt has been Vice President of Finance of the Fund since August 1995 and of Holdings since December, 1995. From June 1978 to August 1995, Mr. Merritt held various financial positions with the National Council on Compensation Insurance ("NCCI"), including Director of Residual Market Financial Operations from 1985 to 1995, with responsibility for financial management and reporting for workers compensation assigned risk plans operating in 32 states. Mr. Merritt holds a Bachelor degree in Accounting from William Paterson College.

   James R. Nau has been President of the Fund and of the Company since June 1995. From May, 1974 to June 1995, Mr. Nau held various positions with the National Council on Compensation Insurance ("NCCI"), including Senior Vice President from 1992 to 1995. Mr. Nau holds a Bachelor of Science Degree in Business Administration from Butler University. He also holds designations of Chartered Property Casualty Underwriter and Associate in Risk Management.

   Frederick R. Prout is the President of Prout Realty, Inc. He attended Palm Beach Community College, and has been a state licensed general contractor since 1972 and a state licensed real estate broker since 1980. Mr. Prout has served as an executive officer of numerous construction, development and real estate companies over the last twenty years. He served on the Board of Directors of the Gold

Coast Chapter of Associated Builders and Contractors from 1981 through 1988, the State Board of Directors from 1984 through 1988, and the National Board of Directors from 1985 through 1987. Mr. Prout has served as a Trustee of the Fund since its inception in 1991 and has been Secretary and a Director of the Company since March 1994.

   Walter J. Sciamonte has been Vice President, Marketing, of the Fund since May 1995 and of Holdings since December, 1995. Prior to that time, Mr. Sciamonte served as Marketing Manager for Gulf Atlantic Management Group, Inc. from September 1993 to October 1994. From June 1991 to September 1993, he was responsible for special projects for Executive Risk Consultants, and from April 1988 to June 1991 he was Director of Sales and Marketing of Consolidated Administrators. Mr. Sciamonte holds a Bachelor of Science Degree in mathematics from University of Manitoba. He also holds designations of Life Underwriting Training Council Fellow, Registered Health Underwriter, Chartered Life Underwriter and Chartered Financial Consultant and is registered as an NASD Representative.

   Daniel J. Webber has been President of Webber, Scollon & Paris & Associates, Inc., an insurance brokerage agency, since 1980. Mr. Webber has served as a Trustee of the Fund since its inception in 1991 and as a Director of the Company since March 1994. He is licensed as a life and health insurance agent and as a securities broker in the state of Florida. Mr. Webber attended Hardin-Simmons University and Oklahoma University.

   James L. Wilson has been President, Chief Operating Officer and a Director of Southern Security Bank Corp. since 1992 and serves on the Executive Committee of its Board of Directors. He has been Chairman of the Audit Committee of the Board of Trustees of the Fund since 1993 and a Director of the Company since March 1994. From 1990 to 1992, Mr. Wilson was Executive Vice President and Senior Lending Officer of Boca Bank, a commercial bank. From 1984 to 1990, he was a principal in Bayshore Investments, a company engaged in the management of income producing real estate. Mr. Wilson holds a Bachelor of Arts and Sciences degree from Union College.

   The Board of Directors of Holdings is identical to the Board of the Company with the exception that by agreement with Underwriters, Mr. Lawrence
G. Franks was added to the Board of Directors of Holdings in January, 1996. Mr. Frank is Senior Vice President of Pegasus Advisors, Inc.

   There are no family relationships among any of the directors or executive officers of the Company.

   The Board of Directors is classified into three classes, each with a three year term. One class of directors are eligible for election each year. The term of the Class A director, Lawrence J. Marchbanks, will expire in July 1998. The terms of the Class B directors, Errol Bader and James L. Wilson, will expire in July 1996. The terms of the Class C directors, Frederick R. Prout and Daniel J. Webber, will expire in July 1997. Officers are elected annually by the Board of Directors and serve at the discretion of the directors. The Company is not currently a party to any employment agreements.

   The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee reviews the scope and results of the audit and other services performed by the Company's independent accountants. The Compensation Committee sets compensation to be paid to executive officers and other key employees and is charged with the administration of the Company's Equity Compensation Plan.

COMPENSATION OF DIRECTORS


   The Company does not pay any director's compensation. All directors' compensation is paid by Holdings. Outside directors of Holdings receive an annual retainer of $24,000, plus $500 per board meeting attended, up to a maximum of $30,000 per year.

EXECUTIVE COMPENSATION

   Commencing December 1, 1995, all of the Company's executive officers are paid by Holdings, from fees received by Holdings under the Management Agreement. Prior to that time, no compensation had been paid to the officers by the Company or Holdings.

   James R. Nau, the Company's President is paid a base salary of $220,000; an annual performance bonus of up to $30,000; an automobile allowance; health insurance and is reimbursed for expenses incurred on Company business.

   Errol Bader, the Company's Executive Vice President and a director who also serves as President of Holdings, is paid a salary of $250,000; an automobile allowance; health insurance and is reimbursed for expenses incurred on Company business. In addition, through December 31, 1995, Mr. Bader has been granted options to purchase 114,000 shares of Holding's common stock.

   The following table sets forth the cash and non-cash compensation for 1995 awarded to or earned by Messrs. Nau and Bader. No other officers of the Company received salaries and bonuses totaling $100,000 or more, on an annualized basis.

                                               ANNUAL COMPENSATION                               LONG-TERM COMPENSATION
                              ---------------------------------------------------   ------------------------------------------------
                                                                                                AWARDS                   PAYOUTS
                                                                                    ------------------------------   ---------------
                                                                                         (G)
                                                                          (F)         SECURITIES          (H)
                                                          (E)          RESTRICTED     UNDERLYING       LONG-TERM           (I)
        (A)                      (C)        (D)      OTHER ANNUAL        STOCK         OPTIONS/        INCENTIVE        ALL OTHER
      NAME AND         (B)      SALARY     BONUS     COMPENSATION        AWARDS          SARS        PLAN PAYOUTS      COMPENSATION
PRINCIPAL POSITION     YEAR     ($)(1)      ($)           ($)             ($)           (#)(2)            ($)              ($)
- -------------------  -------  ---------  --------  ---------------   -------------  -------------   ---------------  ---------------
Jim Nau                1995     18,300
 President
Errol Bader            1995     20,800
 Executive
 Vice-President

- ----------------
(1) Represents the month of December 1995, the initial month of the Company's operations.

(2) As discussed above, Mr. Bader has been granted options to purchase shares of Holdings common stock. As any exercise of those options would not impact the Company's common shareholders' equities, they are not included in the summary compensation table.

EQUITY COMPENSATION PLAN

   The Company's Equity Compensation Plan (the "Equity Plan") was approved by the Board of Directors on July 6, 1994, and adopted by the shareholders of the Company on the same date. The Equity Plan permits the granting to officers, key employees, eligible directors and eligible independent contractors of certain of the following types of awards: (i) stock options, including incentive stock options and non-qualified stock options; (ii) stock appreciation rights; and/or (iii) restricted stock. The Equity Plan is currently administered by a Committee of the Board of Directors (the "Committee") appointed by the Board. The Board has reserved 2,000,000 shares of Common Stock for issuance under the Equity Plan. No stock or options have been issued under the plan.

   Generally, awards under the Equity Plan are granted for no consideration other than prior or future services. Awards granted under the Equity Plan may, in the discretion of the Committee, be granted alone or in addition to, in tandem with or in substitution for any other award under the Equity Plan or other Plan of the Company. The exercise price for options granted under the Equity Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant and the term of such options may not be greater than ten years. However, incentive stock options granted to an optionee who owns more than 10% of the voting power of the Company or its subsidiaries shall have an exercise price of not less than 110% of the fair market value of the Common Stock on the date of grant and shall have a term not greater than five years. Stock appreciation rights may be granted under the Equity Plan to officers, key employees and eligible independent contractors only in conjunction with a related option (with an exercise price at least equal to the related option). Stock appreciation rights generally provide for the payment of cash or Common Stock (subject to Committee approval of the form of payment) equal in value to the excess of the fair market value of one share of Common Stock over the exercise price multiplied by the number of shares for which the stock appreciation right shall have been exercised (the "Spread"). Restricted stock may only be awarded to officers and key employees. The shares of Common Stock subject to a restricted stock award may be released to the award recipient upon the lapse of applicable restrictions concerning such award without the payment of any cash consideration.

   The Committee is authorized to determine, from time to time, the persons to whom awards are granted and types of awards. The Committee has the power to establish and waive, in its discretion, vesting provisions for awards; permit optionees to exercise options through the delivery of Common Stock with a fair market value equal to the exercise price of such options ("Stock Delivery"); and amend the terms of an outstanding award with the consent of the Equity Plan participant. At the time of grant, the Committee may authorize the grant of replacement options covering shares of Common Stock equal to the number of shares that the optionee may tender in any future exercise of options through Stock Delivery ("Replacement Options"). Replacement Options shall have a per share exercise price equal to the fair market value of one remaining term of the original options. At the time of grant, the Committee may reserve the right to cashout an option (as of the date the optionee delivers a notice of exercise) by paying an amount of cash or Common Stock equal to the Spread. No options have been granted with the cash-out or Replacement Option feature.

   In the event of a Change in Control, unless otherwise determined by the Committee or the Board, or Potential Change in Control, if determined by the Committee or the Board, any stock appreciation rights outstanding for at least six months and all outstanding options would become fully vested and immediately exercisable, and the restrictions on any restricted stock awards would lapse with such awards becoming fully vested, and the value of all outstanding awards may be cashed out by the Company on the basis of the highest price paid for Common Stock during the 60 days preceding the actual or potential Change in Control. A Potential Change of Control is defined in the Equity Plan as the execution by the Company of an agreement that would result in a Change in Control or certain acquisitions of 5% or more of the voting power of the Company's outstanding securities, as determined by the Committee or the Board.

   The Board may amend, alter or discontinue the Equity Plan at any time and from time to time, subject to the terms and conditions of the Equity Plan. The right to grant awards under the Equity Plan terminates on the tenth anniversary of the approval of the Equity Plan by the shareholders, unless otherwise terminated sooner or extended with the approval of the shareholders.


HOLDINGS STOCK OPTION PLAN


   Under grants dated March 1994 and September 1995, the founding shareholders were issued options totaling 540,000 shares of common stock of Holdings. The issued Holdings' options have been granted in varying amounts and can be exercised at a purchase price of $1 per share during the first three years of the Company's existence and $1.50 per share during years four and five of the Company's existence. These options vest in equal annual proportions during the first five years of the Company's existence and must be exercised within five years of vesting.

                             CERTAIN TRANSACTIONS

   Marchbanks, Daiello & Leider, P.A., a law firm of which Lawrence J. Marchbanks is a majority shareholder, President and Director, has provided legal services in the past to the Fund and the Company. Fees paid by the Fund and the Company for the year ended December 31, 1995 were $503,000. The fees for such services exceed 5% of that law firm's consolidated gross revenues.

   The Company has entered into the Management Agreement with Holdings, pursuant to which Holdings is responsible for the day to day operations of the Company, including, but not limited to, marketing, loss control, safety engineering and continuing service, billing and premium collection, claims administration, books and records and underwriting. The Management Agreement has an initial term of five years and provides for the payment by the Company to Holdings of fees equal to 14.1% of gross written premiums up to $50 million, less allowed discounts, collected by the Company. Fees paid for gross written premiums in excess of $50 million are to be paid according to gross written premium levels and range from 14.5% to 13.1% of gross written premium. Fees paid during 1995 (for the month of December) were $344,000.

                            PRINCIPAL SHAREHOLDERS

   Associated Business & Commerce Holdings, Inc. ("Holdings") owns all of the issued and outstanding shares of Common Stock and Series B Preferred of the Company. Holdings' address is Suite 400, 4700 N.W. Boca Raton Boulevard, Boca Raton, Florida 33431. There is no shareholder known by the Company to be the beneficial owner of more than 5% of the Series A Preferred. None of the directors or executive officers of the Company own shares of the Series A Preferred.

   The following table sets forth, at March 31, 1996, certain information with respect to beneficial ownership of the Common Stock of Holdings by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the Common Stock of Holdings, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each of the persons listed above has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.


                                              HOLDINGS SHARES
NAME                                        BENEFICIALLY OWNED
- ------------------------------------- ------------------------------
                                            NUMBER          PERCENT
                                      ----------------    ----------
Errol Bader(1) ......................       110,900(2)(3)   64.89%

Lawrence J. Marchbanks(1) ...........       105,567(2)      59.01%

Clifford G. Merritt .................          --            --

James R. Nau ........................          --            --

Frederick R. Prout(1) ...............        82,567(2)      48.31%

Walter J. Sciamonte .................          --            --

Daniel J. Webber(1) .................        82,567(2)      48.31%

James L. Wilson .....................        44,900(2)      30.99%

All directors and executive officers
  as a group (8 persons) ............       426,501(2)        100%

- ----------------
(1) Such person's address is c/o the Company, 4700 N.W. Boca Raton Boulevard, Suite 400, Boca Raton, Florida 33431.

(2) Under Holdings Stock Option Plan, the following persons have the right to acquire the following number of shares upon the exercise of currently exercisable options: Errol Bader--68,400; Lawrence J. Marchbanks--76,400; Frederick R. Prout--68,400; Daniel J. Webber--68,400; James L. Wilson--42,400.

(3) Under the terms of the loan agreement with Underwriters, Mr. Baders' ownership of the voting common stock of Holdings cannot be less than 30% as long as there remains a balance outstanding under the loan.


SHAREHOLDERS AGREEMENT

   Each of the current holders of the Holdings' Common Stock (the "Founding Shareholders") is a party to an Exchange and Shareholders Agreement (the "Shareholders Agreement"), dated March 23, 1995, among the Founding Shareholders and the Company. The Shareholders Agreement provides, among other things, for certain rights of first refusal with respect to sales or transfers of the shares of Common Stock, transfers of the shares upon the death of a Founding Shareholder and certain voting agreements with respect to the shares.

   The Shareholders Agreement provides that in the event a Founding Shareholder proposes to sell any of his shares, the Company has the right and option to purchase all, but not less than all, of the shares proposed to be sold at a price equal to the proposed sale price. The Company may exercise its right to purchase the shares at any time within 14 days of the date the Company is given notice of the shareholder's proposed sale. In the event the Company does not exercise this option, or waives its option, then the remaining Founding Shareholders have the right and option, within 21 days thereof, to purchase the shares on the same terms. Should more than one Founding Shareholder exercise this right, then the shares are to be purchased pro rata by the electing Founding Shareholders. All shares so purchased by Founding Shareholders remain subject to the Shareholders Agreement. If neither the Company nor any of the other Founding Shareholders exercise their option, then the selling shareholder may, within 90 days, sell those shares to the proposed purchaser at the stated purchase price.

   In the event of the death of a Founding Shareholder, his shares may be transferred by will or intestate succession. However, the transferees of such shares must continue to be bound by the terms of the Shareholders Agreement.

   The Shareholders Agreement also provides that the Founding Shareholders will vote all shares of Common Stock held by them in favor of the election to the Board of Directors of the current Board of Directors.

   The Shareholders Agreement will terminate on the earlier of (i) the written consent of the holders of at least 80% of the shares of Common Stock subject to the Shareholders Agreement, (ii) a public offering of the Common Stock for which a registration statement under the Securities Act of 1933 is filed, or (iii) June 30, 2001.

INVESTMENT BY HOLDINGS AND UNDERWRITERS LOAN

   The Company is a wholly owned subsidiary of Holdings. Holdings was organized solely for the purpose of providing financing for the Company and performing certain management services for the Company under the Management Agreement. Holdings does not carry on any other business activities. The officers and employees of Holdings intend to devote their full business time to the business and affairs of the Company pursuant to the terms of the Management Agreement. See "Business--Management Agreement."

   Holdings has invested $3,200,000 in the Company through the purchase of 3,200,000 shares of Company Series B Preferred. Holdings has entered into a term loan agreement (the "Loan Agreement") with Underwriters Reinsurance Company ("Underwriters") pursuant to which Underwriters has loaned Holdings $3,200,000 for use by Holdings to purchase Series B Preferred from the Company. The loan bears interest at 12.75% per annum. If not earlier prepaid, the loan is due on September 30, 2000. Holdings has agreed to pledge as collateral for the loan, among other things, all of the Common Stock of the Company held by Holdings and all of the Series B Preferred to be purchased by Holdings with the loan proceeds. Holdings expects to repay the loan from fees it receives under the Management Agreement.

   In addition, Holdings has granted Underwriters options to purchase shares of Holdings common stock in an amount, after issuance, up to a maximum of 49% of the number of shares and options held by the founders, shareholders, officers, directors and employees ("Insiders") of Holdings. The number of shares subject to the option is based upon the date on which the final payment to Underwriters pursuant to the loan is made. If the final payment is made during the first year that the loan is outstanding, Underwriters may purchase shares of Holdings common stock equal to 10% of the stock held by Insiders; in the second year, shares equal to 20%; in the third year, shares equal to 30%; in the fourth year, shares equal to 40%; and after the fourth year, shares equal to the maximum of 49%. All of the shares subject to the option described above may be purchased by Underwriters for the book value of such shares. The options remain exercisable until five years after the loan is repaid. If the loan is repaid on its due date of September 30, 2000, the options would remain outstanding until September 30, 2005. If Underwriters exercises all such options, it will be the largest shareholder of Holdings and, as a result, will be able to control the business and affairs of the Company.

   Holdings has agreed not to permit the Company to pay any dividends or repurchase any of its stock without the prior consent of Underwriters. The Company does not expect Underwriters to permit the Company to pay dividends until the loan to Holdings is repaid.

   Until the loan to Underwriters is repaid in full, Holdings and its shareholders have agreed to cause one designee of Underwriters to be elected to the board of directors of Holdings. As of the date hereof, Holdings has been advised that such designee is Mr. Lawrence G. Frank, Vice President, Pegasus Advisors, Inc. (Underwriters agent). Mr. Frank does not have any prior relationship with Holdings or the Company and will not be a director of the Company.

   Holdings has also granted Underwriters options to purchase Holdings common stock, exercisable in an amount based on any amount of the loan which becomes past due. The amount of exercise price paid by Underwriters upon exercise of the options will be credited against the past due amount. The other shareholders of Holdings have the right to purchase any shares of Holdings acquired by Underwriters pursuant to such options.


   Holdings expects to repay Underwriters through fees received by it pursuant to the Management Agreement. See "Business--Management Agreement." In the event Holdings is unable to repay the loan in accordance with its terms, it is expected that Underwriters would foreclose its lien on the shares of Common Stock pledged to it by Holdings, and thereby become the sole holder of the Company's Common Stock. As sole common shareholder, Underwriters would be able to elect all of the directors of the Company and thereby control the Company's business and affairs. Underwriters may also foreclose its lien on the pledged shares of the Company's Common Stock in the event that the Loan Agreement is breached. In addition to customary loan agreement events of default, the Loan Agreement will be in breach if (i) the Company fails to maintain statutory surplus of at least $4,000,000, (ii) the Company fails to maintain risk based capital at 120% of amounts adopted by the Florida Department of Insurance, (iii) the Company fails to maintain a ratio of net premiums written during each calendar quarter, annualized, of not greater than 320% of statutory surplus, or (iv) Errol Bader ceases to be the President of Holdings, other than as a result of his death, Mr. Bader ceases to own or control at least 30% of the outstanding stock of Holdings or Holdings fails to maintain a key man life insurance policy on Mr. Bader's life. Based on the December 31, 1995 financial statements of the Company, the Company is in compliance with such financial covenants as follows: the Company had statutory surplus of $4,700,000 and annualized premiums written at approximately 220% of the Company's statutory surplus. Although Florida has not yet adopted risked based capital standards, on such December 31, 1995 basis, the Company would have risk based capital of approximately 150% of National Association of Insurance Commission standards.


   The Loan Agreement also provides that, to the extent permitted by law, the proceeds of future sales of securities by the Company and Holdings be used to repay the loan, other than proceeds of sales of the Series A Preferred. Before any proceeds of sales of securities by the Company could be permitted to be paid to Holdings to repay the loan, all accrued dividends on the Series A Preferred would have to be paid and the permission of the Florida Department of Insurance would have to be obtained.

   In connection with the loan, Holdings has also agreed to cause Underwriters to provide the Company with proportional quota share reinsurance until the loan is repaid. If the rate of profit made by Underwriters on the reinsurance agreement exceeds an agreed upon amount, the excess will reduce the loan balance, on a dollar for dollar basis. If the loan is repaid prior to its due date, Holdings has agreed to cause the Company to give Underwriters a right of first refusal on the Company's reinsurance through September 30, 2000. These quota share reinsurance obligations were a material inducement to Underwriters to agree to make the loan to Holdings to finance Holdings purchase of the Series B Preferred Stock. The Series B Preferred Stock does not have voting rights, does not bear a dividend and is convertible into shares of Company Common Stock. Holdings has also pledged to Underwriters as additional collateral all of Holdings' rights in the Management Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Events" and "Description of Capital Stock--Series B Preferred."

                         DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $1.00 par value per share, and 10,000,000 shares of Preferred Stock, $1.00 par value per share. At March 31, 1996, there were outstanding 102,501 shares of Common Stock, 251,536 shares of Series A Preferred and 3,200,000 shares of Series B Preferred.

COMMON STOCK

   Holders of Common Stock are entitled to one vote on each matter submitted to a vote at a meeting of shareholders. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of directors can elect all of the members of the Board of Directors. The Common Stock has no preemptive rights and no redemption or conversion privileges. The holders of the outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the shareholders. A majority vote of shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of shareholders. All of the outstanding shares of the Common Stock are, and the shares to be sold by the Company in the offering made hereby will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK


   SERIES A PREFERRED. Holders of the Series A Preferred do not have voting rights. The Series A Preferred is entitled to dividends at the rate of 6% per year, payable semi-annually on April 1 and October 1 of each year. Dividends not paid accumulate and become due and payable on the next date that a dividend payment is made. On liquidation of the Company, holders of the Series A Preferred are entitled to payment of the stated value of $10.00 per share, plus accrued and unpaid dividends. The Series A Preferred is subject to voluntary redemption by the Company at any time after December 31, 1998, at a price equal to the stated value per share, plus accrued and unpaid dividends. Redemption may be made upon 30 days' advance written notice to holders of the Series A Preferred. Holders of the Series A Preferred may, at their option, convert their shares during such 30 day period in lieu of being redeemed. The stated value is subject to adjustment for any stock split, recapitalization, reclassification, stock dividend, combination or exchange, or merger, reorganization or consolidation of the Company, or other such event, with respect to the Series A Preferred. Holders of the Series A Preferred may convert their shares to shares of the Common Stock at any time after December 31, 2000, at a price of one share of Common Stock for each $5.00 of stated value of the Series A Preferred.


   SERIES B PREFERRED. Holders of the Series B Preferred will not have voting or dividend rights. On liquidation of the Company holders of the Series B Preferred have equal priority to the net assets of the Company with holders of the Series A Preferred up to payment per share of the stated value of $1.00 per share. The Series B Preferred may be converted into shares of the Common Stock at any time at a price of one share of Common Stock for each $1.00 of stated value of the Series B Preferred.

   OTHER PREFERRED STOCK. In addition to the Series A Preferred and Series B Preferred described above, the Company's Board of Directors may, without further action by the Company's shareholders, from time to time, issue shares of preferred stock in other series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Any dividend preference of issued preferred stock would reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of preferred stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of Common Stock. Under certain circumstances, the issuance of such preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Although the Company presently has no plans to issue any of its shares of preferred stock, the Board of Directors of the Company, without shareholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the holders of other classes of stock.

LIMITATION OF DIRECTOR LIABILITY

   Section 607.0831 of the Florida Business Corporation Act limits the personal liability of directors to corporations and their shareholders for monetary damages for breach of directors' fiduciary duty of care. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability for any breach or failure to perform the director's duties which constitutes (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (ii) unlawful payments of distributions to shareholders as provided in Section 607.0834 of the Florida Business Corporation Act; (iii) any transaction from which the director derived an improper personal benefit; (iv) conscious disregard for the best interest of the corporation, or willful misconduct, in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder; or (v) recklessness, bad faith, malicious purpose or with wanton and willful disregard of human rights, safety or property in a proceeding by or in the right of someone other than the corporation or a shareholder.

INDEMNIFICATION

   To the maximum extent permitted by law, the Articles of Incorporation and Bylaws of the Company provide for mandatory indemnification of directors, and permit indemnification of officers, employees and agents of the Company against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company. In addition, the Company must advance or reimburse directors, and may advance or reimburse officers, employees and agents for expenses incurred by them in connection with indemnifiable claims. The Bylaws expressly authorize the use of indemnity agreements and the Company intends to enter into such agreements with each of its directors and officers. The Company also maintains an insurance policy which covers officers and directors for certain liabilities arising out of their actions in such capacity.

FLORIDA ANTI-TAKEOVER LAW

   Section 607.0902 of the Florida Business Corporation Act ("Section 607.0902") subjects the Company to certain "Control Share" and "Fair Price" provisions. The Control Share provisions prohibit a shareholder voting shares of Common Stock acquired in excess of 20% (and 33% and 50%) of the outstanding voting shares unless the remaining uninterested shareholders approve voting rights for such shares by majority vote at a special meeting called for that purpose. The Fair Price provisions require that, in any merger of the Company with a corporation affiliated with a 10% or greater shareholder (the "Interested Shareholder"), shareholders receive the higher of the highest price paid by the Interested Shareholder for shares of Common Stock during the preceding two years or the fair market value of the Common Stock, unless the merger is approved by a majority of the directors not affiliated with the Interested Shareholder or holders of two-thirds of the Common Stock not affiliated with the Interested Shareholder.

   The provisions of Section 607.0902, together with the ability of the Company's Board of Directors to issue preferred stock without further shareholder action, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of shareholders. The Company's shareholders, by adopting an amendment to the Company's Articles of Incorporation or Bylaws, may elect not be governed by Section 607.0902. Neither the Company's Articles of Incorporation nor its Bylaws currently exclude the Company from the restrictions imposed by Section 607.0902.

TRANSFER AGENT AND REGISTRAR

   The Company will act as transfer agent and registrar for the Series A Preferred.

                             PLAN OF DISTRIBUTION

   The Company is directing this offer to current and prospective insureds of the Company and to Company agents and vendors and their employees. Such persons will be contacted by direct mail, with all contact regarding the offering being made by one of five persons authorized by the Company. The offering is only being made to residents of Florida.

   There is no requirement that Company customers or agents purchase shares of Series A Preferred as a condition of doing business with the Company.

   The only persons authorized to make this offer on behalf of the Company are Errol Bader, Ronald Rupp, Timothy Spear, John Kennedy and Marsha Duffy. Each of these persons is a full time officer or employee of the Company and does not represent a broker or dealer firm. No other person or firm is authorized to represent the Company in any capacity in connection with the offering, to provide any information, to answer any inquiries or otherwise participate in the offering for the Company.

   No person or firm, including the five authorized Company personnel, will receive any additional compensation or commissions for their activities in connection with sales of Series A Preferred.

   The offering price of the Series A Preferred was arbitrarily determined by the Company. Prior to this Offering, there has been no public market for the Series A Preferred and it is unlikely that a public market for the Series A Preferred will develop.

   In the future, the Company intends to offer and sell additional shares of the Series A Preferred, or shares of different series of preferred stock, in order to provide capital to meet statutory requirements for future growth of the Company's business. Different series of preferred stock may have different dividend, redemption and conversion rates and may rank equal with the Series A Preferred offered hereby with respect to priority in the payment of dividends and upon liquidation. See "Description of Capital Stock."

                       SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for the Series A Preferred. Future sales of substantial amounts of Series A Preferred in the public market could adversely affect the market price of the Series A Preferred. Upon completion of this offering, the Company will have outstanding up to 1,251,536 shares of Series A Preferred, all of which will be freely tradeable without restriction under the Securities Act, except for any shares purchased by an "affiliate" of the Company, which will be subject to the resale limitations of Rule 144 adopted under the Securities Act.

   The Company has an aggregate of 10,000,000 shares of preferred stock authorized for issuance. In addition to the Series A Preferred, 3,200,000 shares of Series B Preferred are outstanding. Therefore, subsequent to this offering, at least 5,548,464 shares of preferred stock will be available to be issued and sold by the Company at one time or from time to time. Such shares may be issued and sold in the same series or in another series as the Series A Preferred offered hereby.

   The 102,501 shares of Common Stock and 3,200,000 shares of Series B Preferred outstanding are held by Holdings and have not been registered. In addition, the Company sold to Holdings 3,200,000 shares of Series B Preferred. Such shares are "restricted" securities within the meaning of Rule 144.

None of these shares will be eligible for sale in the public market as of the date of this Prospectus in reliance on Rule 144(k). Beginning in 1997, all such shares will be available for sale in the public market, subject to the volume of limitations and other restrictions of Rule 144 that are imposed on shares held by "affiliates" of the Company.

                                LEGAL MATTERS

   The validity of the Series A Preferred offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Miami, Florida.

                                   EXPERTS

   Certain financial statements included herein have been audited by Schmidt, Raines, Trieste, Dickenson & Adams, P.L., as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the Series A Preferred offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and financial statement schedules thereto. For further information with respect to the Company and the Series A Preferred offered hereby, reference is made to the Registration Statement and the exhibits and financial statement schedules filed as a part hereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference. All of these documents may be inspected without charge at the office of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained therefrom at prescribed rates.

             ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
                        INDEX TO FINANCIAL STATEMENTS

                                                                                            PAGE
                                                                                         ---------
THE COMPANY

Balance Sheet (Unaudited) March 31, 1996 ..............................................      F-2

Statement of Operations (Unaudited) period ended March 31, 1996 .......................      F-3

Statement of Changes in Stockholders' Equity for the period ended March 31, 1996  .....      F-4

Statements of Cash Flows (Unaudited) March 31, 1996 ...................................      F-5

Notes to Financial Statements (Unaudited) March 31, 1996 ..............................      F-6

Independent Accountants' Report .......................................................      F-8

Balance Sheets at December 31, 1995 and 1994 ..........................................      F-9

Statements of Operations for the Year Ended December 31, 1995 and for
  the period May 13, 1994 through December 31, 1994 ...................................     F-10

Statements of Changes in Stockholders' Equity for the Year Ended December 31, 1995
  and for the Period May 13, 1994 through December 31, 1994 ...........................     F-11

Statements of Cash Flows for the Year Ended December 31, 1995 and for
  the period May 13, 1994 through December 31, 1994 ...................................     F-12

Notes to Financial Statements .........................................................     F-14

THE FUND

Balance Sheets (Unaudited) March 31, 1995 and 1994 ....................................     F-25

Statements of Operations (Unaudited) for the periods ended March 31, 1995 and 1994  ...     F-26

Statements of Changes in Surplus for the Periods Ended March 31, 1995 and 1994  .......     F-27

Statements of Cash Flows (Unaudited) for the periods ended March 31, 1995 and 1994  ...     F-28

Notes to Financial Statements (Unaudited) March 31, 1995 and 1994 .....................     F-30

Independent Accounts' Report ..........................................................     F-37

Statements of Operations for the Years Ended December 31, 1995, 1994 and 1993  ........     F-38

Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and 1993  ........     F-39

Notes to Financial Statements .........................................................     F-41

             ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
                                BALANCE SHEET
                                MARCH 31, 1996
                                 (UNAUDITED)

                          ASSETS
Investments with fixed maturities ........................    $12,548,087
Cash and cash equivalents ................................      2,718,356
Premiums receivable, less allowance for doubtful
  accounts 1996 $744,246; 1995 $613,125 ..................      3,881,855
Reinsurance and related recoverables:
 Paid loss recoverable ...................................        169,842
 Loss and loss adjustment expenses .......................     15,642,408
 Prepaid reinsurance premiums ............................         98,161
Advances receivable ......................................        319,582
Accrued investment income ................................        145,389
Prepaid expenses .........................................      1,204,050
Deferred income taxes ....................................      1,028,700
Deferred policy acquisition costs ........................        563,474
Equipment, less accumulated depreciation
  1996 $19,749; 1995 $4,837 ..............................        316,661
Other assets, net ........................................        211,939
                                                            --------------
                                                              $38,848,504
                                                            ==============
      RESERVES, LIABILITIES AND STOCKHOLDERS' EQUITY
Reserves for losses and loss adjustment expenses  ........    $27,825,314
Liabilities:
 Accounts payable and accrued expenses ...................      2,094,654
 Unearned and return premium payable .....................      2,443,710
 Deferred gain on loss portfolio transfer ................        598,121
 Accrued income taxes and special tax deposits  ..........         12,900
                                                            --------------
                                                                5,149,385
Commitments and contingencies
 Total reserves and liabilities ..........................     32,974,699

Stockholders' equity:
 Convertible preferred stock series A, 6% cumulative,
   $1 par value, authorized shares 900,000; issued and
   outstanding 251,536 shares (aggregate liquidation
   preference of $2,515,360 at March 31, 1996) ...........        251,536
 Additional paid-in capital, preferred series A  .........      2,263,824
 Convertible preferred stock series B, $1 par value,
   authorized, issued and outstanding 3,200,000 shares ...      3,200,000
 Common stock, $1 par value, authorized 15,000,000
   shares;
   102,501 shares issued and outstanding .................        102,501
Retained earnings (deficit) ..............................         55,944
                                                            --------------
                                                                5,873,805
                                                            --------------
                                                              $38,848,504
                                                            ==============

  The accompanying notes are an integral part of these financial statements.

             ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
                           STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                 (UNAUDITED)


Revenues:
 Standard premium earned, net of discounts  .......    $6,917,029
 Less premium ceded for reinsurance ...............     4,979,331
                                                     -------------
  Net premium earned ..............................     1,937,698
                                                     -------------
 Less loss and loss adjustment expenses  ..........     1,382,313
                                                     -------------
  Premiums available for operations ...............       555,385
                                                     -------------
 Earned premium LPT transaction ...................       162,757
                                                     -------------
 Interest earnings ................................       248,041
                                                     -------------
                                                          966,183
Policy acquisition and other underwriting expenses        848,359
                                                     -------------
   Income before income taxes .....................       117,824
                                                     -------------
Income tax expense ................................        40,000
                                                     -------------
  Net income ......................................    $   77,824
                                                     =============
  Earnings per common share and common
    share equivalent ..............................    $     0.76
                                                     =============

  The accompanying notes are an integral part of these financial statements.

             ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
                STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                 (UNAUDITED)

                                           PREFERRED STOCK
                                     --------------------------
                                                                   ADDITIONAL
                                                                     PAID-IN
                                                                     CAPITAL                   RETAINED
                                                                    PREFERRED      COMMON      EARNINGS
                                       SERIES A      SERIES B       SERIES A       STOCK       (DEFICIT)
                                     -----------  -------------   -------------  ----------  ------------
Balance, January 1, 1996 ..........    $221,805     $3,200,000     $1,996,845     $10,251      $(21,880)

  Preferred stock issued for cash        29,731                       267,579

  Net income ......................                                                              77,824

                                     -----------  -------------   -------------  ----------  ------------

Balance March 31, 1996 ............    $251,536     $3,200,000     $2,264,424     $10,251      $ 55,944

                                     ===========  =============   =============  ==========  ============

  The accompanying notes are an integral part of these financial statements.

             ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
                           STATEMENTS OF CASH FLOWS
                  FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                 (UNAUDITED)

OPERATING ACTIVITIES
 Net income ....................................    $    77,824
 Adjustments:
  Change in net insurance reserves .............     (1,727,643)
  Change in premiums receivable ................        967,701
  Accrued income taxes .........................     (1,065,300)
  Other ........................................        345,806
                                                  --------------
   Net cash and cash equivalents (used in)
     operating activities ......................     (1,401,612)
                                                  --------------
INVESTING ACTIVITIES
 Proceeds from investment maturities ...........      1,875,806
 Payments for other assets .....................       (112,251)
 Purchase of equipment .........................        (39,392)
 Payments of advances, net .....................       (143,750)
                                                  --------------
   Net cash and cash equivalents provided by
     investing activities ......................      1,580,413
                                                  --------------
FINANCING ACTIVITIES
 Proceeds from issuance of preferred stock  ....        297,310
                                                  --------------
   Net cash and cash equivalents provided by
     financing activities ......................        297,310
                                                  --------------
Net increase in cash and cash equivalents  .....        476,111
Cash and cash equivalents, beginning of period        2,242,245
                                                  --------------
Cash and cash equivalents, end of period  ......    $ 2,718,356
                                                  ==============

  The accompanying notes are an integral part of these financial statements.

             ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
                        NOTES TO FINANCIAL STATEMENTS
                                MARCH 31, 1996
                                  UNAUDITED

NOTE 1--BASIS OF PRESENTATION

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles.

   These financial statements rely, in part, on estimates. In the opinion of management, all necessary adjustments have been reflected for a fair presentation of the results of operations, financial position and cash flows in the accompanying unaudited financial statements. The results for the period are not necessarily indicative of the results to be expected for the entire year.

   Reference should be made to the "Notes to Financial Statements" on pages F-8 through F-22 of the registrants form 10-K for the year ended December 31, 1995. The amounts in those notes have not changed except as a result of transactions in the ordinary course of business or as otherwise disclosed in these notes.

   Some figures in the 1995 financial statements have been reclassified to conform with the 1996 presentation. These reclassifications have no effect on net income or stockholders' equity, as previously reported.

   Comparative results of operations and cash flow information is not presented because the registrant did not begin insurance operations until December, 1995. Activity until that time was limited to organizational activities.

NOTE 2--EARNINGS PER SHARE

   Earnings per common share were calculated by dividing net income by the adjusted average number of common shares outstanding. There was no adjustment of net income required because there were no preferred stock dividends declared during the period. There was no change in the average number of outstanding common shares from December 31, 1995, and there was no dilution of common stock because the preferred stock is not convertible to common stock before January 1, 2000.

NOTE 3--INVESTMENTS

   Investment activity for the period ending March 31, 1996 consisted entirely of the collection of maturities and early call proceeds of fixed maturity securities, which totalled $1,875,806. Market value of the Company's available for sale fixed maturity securities continued to approximate amortized cost, accordingly no provision for appreciation (depreciation) in investments is recorded in stockholder's equity.

NOTE 4--INCOME TAXES

   The provision for income taxes for the period ended March 31, 1996 is as follows:

Federal income taxes currently payable (refundable)     $(15,300)
Deferred federal income taxes ......................      55,300
                                                      ------------
                                                        $ 40,000
                                                      ============
NOTE 5--REINSURANCE

   The Company's financial statements reflect the effects of ceded reinsurance transactions. The Company does not assume reinsurance in the ordinary course of business. However, effective

             ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                MARCH 31, 1996
                                  UNAUDITED

NOTE 5--REINSURANCE--(CONTINUED)

November 30, 1995, the Company, in a transaction approved by the Florida Department of Insurance, assumed the insurance assets and liabilities of Associated Business & Commerce Workers' Compensation Self-Insurance Fund by virtue of a loss portfolio transaction. The excess of premium received over losses assumed was treated as deferred LPT premium on the balance sheet.

   The deferred LPT premium is earned in the ratio of assume losses paid to total assumed losses. Deferred LPT premium earned for the period ended March 31, 1996 totalled $162,757.

   Ceded reinsurance involves transferring certain risks the Company has underwritten to other insurance companies who agree to share these risks. The primary purpose of ceded reinsurance is to protect the company from potential losses in excess of the amount it is prepared to accept.

   The Company expects those with whom it has ceded reinsurance to honor their obligations. In the event these companies are unable to honor their obligations, the Company will pay the shortfall.

   The following table summarizes the effect of reinsurance on premiums earned and insurance losses and loss adjustment expenses for the period ended March 31, 1996:

Premiums earned:
 Direct ......................................    $ 6,917,029
 Ceded .......................................     (4,979,331)
                                                --------------
  Net premiums earned ........................    $ 1,937,698
                                                ==============
Insurance losses and loss adjustment
expenses:
 Direct ......................................    $ 4,190,627
 Ceded .......................................     (2,808,314)
  Net insurance losses .......................    $ 1,382,313
                                                ==============

NOTE 6--LEGAL PROCEEDINGS

   From time to time, the Company may be involved in workers' compensation proceedings relating to claims arising out of its operations in the normal course of business. As of the date of the accountants' report, the Company is not party to any legal proceedings outside of its ordinary workers compensation settlement business which management believes would materially affect the financial position or operations of the Company with the exception of the matter described below.

   In July, 1992, the Fund filed a lawsuit in the State Circuit Court of Palm Beach County, Florida, for breach of contract against Advanced Risk Management Incorporated ("ARMI") claiming damages for excess fees and advances collected by ARMI, the former service company of the Fund. A counterclaim was filed by ARMI alleging breach of contact, breach of fiduciary duty and fraud. On January 2, 1994, the court granted summary judgment in favor of the Fund with respect to all of the counterclaims made by ARMI. The summary judgment was appealed by ARMI and reversed by the Fourth District Court of Appeal, which remanded the matter back to the trial court to resolve specific issues. On December 15, 1995 the trial court granted the Fund's renewed motion for summary judgment. ARMI has filed an appeal as to this judgment as well. The Fund intends to continue to pursue and defend this claim on its own behalf. There can be no assurance however, that, in the event of an unfavorable ruling against the Fund, recovery would not be sought from the Company. In the event there is an unfavorable outcome, which management believes to be unlikely, the Fund's liability is estimated at less than $1,000,000.

                       INDEPENDENT ACCOUNTANTS' REPORT

To the Directors
Associated Business & Commerce Insurance Corporation
Boca Raton, Florida

   We have audited the accompanying balance sheets of Associated Business & Commerce Insurance Corporation as of December 31, 1995 and 1994 and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1995 and the period May 13, 1994 (inception) through December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associated Business & Commerce Insurance Corporation as of December 31, 1995 and 1994 and the results of its operations, and its cash flows for the year ended December 31, 1995 and the period May 31, 1994 (inception) through December 31, 1994 in conformity with generally accepted accounting principles.

                               SCHMIDT, RAINES, TRIESTE,
                               DICKENSON & ADAMS, P.L.

Boca Raton, Florida
March 20, 1996

             ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
                                BALANCE SHEET
                          DECEMBER 31, 1995 AND 1994

                                                                 1995           1994
                                                            --------------  -----------
                          ASSETS

Investments with fixed maturities (Note 2) ...............    $14,439,231     $  --
Cash and cash equivalents (Notes 2 and 13) ...............      2,242,245       50,361
Premiums receivable, less allowance for
  doubtful accounts 1995 $613,125; 1994 none .............      4,849,556
Reinsurance and related recoverables (Note 4):
 Paid loss recoverable ...................................         94,598
 Loss and loss adjustment expenses .......................     14,471,111
 Prepaid reinsurance premiums ............................        530,957
Advances receivable (Note 9) .............................        175,832
Accrued investment income ................................        211,277
Prepaid expenses (Note 5) ................................      1,821,000
Deferred income taxes (Note 6) ...........................      1,084,000
Deferred policy acquisition costs ........................        389,737
Equipment, less accumulated depreciation
  1995 $47,465; 1994 none ................................        289,871
Other assets, net ........................................        101,202       41,895
                                                            --------------  -----------
                                                              $40,700,617     $ 92,256
                                                            ==============  ===========
      RESERVES, LIABILITIES AND STOCKHOLDERS' EQUITY

Reserves for losses and loss adjustment expenses  ........    $28,306,416     $  --
Liabilities:
 Accounts payable (Note 9) ...............................        459,929
 Accrued expenses and other liabilities ..................      2,249,540
 Unearned premium ........................................      2,346,983
 Deferred gain on loss portfolio transfer (Note 4)  ......        760,878
 Accrued income taxes and special tax deposits (Note 6)  .      1,078,200
                                                            --------------  -----------
                                                                6,895,530        --
                                                            --------------  -----------
Commitments and contingencies (Notes 4, 7, 11 and 13)
 Total reserves and liabilities ..........................     35,201,946        --

Stockholders' equity (Notes 8 and 9):
 Convertible preferred stock series A, 6% cumulative,
   $1 par value, authorized shares 900,000; issued and
   outstanding 221,805 shares (aggregate liquidation
   preference of $2,218,050 at December 31, 1995) ........        221,805
 Additional paid-in capital, preferred series A  .........      1,996,245
 Convertible preferred stock series B, $1 par value,
   authorized, issued and outstanding 3,200,000 shares ...      3,200,000
 Common stock, $1 par value, authorized 15,000,000
   shares;  102,501 shares issued and outstanding ........        102,501      102,501
Retained earnings (deficit) ..............................        (21,880)     (10,245)
                                                            --------------  -----------
                                                                5,498,671       92,256
                                                            --------------  -----------
                                                              $40,700,617     $ 92,256
                                                            ==============  ===========

  The accompanying notes are an integral part of these financial statements.

             ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
                           STATEMENTS OF OPERATIONS
                   FOR THE YEAR ENDED DECEMBER 31, 1995 AND
        THE PERIOD MAY 13, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994

                                                            1995           1994
                                                       -------------- ------------
Revenues:
                                                                         $
 Standard premium earned, net of discounts  .........    $16,877,344        --
 Less premium ceded for reinsurance .................      1,741,757
                                                       -------------- ------------
  Net premium earned ................................     15,135,587        --
                                                       -------------- ------------
 Less loss and loss adjustment expenses .............     14,886,606
                                                       -------------- ------------
  Premiums available for operations .................        248,981        --
                                                       -------------- ------------
 Interest earnings ..................................         73,455
                                                       -------------- ------------
 Net realized (losses) on investment transactions  ..           (404)
                                                       -------------- ------------
                                                             322,032        --
                                                       -------------- ------------
Expenses:
 Policy acquisition and other underwriting expenses          333,315
 Other expenses .....................................          6,152       10,245
                                                       -------------- ------------
                                                             339,467       10,245
                                                       -------------- ------------
   Income (loss) before income taxes ................        (17,435)     (10,245)
                                                       -------------- ------------
Income taxes (Note 6) ...............................         (5,800)       --
                                                       -------------- ------------
  Net income (loss) .................................    $   (11,635)    $(10,245)
                                                       ==============  ============
  Earnings (loss) per common share and common
    share equivalent ................................    $     (0.11)    $  (0.10)
                                                       ==============  ============

  The accompanying notes are an integral part of these financial statements.

             ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
                STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   FOR THE YEAR ENDED DECEMBER 31, 1995 AND
      FOR THE PERIOD MAY 13, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994

                                          PREFERRED STOCK
                                    --------------------------
                                                                  ADDITIONAL
                                                                    PAID-IN
                                                                    CAPITAL                    RETAINED
                                                                   PREFERRED      COMMON       EARNINGS
                                      SERIES A      SERIES B       SERIES A        STOCK      (DEFICIT)
                                    ----------- -------------  ------------- ----------- -----------

Balance, beginning of period  ....  $   --       $    --        $  --          $   --        $  --

 Common stock issued for cash  ...                                             102,501

 Net income (loss) ...............                                                           (10,245)

                                    ----------- -------------  ------------- ----------- -----------

Balance December 31, 1994 ........       --           --            --         102,501       (10,245)

 Preferred stock issued for cash       221,805      3,200,000      1,996,245

 Net income ......................                                                           (11,635)

                                    ----------- -------------  ------------- ----------- -----------

Balance, December 31, 1995  ......    $221,805     $3,200,000     $1,996,245     $102,501   $(21,880)

                                    ===========  =============   =============  ===========  ===========

  The accompanying notes are an integral part of these financial statements.

             ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
                           STATEMENTS OF CASH FLOWS
                   FOR THE YEAR ENDED DECEMBER 31, 1995 AND
        THE PERIOD MAY 13, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994

                                                       1995           1994
                                                  -------------- -----------
OPERATING ACTIVITIES
                                                                    $
 Cash received for premiums ....................    $ 1,341,812        --
 Cash received from reinsurers .................        298,994
 Cash paid to reinsurers .......................     (2,213,424)
 Cash paid for claims ..........................     (1,380,808)
 Cash (paid) reimbursed for operating expenses          227,355      (10,245)
 Investment income collected ...................         61,961
                                                  -------------- -----------
  Net cash and cash equivalents (used in)
    operating activities .......................     (1,664,110)     (10,245)
                                                  -------------- -----------
INVESTING ACTIVITIES
 Purchase of investments .......................     (3,921,036)
 Sale of investments ...........................      2,538,365
 Proceeds from investment maturities ...........         28,237
 Payments for other assets .....................        (31,790)     (41,895)
 Payments of advances, net .....................       (175,832)
                                                  -------------- -----------
  Net cash and cash equivalents (used in)
    investing activities .......................     (1,562,056)     (41,895)
                                                  -------------- -----------
FINANCING ACTIVITIES
 Proceeds from issuance of preferred stock  ....      5,418,050
 Proceeds from issuance of common stock  .......                     102,501
                                                  -------------- -----------
  Net cash and cash equivalents provided by
    financing activities .......................      5,418,050      102,501
                                                  -------------- -----------
Net increase in cash and cash equivalents  .....      2,191,884       50,361
Cash and cash equivalents, beginning of period           50,361        --
                                                  -------------- -----------
Cash and cash equivalents, end of period  ......    $ 2,242,245     $ 50,361
                                                  ==============  ===========

  The accompanying notes are an integral part of these financial statements.

             ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
                           STATEMENTS OF CASH FLOWS
                   FOR THE YEAR ENDED DECEMBER 31, 1995 AND
        THE PERIOD MAY 13, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994

                                                                1995           1994
                                                          --------------- ------------
RECONCILIATION OF NET INCOME (LOSS) TO
  NET CASH AND CASH EQUIVALENTS (USED IN)
  OPERATING ACTIVITIES
 Net income (loss) ...................................     $   (11,635)     $(10,245)
 Adjustments to reconcile net income (loss) to net cash
   and cash equivalents (used in) operating activities:
  Depreciation ......................................          4,837
  Amortization .........................................          1,315
  Loss on sale of investments ..........................            404
  Net amortization of bond discounts/premiums  .........          4,230
  Amortization of deferred gain ........................        (75,070)
  (Increase) decrease, netted for effects of assets
    assumed, in:
   Premiums receivable .............................           197,712
   Reinsurance and related recoverables ................     (6,981,217)
   Accrued interest receivables ........................        (15,724)
   Prepaid expenses ....................................       (122,342)
   Deferred income taxes ...............................     (1,084,000)
   Deferred policy acquisition costs ...................         86,921
  Increase (decrease), netted for effects of
    liabilities assumed, in:
       Reserves for claims .............................      6,057,569
   Accounts payable and accrued expenses ...............        342,846
   Advance premiums ....................................     (1,148,156)
   Accrued income tax and special tax deposits  ........      1,078,200
                                                          ---------------  ------------
    Net cash and cash equivalents (used in)
      operating activities .............................    $(1,664,110)     $(10,245)
                                                          ===============  ============

  The accompanying notes are an integral part of these financial statements.

           ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION

                        NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

   Associated Business & Commerce Insurance Corporation (the Company) was incorporated on May 13, 1994 under the provisions of Florida law. The Company's activities through November 29, 1995 were limited to organization, licensing and other activities to enable it to become an insurance company specializing in workers' compensation insurance regulated by the Florida Department of Insurance (the "Department"). On December 7, 1995, the Department issued a certificate of authority after the Company successfully completed a plan of capitalization. Activity and operations then immediately commenced.

   In a transaction approved by the Florida Department of Insurance, the Company assumed the assets and liabilities of Associated Business & Commerce Workers' Compensation Self-Insurance Fund (the Fund) by virtue of a loss portfolio reinsurance transaction. By agreement with the Fund, the effective date of the transaction was November 30, 1995. Accordingly, premiums earned on the Fund's policies then in effect, and losses and underwriting expenses incurred subsequent to that date are reported by the Company. However, the Fund did not transfer liabilities not related to insurance.

   The transaction described above together with other transactions and contractual arrangements between the Fund, the Company and other parties were contemplated by the Company in its long-term business plan with the primary objective of offering non-assessable policies of insurance to members of the Fund and to the general public. Employers insuring their worker's compensation risks with the Fund were assessable for any losses and related expenses not ultimately paid by the Fund. Such assessability created a contingent liability to the employers, which management considered detrimental to the continuing growth of the business. As part of the loss portfolio transfer, the Company indemnified the members of the Fund who elected to be insured by the Company against such assessments. Policies of insurance written by the Company, including renewals of coverage to former members of the Fund are non-assessable.

   Only those members of the Fund who elected to be insured by the Company were retained by the Company. The Company did not assume any contingent assessment liabilities for members who left the Fund or who chose not to be insured by the Company.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles (GAAP). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

   For purposes of the statements of cash flows, the Company considers all highly-liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

RECOGNITION OF PREMIUM REVENUES AND UNEARNED PREMIUM

   Workers compensation and employers liability insurance premiums are recognized evenly over the life of the related policies (generally one year), including estimates of retrospectively-rated premiums

              ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION

                           DECEMBER 31, 1995 AND 1994

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

based upon experience incurred under those contracts to date, with a liability for unearned premiums established for the premiums collected on the unexpired portion of those policies. It is the general policy of the Company to bill an amount approximating two months of annual premium in advance of the effective date of insurance coverage which is held by the Company to insure performance of each insureds' annual premium obligation.

   Unearned premium also includes any return premium due the insured as a result of premium audits. Standard premium is computed on payroll and modified by an experience factor approved by the State of Florida via the National Council on Compensation Insurance (NCCI). Payroll and payroll classifications are subject to verification and revision after year end. Additional premiums based on payroll audits are recognized as revenue in the loss year for which coverage is provided.

DEFERRED POLICY ACQUISITION COSTS

   Commissions and other costs of acquiring insurance that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies to which they relate. It is the Company's policy to calculate and record deferred policy acquisition costs on a quarterly basis. There was no amortization for the year ended December 31, 1995.

INVESTMENTS

   Investments consist of U.S. Treasury notes, federal government sponsored mortgage pools, and other U.S. government agency notes and are carried at cost plus or minus the unamortized portion of premiums or discounts paid to acquire such investments. The Financial Accounting Standards Board has issued SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities", which became effective with the fiscal year which began January 1, 1994, and has been implemented in the accompanying financial statements. This SFAS addresses the accounting and reporting for investments in equity securities that have readily determinable market values and for all investments in debt securities. Debt securities are to be classified as trading securities (reported at market value) and available-for-sale securities (reported at fair value with unrealized market gains and losses reported as a separate component of stockholders' equity).

   Fixed maturity investments are securities that mature at a specified future date more than one year after being issued. Fixed maturity securities that the Company intends to hold until maturity are classified as "fixed maturities held to maturity" and are carried at amortized cost. Amortized cost is based upon the purchase price and is adjusted periodically in order that the carrying value will equal the face or par value at maturity. Fixed maturity securities that may be sold prior to maturity due to changes in interest rates, prepayment risks, liquidity needs, tax planning purposes or other similar factors, have been classified as "available for sale", and are carried at fair value. The difference between aggregate carrying value for fixed maturities available for sale and the aggregate amortized cost of such securities is reported, net of related deferred income taxes, as a separate component of stockholders' equity. At December 31, 1995, however, aggregate carrying value approximated market; therefore, there is no balance carried as a separate component of stockholders' equity.

   Realized gains and losses on sales of investments are recognized on the specific identification basis.

EQUIPMENT

   Equipment is recorded at cost and is depreciated using accelerated and straight-line methods over the respective assets' estimated useful lives which range from five to seven years.

              ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION

                           DECEMBER 31, 1995 AND 1994

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

DIVIDEND PAYMENT RESTRICTIONS

   The Company is restricted from paying dividends in excess of a statutory formula on either common or preferred stock. No dividends on common stock may be paid until all of the accumulated and unpaid dividends, if any, on the Company's registered Series A Preferred stock have been paid in full.

INSURANCE LIABILITIES

   The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past and industry experience, for losses incurred but not reported and future development of existing cases. In establishing its liability for losses and loss adjustment expenses, the Company utilizes the findings of an independent actuary. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently. Although the Company believes that the estimate of the reserve for losses and loss adjustment expenses is reasonable in the circumstances, the Company's absence of a substantial period of loss experience to support the assumptions inherent in establishing the estimated reserves results in uncertainty as to the ultimate amount that will be required for the settlement of losses and claims.

   Accordingly, the ultimate settlement of losses and the related loss adjustment expenses may vary, perhaps significantly, from the estimated amounts included in the accompanying financial statements.

ORGANIZATION COSTS

   Included in other assets are organization costs consisting of certain costs associated with initial incorporation, registration and licensing activities. These costs are amortized by the straight-line method over five years. Amortization expense totaled $1,315 for the year ended December 31, 1995.

REINSURANCE

   Reinsurance premiums, commissions, and expense reimbursements related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income. The Company maintains specific excess loss reinsurance with unaffiliated insurance companies. For 1995 the Company retained the first $350,000 of each loss.

   With the exception of the assumption of insurance liabilities and assets from the Fund in a one time only transaction, the Company does not assume reinsurance from other insurance funds or companies in the ordinary course of business. The Company has entered into a 70% proportional quota-share agreement with Underwriters Reinsurance Company ("Underwriters") (Note 4).

INCOME TAXES

   The Company accounts for income taxes in accordance with Financial Accounting Standards Board Statement of Financial Standards No. 109, "Accounting for Income Taxes" (SFAS109). Income taxes

              ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION

                           DECEMBER 31, 1995 AND 1994

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

INCOME TAXES (CONTINUED)

are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of premiums receivable, reinsurance and related receivables and insurance liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future taxable income and tax credits that may be available to offset future federal income taxes.

EARNINGS PER SHARE

   Earnings per common share and common share equivalent were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Also, no dilution of earnings per share is calculated because the preferred stock is not convertible to common shares before January 1, 2000.

ALLOWANCE FOR BAD DEBTS

   The bad debt allowance is based upon the Company's and the Fund's experience with uncollectible accounts receivable and represents the Company's estimate of the uncollectible amounts incurred through each year end. The following table summarizes the activity in the bad debt allowance for the year ended December 31, 1995 and the period ended December 31, 1994:

                                        1995       1994
                                    ----------- -------
Balance, beginning of period  ....    $  --        $ --
Allowance assumed from the Fund  .     560,094
Additions to the allowance  ......      53,031
Write-offs against the allowance
                                    -----------  ---------
Balance, end of period ...........    $613,125     $ --
                                    ===========  =========

NOTE 2--INVESTMENTS IN SECURITIES

   Gross investment income for the periods ended December 31, 1995 and 1994 totaled $73,455 and none, respectively. There were no investment expenses for the same periods.

   During December 1995, the Company sold U.S. Treasury securities classified as available for sale with a carrying value of $2,539,173 for gross realized gains (losses) of $2,615 and $(3,019), respectively, for a net loss of $404.

              ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION

                           DECEMBER 31, 1995 AND 1994

NOTE 2--INVESTMENTS IN SECURITIES--(CONTINUED)

   Investments included in the accompanying balance sheet at December 31, 1995 are summarized as follows (there were no investments in securities at December 31, 1994):

                                   AMORTIZED       UNREALIZED       UNREALIZED        ESTIMATED
                                     COST         APPRECIATION     DEPRECIATION     MARKET VALUE
                                -------------- ---------------  --------------- ---------------
Held to maturity:
 Fixed maturities:
                                                                     $
  U.S. Treasury notes ........    $   500,224       $   711             --          $   500,935
  U.S. Government agency
    notes, various maturities and
    interest rates ...........      1,996,310        13,190             --            2,009,500
  GNMA and FNMA Mortgage
    pools various maturities
    and interest rates .......      7,712,198        16,192           (57,865)         7,670,525
                                 -------------- ---------------  --------------- ---------------
    Total held to maturity  ..     10,208,732        30,093           (57,865)        10,180,960
                                 -------------- ---------------  --------------- ---------------
Available for sale:
 Fixed maturities:
  U.S. Treasury notes ........      4,230,499          --              --              4,230,499
                                -------------- ---------------  ---------------   ---------------
    Total investments ........    $14,439,231       $30,093          $(57,865)       $14,411,459
                                ==============  ===============   ===============  ===============

   The fair value of investments at December 31, 1995 was determined using outside pricing services.

   The carrying value and estimated market value of debt securities at December 31, 1995 by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations without call or prepayment penalties.

                                                             ESTIMATED
                                             CARRYING         MARKET
                                               VALUE           VALUE
                                          -------------- --------------
Due in one year or less ................    $ 1,692,927     $  1,691,807
Due after one year through five years  .      4,226,805       4,247,705
Due after five years through ten years          807,301         801,422
                                          -------------- --------------
                                              6,727,033       6,740,934
GNMA and FNMA Mortgage pools ...........      7,712,198       7,670,525
                                          -------------- --------------
                                            $14,439,231     $14,411,459
                                          ==============  ==============

   The Company does not have any material concentrations of credit risk in its portfolio as it consists entirely of U.S. Treasury and other federal government agency notes, GNMA's and FNMA's.

   The carrying value of securities on deposit with various governmental agencies at December 31, 1995 was $2,260,904 and is included in fixed maturities available for sale.

   As of February 29, 1996, the most recent date for which information is available, the estimated market values of the Company's investments which were held at December 31, 1995 approximates $14,296,000.

              ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION

                           DECEMBER 31, 1995 AND 1994

NOTE 3--STATE OF FLORIDA SPECIAL DISABILITY TRUST FUND

   The State of Florida operates and manages the Special Disabilities Trust Fund (SDTF) and reimburses employers and insurers for certain workers compensation benefits paid to employees when the employee is injured on the job and the resulting disability is as a result of or was related to a prior work related injury. The SDTF is funded through assessments upon all Florida workers' compensation insurers at a current level of 4.52% of premium written and distributes such sums among insurers whose policy holders have employed individuals with previously determined worker's compensation-related disabilities, and such individuals have filed a claim. The Company has included, as recoverables against losses and loss adjustment expenses, amounts submitted and to be submitted to SDTF. See also Note 4.

NOTE 4--REINSURANCE AND RELATED RECOVERABLES

   Reinsurance contracts do not relieve the Company from its obligation to pay claims. However, the Company limits the maximum net loss that can arise from risks in its concentrated area of exposure by reinsuring (ceding) certain levels of risks with other insurers or reinsurers, on an automatic basis under general reinsurance contracts known as "treaties" or by negotiation on large individual risks. Ceded reinsurance is treated as the risk and liability of the assuming companies.

   Effective October 1, 1995, the Fund entered into a 70% proportional quota-share reinsurance treaty with Underwriters Reinsurance Company (Underwriters), which was assigned to the Company effective November 30, 1995. Under the terms of the agreement, the Company cedes 70% of its net written premium to Underwriters with Underwriters assuming 70% of the Company's retained losses and loss adjustment expenses. To cover the costs of underwriting, Underwriters reimbursed the Company for certain direct expenses, including other reinsurance and managed care fees incurred, and paid the Company a ceding commission ultimately based on the Company's loss ratio, subject to certain adjustments and limits. Ceding commissions earned for the periods ended December 31, 1995 and 1994 totaled $415,680 and none, respectively.

   The following table summarizes the effect of reinsurance on premiums earned and written for the periods ended December 31, 1995 and 1994:

                               1995         1994
                          -------------- -------
Premiums earned:
 Direct ................    $ 2,420,743   $  --
 Assumed ...............     14,456,601
 Ceded .................     (1,741,757)
                          --------------  -------
   Net premiums earned      $15,135,587   $  --
                          ==============  =======

   The assumed premium is comprised entirely of the premium assumed from the Fund as a result of the loss portfolio transfer described in Note 1. The losses assumed by the Company of $14,456,601 were less than total premium on this transaction, which totaled $15,292,549. A deferred gain has therefore been recorded in the amount of $835,948. This gain is being amortized in proportion to the reduction in reserve for assumed losses.

   Because of the common anniversary date of December 31, 1995 of substantially all policies in force during 1995, earned and written premiums are not materially different.

   At December 31, 1995 and 1994, reinsurance and related recoverables consisted of $94,598 and none of recoverables on paid claim and claim settlement expenses and $14,471,111 and none of recoverables on unpaid claim and claim settlement expenses.

              ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION

                           DECEMBER 31, 1995 AND 1994

NOTE 4--REINSURANCE AND RELATED RECOVERABLES--(CONTINUED)

   Approximately $8,169,000 of the reinsurance and related recoverables at December 31, 1995 are from Allstate Insurance Company. Also, included in reinsurance and related recoverables at December 31, 1995 is approximately $2,421,000 related to the Company's quota share agreement with Underwriters. In addition, estimated undiscounted recoveries from the SDTF approximated $3,881,000 at December 31, 1995.

   In the event that all or any of the reinsuring companies or the SDTF might be unable to meet their obligations under existing reinsurance agreements or law, the Company would be liable for such defaulted amounts. The Company's management believes that all reinsurers are in sound financial condition, and include Allstate Insurance Company, Continental Casualty Company, and Underwriters Reinsurance Company, all "A" rated by A.M. Best.

NOTE 5--MANAGED CARE

   During 1994, the Fund entered into a managed care arrangement with Humana under which Humana is to provide medical services to workers whose employers were participating in the voluntary managed care arrangement. The terms of the agreement with Humana, which was assigned to the Company effective November 30, 1995, provide for the payment of a capitation fee in exchange for which Humana covers all the medical cost associated with a claim for a period of three years after the date the claim is reported. Fees paid to Humana are recognized as prepaid expenses and unpaid claim and claim settlement expenses to the extent that unpaid claims and claim settlement expenses exist for managed care covered claims. Prepaid expenses at December 31, 1995 consists of $1,821,000 of fees paid to Humana under this agreement, including amounts assumed from the Fund in the loss portfolio transfer.

   To the extent that Humana is unable to meet their contractual obligation under the agreement, the Company is liable for unpaid claim and claim settlement expenses. However, as part of the agreement, Humana has issued an "evergreen" letter of credit to the benefit of the Company in the amount of $2,000,000.

NOTE 6--INCOME TAXES

   Temporary differences giving rise to deferred tax assets consist primarily of a discount on the reserve for loss and loss adjustment expenses for tax purposes and on reinsurance and related receivables, accounting for earned premiums differently for tax purposes than for financial reporting purposes, expensing for tax purposes internal underwriting costs attributable to policy acquisitions, accounting for other policy acquisition costs differently for tax purposes than for financial reporting purposes, and the recording of an allowance for uncollectible premiums receivable for financial reporting purposes but not for tax purposes.

   The provision for income taxes are as follows for the periods ended December 31, 1995 and 1994:

                   1995         1994
              -------------- -------
Current ....    $ 1,078,200   $  --
Deferred  ..     (1,084,000)
              -------------- -------
                $    (5,800)  $  --
              ==============  =======

              ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION

                           DECEMBER 31, 1995 AND 1994

NOTE 6--INCOMES TAXES--(CONTINUED)

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1995 and 1994 are as follows:

                                       1995        1994
                                  ------------- -------
Deferred tax assets:
 Discount on net loss reserves      $  706,000  $  --
 Deferred charge ...............       259,000
 Unearned premium ..............       159,000
 Other .........................        12,000
                                  ------------- -------
  Total deferred tax assets  ...     1,136,000     --
Deferred tax liabilities:
 Policy acquisition costs  .....       (52,000)
                                  ------------- -------
                                    $1,084,000   $ --
                                  =============  =======

   Management believes it is more likely than not that the deferred tax assets will be realized due to the Company's tax planning strategies and future taxable income. Accordingly, no valuation allowance has been established.

NOTE 7--LEASE, OTHER COMMITMENTS AND TOTAL RENTAL EXPENSE

   At December 31, 1995 the Company leases its office space on a month-to-month basis for $9,408 per month, plus sales tax, its pro rata share of the property taxes, utilities, normal maintenance, insurance and specified percentages of common-area expenses and special assessments.

   The total rental expense included in the statements of operations for the periods ended December 31, 1995 and 1994 totaled $9,973 and none, respectively.

   To process claims on behalf of the Company, a servicing agreement has been executed with an unrelated company for a five year term which began January 1, 1995. For the claims management services, the Company pays the claims processor 2.5% of earned premium plus 25% of recoveries collected from the SDTF.

NOTE 8--STOCKHOLDERS' EQUITY

   The Company has authorized a total of 10,000,000 shares of preferred stock, available to be issued in any series as determined by the board of directors. As of December 31, 1995, the board has authorized up to 900,000 of 6% cumulative Convertible Preferred Series A shares, of which 221,805 have been issued at December 31, 1995 and are registered, and 3,200,000 authorized and issued shares of Convertible Preferred Series B, which are unregistered. Accordingly, a total of 6,578,195 shares of preferred stock are authorized and unissued.

   Each share of the 6% Cumulative Convertible Series A Preferred Stock is convertible to 2 shares of common stock after December 31, 2000. The Company may, after December 31, 1998, and upon thirty days written notice, redeem the Series A preferred shares at $10 per share plus unpaid and accrued dividends. The Series A preferred shares also carry a liquidation value of $10 per share. Accordingly, at December 31, 1995 the aggregate liquidation preference is $2,218,050.

   The Company's originally filed articles of incorporation provided for 5,000,000 shares of authorized common stock. During November, 1994, the articles of incorporation were amended to allow for an additional 10,000,000 shares of common stock to bring the total authorized common stock to 15,000,000 shares.

              ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION

                           DECEMBER 31, 1995 AND 1994


NOTE 8--STOCKHOLDERS' EQUITY--(CONTINUED)

   During March 1995, the founding stockholders of the Company entered into a stock exchange agreement with Associated Business & Commerce Holdings, Inc. (Holdings) hereby they exchanged all outstanding common stock of the Company for an equal number of shares of Holdings, in direct proportion to the existing stock ownership of common stock in the Company. As a result, the Company became a wholly owned subsidiary of Holdings. All common stock and preferred series B stock have been pledged as collateral against a note payable issued by Holdings.

   The note payable of Holdings was issued to the Company's quota share reinsurer, Underwriters. The loan bears interest at 12.75% per annum, and, if not prepaid, is due on September 30, 2000. Holdings expects to repay the loan from fees paid by the Company under a management agreement. Holdings has also granted Underwriters options to purchase common stock of Holdings in an amount, after issuance, up to a maximum of 49% of the number of outstanding common shares of Holdings. The number of shares subject to option is based upon the date of the repayment in full of the Note.

   Unaudited statutory policyholders' surplus as of December 31, 1995 and unaudited statutory net income (loss) for the period ended December 31, 1995 are $4,830,507 and $(375,426), respectively.

   In order to enhance the regulation of insurer solvency, the National Association of Insurance Commissioners (NAIC) issued a model law to implement risk-based capital (RBC) requirements for property and casualty insurers, which are designed to assess capital adequacy and raise the level of protection that statutory surplus provides for policyholder obligations. Under the model law, insurers who have less statutory surplus than is required by the RBC calculations will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. Since the Company is domiciled and issues policies exclusively in the state of Florida, and Florida has not yet adopted the model RBC law, the Company has not calculated the RBC statutory surplus. However, management believes that it has statutory surplus in excess of the RBC amounts.

NOTE 9--RELATED PARTY TRANSACTIONS

   The Company receives legal services from a firm which employs a director. Fees paid to this firm for the periods ended December 31, 1995 and 1994 totaled $21,271 and none, respectively. At December 31, 1995 accounts payable includes the $21,271 of legal fees payable.

   The Company is affiliated with the Fund through common management and some common directors. During 1995 and 1994, the Fund paid $58,000 and $76,000 of organization costs of the Company of which $12,000 was reimbursed during 1994. Included in premiums receivable is approximately $1,900,000 due from the Fund in connection with the loss portfolio transaction. The Fund is therefore not seeking reimbursement from the Company for the organizational costs incurred by the Fund on behalf of the Company.

   The Fund will repay the Company the balance of the $1,900,000 immediately upon its receipt of an expected income tax refund.

   All of the Company's outstanding common stock as well as all of the outstanding Series B preferred QQ providing financing and performing certain management services for the Company under a management agreement. The management agreement calls for the Company to pay 14.1% of written premium to Holdings in return for Holdings performing certain administrative functions and paying certain costs on behalf of the Company. Management fee expense incurred by the Company under the

              ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION

                           DECEMBER 31, 1995 AND 1994

NOTE 9--RELATED PARTY TRANSACTIONS--(CONTINUED)

terms of this agreement totaled $344,706 for the year ended December 31, 1995. The advances receivable at December 31, 1995 of $175,832 represents working capital advances to Holdings which are non-interest bearing and will be repaid as cash flow of Holdings permits.

NOTE 10--STOCK OPTION PLAN

   The Company has established a compensatory stock option plan called the Equity Compensation Plan (the Plan). The Plan allows for the granting to officers, key employees, eligible directors and independent contractors the incentive stock options, non-qualified stock options, stock appreciation rights, and restricted stock. The exercise price of the stock options may not be less than 100% of the fair market value of the common stock on the date of the grant of the stock option. The term of the option may not be greater than ten years. Incentive stock options granted to a greater than 10% owner shall have an option exercise price of not less than 110% of the fair market value of the stock on the date of the grant and the exercise period will not be greater than five years. Stock appreciation rights may only be granted in conjunction with a related stock option. Stock appreciation rights call for the payment of cash or common stock equal in value to the excess of the fair market value of the common stock over the stock option exercise price.

   The Board has reserved 2,000,000 shares of common stock for issuance under the Plan. There are no outstanding options at December 31, 1995.

NOTE 11--LEGAL PROCEEDINGS

   From time to time, the Company may be involved in workers' compensation proceedings relating to claims arising out of its operations in the normal course of business. As of the date of the accountants' report, the Company is not party to any legal proceedings outside of its ordinary workers compensation settlement business which management believes would materially affect the financial position or operations of the Company with the exception of the matter described below.

   In July, 1992, the Fund filed a lawsuit in the State Circuit Court of Palm Beach County, Florida, for breach of contract against Advanced Risk Management Incorporated ("ARMI") claiming damages for excess fees and advances collected by ARMI, the former service company of the Fund. A counterclaim was filed by ARMI alleging breach of contact, breach of fiduciary duty and fraud. On January 2, 1994, the court granted summary judgment in favor of the Fund with respect to all of the counterclaims made by ARMI. The summary judgment was appealed by ARMI and reversed by the Fourth District Court of Appeal, which remanded the matter back to the trial court to resolve specific issues. On December 15, 1995 the trial court granted the Fund's renewed motion for summary judgment. ARMI has filed an appeal as to this judgment as well. The Fund intends to continue to pursue and defend this claim on its own behalf. There can be no assurance however, that, in the event of an unfavorable ruling against the Fund, recovery would not be sought from the Company. In the event there is an unfavorable outcome, which management believes to be unlikely, the Fund's liability is estimated at less than $1,000,000.

              ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION

                           DECEMBER 31, 1995 AND 1994

NOTE 12--NON-CASH INVESTING ACTIVITIES

   Effective November 30, 1995, the Company received all of the insurance related assets and assumed all of the insurance related liabilities from the Fund by virtue of a loss portfolio reinsurance arrangement. Non-cash investing activities associated with this transaction are as follows:

Investments received  .    $13,089,432
                         ==============
Equipment received  ...    $   294,707
                         ==============
Other assets received      $    28,834
                         ==============

NOTE 13--CONCENTRATIONS AND CASH RESTRICTION

   The Company routinely maintains cash balances in excess of the federally insured limit of $100,000 at its financial institutions. Uninsured balances at December 31, 1995 approximated $1,692,000. In addition, the Company had $250,000 cash on deposit with a governmental agency.

   All of the Company's revenues are derived from within the state of Florida. Accordingly, the Company could be adversely affected by economic downturns, significant unemployment, and other conditions that may occur from time to time in Florida, which may not have as much of an impact on more geographically diversified competitors.

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                                 BALANCE SHEETS

                             MARCH 31, 1995 AND 1994
                                    UNAUDITED

                                                            1995            1994
                                                       -------------- --------------
                        ASSETS
Investments with fixed maturities (Note 3)  .........    $12,745,193     $11,299,738
Cash and cash equivalents (Note 10) .................        735,188       1,526,358
Premiums receivable, less allowance for doubtful
  accounts 1994 $848,517; 1995 $754,580 .............      2,683,186       2,844,019
Reinsurance and related recoverables (Note 4):
 Paid loss recoverable ..............................         10,546          57,490
 Loss and loss adjustment expenses ..................      6,738,752       4,359,747
 Prepaid reinsurance premiums .......................        535,892         248,421
Advances receivable, less allowance for
  uncollectible amounts 1993 and 1994
  $106,790 (Note 9) .................................          4,455             -0-
Accrued investment income ...........................        131,052         102,687
Prepaid expenses ....................................          8,727         132,895
Deferred income taxes ...............................      1,227,000       1,216,323
Estimated income tax payments .......................        385,600             -0-
Deferred policy acquisition costs ...................        700,744         524,437
Equipment, less accumulated depreciation
  1994 $56,963; 1995 $125,518 .......................        176,400         112,563
Other assets ........................................        726,982          36,543
                                                       -------------- --------------
                                                         $26,809,717     $22,461,221
                                                       ==============  ==============
          RESERVES, LIABILITIES AND SURPLUS
Reserves for losses and loss adjustment expenses  ...    $20,339,973     $17,620,634
Liabilities:
 Accounts payable ...................................        885,325         332,390
 Accrued expenses and other liabilities .............        440,225         816,106
 Member premium deposits ............................      3,957,599       3,491,849
 Accrued income taxes ...............................        101,500             -0-
                                                       -------------- --------------
                                                           5,384,649       4,640,345
                                                       -------------- --------------
Commitments and contingencies (Notes 6, 7, 9 and 10)
 Total reserves and liabilities .....................     25,724,622      22,260,979
Surplus (deficit) ...................................      1,085,095         200,242
                                                       -------------- --------------
                                                         $26,809,717     $22,461,221
                                                       ==============  ==============

  The accompanying notes are an integral part of these financial statements.

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                            STATEMENTS OF OPERATIONS

               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994
                                    UNAUDITED

                                                          1995           1994
                                                     ------------- -------------
Revenues:
 Standard premium earned, net of discounts  .......    $6,602,724     $6,175,906
 Less premium ceded for reinsurance ...............       553,640        546,564
                                                     ------------- -------------
  Net premium earned ..............................     6,049,084      5,629,342
                                                     ------------- -------------
 Less claims incurred:
  Claims paid .....................................       279,100        272,943
  Claims reserved .................................     3,814,589      2,974,582
 Less self-insurer's assessment ...................       298,443        279,151
                                                     ------------- -------------
                                                        4,392,132      3,526,676
                                                     ------------- -------------
  Premiums available for operations ...............     1,656,952      2,102,666
                                                     ------------- -------------
 Interest earnings ................................       203,988        130,177
                                                     ------------- -------------
 Other ............................................       161,225        139,987
                                                     ------------- -------------
                                                        2,022,165      2,372,830
                                                     ------------- -------------
Expenses:
 Claims services ..................................       165,068        185,278
 Marketing and member services ....................       587,247        502,967
 Loss control and underwriting ....................       170,135        165,110
 Premium taxes and department of labor assessments        212,607        198,864
 General and administrative .......................       693,346        466,285
 Facilities and utilities .........................        53,237         42,527
 Bad debts (Note 9) ...............................       124,580        102,595
                                                     ------------- -------------
                                                        2,006,220      1,663,626
                                                     ------------- -------------
  Income before income taxes ......................        15,945        709,204
                                                     ------------- -------------
Income taxes ......................................         5,400        155,000
                                                     ------------- -------------
  Net income ......................................    $   10,545     $  554,204
                                                     =============  =============

  The accompanying notes are an integral part of these financial statements.

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                   STATEMENTS OF CHANGES IN SURPLUS (DEFICIT)

               FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995
                                    UNAUDITED

                                              1995           1994
                                          ------------- -------------
Surplus (deficit), beginning of period      $1,074,550     $(353,962)
 Net income ............................        10,545       554,204
                                          ------------- -------------
Surplus, end of period .................    $1,085,095     $ 200,242
                                          =============  =============

  The accompanying notes are an integral part of these financial statements.

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                            STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994
                                    UNAUDITED

                                                           1995            1994
                                                      -------------- --------------
OPERATING ACTIVITIES
 Cash received for premiums and other income  ......    $ 7,164,751     $ 5,828,935
 Cash received from reinsurers and SDTF ............        278,810          30,153
 Cash paid for claims ..............................     (2,938,236)     (2,454,632)
 Cash paid for operating expenses ..................     (3,565,166)     (2,126,526)
 Investment income collected .......................        237,762         173,550
 Income taxes paid .................................       (665,500)       (700,000)
                                                      -------------- --------------
  Net cash and cash equivalents provided by
    operating activities ...........................        512,421         751,480
                                                      -------------- --------------
INVESTING ACTIVITIES
 Purchase of investments ...........................       (476,250)     (1,071,092)
 Proceeds from investment maturities ...............        382,737         330,000
 Purchase of equipment .............................        (38,692)        (28,148)
 Receipts of (payments for) other assets  ..........          6,649          (1,339)
                                                      -------------- --------------
  Net cash and cash equivalents (used in)
    investing activities ...........................       (125,556)       (770,579)
                                                      -------------- --------------
Net increase (decrease) in cash and cash
 equivalents ........................................       386,865         (19,099)
                                                      -------------- --------------
Cash and cash equivalents, beginning of period  ....        348,323       1,545,457
                                                      -------------- --------------
Cash and cash equivalents, end of period  ..........    $   735,188     $ 1,526,358
                                                      ==============  ==============

  The accompanying notes are an integral part of these financial statements.

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                            STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994
                                    UNAUDITED

                                                                1995           1994
                                                            ------------ --------------
RECONCILIATION OF NET INCOME TO NET CASH AND CASH
  EQUIVALENTS PROVIDED BY OPERATING ACTIVITIES
   Net income (loss) .....................................   $   10,545     $   554,204
 Adjustments to reconcile net income to net cash and cash
   equivalents provided by operating activities:
 Depreciation ........................................         17,238           9,497
 Amortization ...........................................        1,514           1,514
  Net amortization (accretion) of bond discounts/premiums       (20,684)          6,997
  (Increase) decrease in:
   Premiums receivable ...................................     (158,808)     (1,198,550)
   Reinsurance and related recoverables ..................       25,588        (162,750)
   Accrued investment income .............................       54,458          36,376
   Prepaid expenses ......................................       28,609         (68,296)
   Deferred income taxes .................................          -0-         11,000
   Estimated income taxes ................................     (385,600)            -0-
   Deferred policy acquisition costs .....................     (370,051)       (220,482)
   Other assets ..........................................     (416,804)         (5,035)
  Increase (decrease) in:
   Reserves for claims ...................................    1,155,453         967,893
   Accounts payable and accrued expenses .................      161,273         560,925
   Advance premiums ......................................      684,190         814,187
   Accrued income tax and special tax deposits  ..........     (274,500)       (556,000)
                                                            ------------ --------------
    Net cash and cash equivalents provided by
      operating activities ...............................   $  512,421     $   751,480
                                                            ============  ==============

  The accompanying notes are an integral part of these financial statements.

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1995 AND 1994
                                    UNAUDITED

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

   Associated Business and Commerce Worker's Compensation Self-Insurance Fund (the Fund) was created in 1991 under the provisions of Florida law. The Fund is regulated by the Florida Department of Labor and Employment Security
(DLES) and provides worker's compensation insurance to its members. Through June 30, 1994, the Fund was regulated by the DLES. Effective July 1, 1994, monitoring of regulatory matters was transferred to the Florida Department of Insurance (DOI). However, the Fund is still subject to rules and regulations promulgated by DLES.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles (GAAP). All adjustments, which are normal and recurring in nature, necessary to a fair result of the interim periods are reflected in the accompanying financial statements.

CASH EQUIVALENTS

   For purposes of the statement of cash flows, the Fund considers all highly-liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

DEFERRED POLICY ACQUISITION COSTS

   Commissions and other costs of acquiring insurance that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies to which they relate. It is the Fund's policy to calculate and record deferred policy acquisition costs on a quarterly basis.

   Amortization expense for the periods ended March 31, 1994 and 1995 approximated $182,000 and $281,000, respectively.

RECOGNITION OF PREMIUM REVENUES AND MEMBER PREMIUM DEPOSITS

   Insurance premiums are recognized evenly over the life of the related policies (generally one year) with a liability for unearned premiums established for the premiums collected on the unexpired portion of those policies. It is the policy of the Fund to bill a deposit equal to two months of annual premium in advance of the effective date of insurance coverage which is held by the Fund to insure performance of each member's annual premium obligation. Member premium deposits also include any return premium due the insured as a result of premium audits. Standard premium is computed on payroll and modified by an experience factor provided by the State of Florida via the National Council on Compensation Insurance (NCCI). Payroll and payroll classifications are subject to verification and revision after year end. Deferred expenses for self-insurer's assessments, administrator fees and commissions to agents have been accrued, based upon premium collected. Additional premiums based on payroll audits are recognized as revenue in the Fund year for which coverage is provided.

INVESTMENTS

   Investments consist of U.S. Treasury notes, U. S. Treasury Strips, GNMA mortgage pools, and other U.S. government notes and are carried at cost plus or minus the unamortized portion of premiums

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                             MARCH 31, 1995 AND 1994
                                    UNAUDITED

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

or discounts paid to acquire such investments. The Financial Accounting Standards Board has issued SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities", which became effective with the fiscal year which began January 1, 1994, and has been implemented in the accompanying financial statements. This SFAS addresses the accounting and reporting for investments in equity securities that have readily determinable market values and for all investments in debt securities. Debt securities are to be classified as trading securities (reported at market value), available-for-sale securities (reported at fair value with unrealized market gains and losses reported as a separate component of surplus) and held to maturity (reported at amortized cost).

   Realized gains and losses on sales of investments are recognized on the specific identification basis.

EQUIPMENT

   Equipment is recorded at cost and is depreciated using accelerated methods over the respective assets' estimated useful lives which range from five to seven years.

DIVIDEND PAYMENT RESTRICTIONS

   The Fund must obtain approval from DLES prior to the declaration and payment of dividends to members.

INSURANCE LIABILITIES

   The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past and industry experience, for losses incurred but not reported and future development of existing cases. In establishing its liability for losses and loss adjustment expenses, the Fund utilizes the findings of an independent actuary. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently. Although the Fund believes that the estimate of the reserve for losses and loss adjustment expenses is reasonable in the circumstances, the fund's absence of a substantial period of loss experience to support the assumptions inherent in establishing the estimated reserves results in uncertainty as to the ultimate amount that will be required for the settlement of losses and claims. Accordingly, the ultimate settlement of losses and the related loss adjustment expenses may vary, perhaps significantly, from the estimated amounts included in the accompanying financial statement.

   The Fund has accounted for loss and loss adjustment expenses on an undiscounted basis in the accompanying financial statements. For all prior years, including its annual report for the year ended December 31, 1993 issued to its members and others, the Fund discounted its insurance liabilities to give effect to the anticipated investment income on loss and loss adjustment expenses. The Fund has made this accounting change in anticipation of the accounting treatment to be adopted by an affiliate

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                             MARCH 31, 1995 AND 1994
                                    UNAUDITED

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

for accounting for loss and loss adjustment expenses in the affiliates financial statements to be filed with the Securities and Exchange Commission.

REINSURANCE

   Reinsurance premiums, commissions, and expense reimbursements related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income. The Fund maintains specific excess loss reinsurance with unaffiliated insurance companies. For the 1992 fund year, the Fund retained $250,000 of each loss. For the 1993, 1994 and 1995 fund years, the Fund retained the first $350,000 of each loss.

   The Fund does not assume reinsurance from other insurance funds or companies nor does it currently receive reinsurance commission income.

INCOME TAXES

   Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of premiums receivable, reinsurance and related receivables and insurance liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future taxable income and tax credits that may be available to offset future federal income taxes. Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards Number 109, Accounting for Income Taxes.

ALLOWANCE FOR BAD DEBTS

   The bad debt allowance is based upon the Fund's experience with uncollectable accounts receivable and represent the Fund's estimate of the uncollectable amounts incurred through each fund year end. The activity in the bad debt allowance for periods ended March 31, 1994 and 1995 is as follows:

                                            1994         1995
                                        ----------- -----------
Balance, beginning of year ...........    $802,252     $630,000
Additions ............................     102,595      124,580
Accounts written off as uncollectible      (56,330)         -0-
                                        ----------- -----------
Balance, end of year .................    $848,517     $754,580
                                        ===========  ===========

   The allowance for bad debts is netted against premiums receivable in the accompanying balance sheets.

NOTE 2--MEMBER INDEMNIFICATION

   As is required of every fund regulated by DLES, the members of the Fund have jointly and severally agreed to assume and discharge the obligations of the Fund in the event any claims or

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                             MARCH 31, 1995 AND 1994
                                    UNAUDITED

NOTE 2--MEMBER INDEMNIFICATION --(CONTINUED)

expenses may remain unpaid after available reserves and reinsurance have been exhausted. Given the nature of the Fund's reinsurance arrangements, the Board of Trustees believes the likelihood of additional assessments upon members relating to this indemnity to be remote.

NOTE 3--INVESTMENTS IN SECURITIES

   All of the funds investments at March 31, 1994 and 1995 are classified as held-to-maturity as the Fund has the ability and intent to hold all investments to maturity. At March 31, 1994 and 1995, amortized cost, gross unrealized appreciation and depreciation and estimated market value of investments in securities are as follows:

                                                                    1994
                                      ---------------------------------------------------------------
                                         AMORTIZED       UNREALIZED       UNREALIZED        MARKET
                                           COST         APPRECIATION     DEPRECIATION        VALUE
                                      -------------- ---------------  --------------- -------------
Fixed maturities:
 U.S. Treasury notes, various
   maturities and interest rates ...    $ 8,845,208        $ -0-          $ (97,862)     $ 8,747,346
 U.S. Treasury strips, (zero
   coupon) $3,000,000 face value
   maturing November 15, 1997
   through November 15, 1998 .......      2,454,530          -0-           (111,730)       2,342,800
                                      --------------  ---------------   --------------- -------------
                                        $11,299,738         $-0-          $(209,592)     $11,090,146
                                      ==============  ===============   ===============  =============

                                                                    1995
                                      ---------------------------------------------------------------
                                                                                           ESTIMATED
                                         AMORTIZED       UNREALIZED       UNREALIZED        MARKET
                                           COST         APPRECIATION     DEPRECIATION        VALUE
                                      -------------- ---------------  --------------- -------------
Fixed maturities:
 U.S. Treasury notes, various
   maturities and interest rates ...    $ 5,001,333       $    -0-        $(117,920)     $ 4,833,413
 U.S. Treasury strips, (zero
   coupon) $3,000,000 face value
   maturing November 15, 1997
   through November 15, 1998 .......      2,577,090            -0-         (151,650)       2,425,440
 U.S. Government agency notes,
   various maturities and interest
   rates ...........................      2,651,781        15,201           (29,972)       2,637,010
 GNMA Mortgage pools various
   maturities and interest rates ...      2,514,989         4,579            (8,397)       2,511,171
                                      --------------  ---------------   ---------------  -------------
                                        $12,745,193       $19,780         $(307,939)     $12,457,034
                                      ==============  ===============   ===============  =============

   The U.S. Treasury strips are comprised of three $1,000,000 face value zero coupon treasury notes which were purchased at prices to yield 4.6% to 5.1% to maturity.

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                             MARCH 31, 1995 AND 1994
                                    UNAUDITED

NOTE 3--INVESTMENTS IN SECURITIES--(CONTINUED)

   The carrying value and estimated market value of debt securities at March 31, 1995 by contractual maturity, are shown below:

                                                           ESTIMATED
                                            CARRYING         MARKET
                                              VALUE          VALUE
                                         -------------- -------------
Due in one year or less ...............    $ 1,209,812    $ 1,190,700
Due after one year through five years        8,065,073      7,795,288
Due after five years through ten years         955,319        959,875
                                         -------------- -------------
                                            10,230,204      9,945,863
GNMA Mortgage pools ...................      2,514,989      2,511,171
                                         -------------- -------------
                                           $12,745,193    $12,457,034
                                         ==============  =============

   The Fund does not have any material concentrations of credit risk in its portfolio as it consists entirely of U.S. Treasury notes, strips, and GNMA's.

   Gross investment income for the periods ended March 31, 1994 and 1995 totalled $135,477 and $203,988, respectively and investment expenses for the same periods totalled $5,300 and none, respectively.

   At March 31, 1995, U.S, Treasury notes carried at $2,307,151 have been pledged to the State of Florida as a security deposit under section 38F-5.06 of the Florida Administrative Code.

NOTE 4--REINSURANCE AND RELATED RECOVERABLES

   Reinsurance contracts do not relieve the Fund from its obligation to pay claims. However, the Fund limits the maximum net loss that can arise from risks in its concentrated area of exposure by reinsuring (ceding) certain levels of risks with other insurers or reinsurers, on an automatic basis under general reinsurance contracts known as "treaties" or by negotiation on large individual risks. Ceded reinsurance is treated as the risk and liability of the assuming companies.

   In the event that all or any of the reinsuring companies might be unable to meet their obligations under existing reinsurance agreements, the Fund would be liable for such defaulted amounts. The Fund's Trustees believe that all reinsurers are in sound financial condition, and include Allstate Insurance Company and General American Life Insurance Company, both "A" rated by A.M. Best.

   Included in estimated reinsurance and related recoverables are the undiscounted reinsurance receivables from Allstate Insurance Company, which totaled $2,247,126 and $1,910,316 at March 31, 1994 and 1995, respectively.
Also included in reinsurance and other receivables is the undiscounted estimated recoveries from the Special Disability Trust Fund, which totaled $2,170,111 and $4,838,976 at March 31, 1994 and 1995, respectively.

NOTE 5--INCOME TAXES

   Temporary differences giving rise to the deferred tax asset consist primarily of a discount on the reserve for loss and loss-adjustment expenses for tax purposes and on reinsurance and related

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                             MARCH 31, 1995 AND 1994
                                    UNAUDITED

NOTE 5--INCOME TAXES--(CONTINUED)

receivables, accounting for earned premiums differently for tax purposes than for financial reporting purposes, expensing for tax purposes internal underwriting costs attributable to policy acquisitions, accounting for other policy acquisition costs differently for tax purposes than for financial reporting purposes, and the recording of an allowance for uncollectible premiums receivable for financial reporting purposes but not for tax purposes.

   In addition, certain provisions of the Internal Revenue Code allow the Fund to deduct from taxable income the difference between the required discounted reserve for claims and the undiscounted reserve for claims provided, however, that the Fund pay a special estimated tax deposit. The special tax deposit payable with the Funds income tax return is accounted for as current income tax expense. However, the special tax deposit will be applied to regular income taxes resulting from the inclusion in gross income of any future reduction of the initial difference between the income tax basis discounted and undiscounted reserves for claims. Any special tax deposits not utilized within 15 years will be applied to any regular income tax liability. The special tax deposit method is subject to an annual election on the Fund's Federal income tax return. The Fund elected the special tax method for 1992 and 1993, but has elected to file its 1994 Federal income tax return without the special tax deposit method.

   The cumulative special tax deposits totaled $1,105,505 and $626,452 at March 31, 1994 and 1995, respectively.

NOTE 6--LEASE COMMITMENT AND TOTAL RENTAL EXPENSE

   At March 31, 1995 the Fund leases its office space on a month-to-month basis for $9,973 plus sales tax per month, its pro rata share of the property taxes, utilities, normal maintenance, insurance and specified percentages of common-area expenses and special assessments.

   The Fund subleased one-twelfth of this office space to its administrator on a month-to-month basis for one-twelfth of the total cost to the Fund during 1994. This sublease was terminated effective January 1, 1995.

   The total rental expense included in the statement of operations for the periods ended March 31, 1994 and 1995 totaled $27,374 and $29,918, respectively.

NOTE 7--OTHER COMMITMENTS

   The Fund employs an administrator to manage the day-to-day affairs of the Fund under a 5-year agreement which became effective October 1, 1991. The agreement is automatically renewable every five years thereafter but can be terminated by the trustees in accordance with various provisions in the agreement. Under a revision to this agreement effective April 1, 1993, as compensation for these services, the administrator is to receive monthly four percent of the audited standard premium, less any allowed discounts, collected by the Fund. From this fee, throughout the entirety of the agreement, the administrator is required to pay certain expenses of the Fund, including accounting and actuarial expenses, trustees fees, dues and convention expenses, incentive fees and bonuses, and other miscellaneous expenses. Effective January 1, 1995, this agreement was terminated by mutual agreement and the Administrator became an employee of the Fund.

   To process claims on behalf of the Fund, a servicing agreement has been executed with an unrelated company. For the claims management services, the Fund pays the claims processor 3% of earned premium plus 20% of recoveries collected from the SDTF.

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             MARCH 31, 1995 AND 1994
                                    UNAUDITED

NOTE 7--OTHER COMMITMENTS--(CONTINUED)

   The Fund has established a "Merit Plan", approved by DLES, under which qualified insureds will receive preferential dividends in the event the Fund, if approved by DLES, is able to pay dividends.

NOTE 8--RELATED PARTY TRANSACTIONS THE

   Fund receives legal services from a firm which employs a trustee. Fees paid to this firm for the periods ended March 31, 1994 and 1995 totaled $56,897 and $118,014, respectively. A significant portion of these fees were for non-recurring organizational and litigation matters of the Fund.

NOTE 9--ONGOING LITIGATION

   The Trustees of the Fund brought suit against the Fund's former service company during 1992. This suit, among other actions, alleged breach of contract and breach of a promissory note. The defendant filed counterclaims alleging, among other actions, the Fund breached its contract. In February, 1994 the Fund obtained a summary judgment in its favor. However, because the collectibility of the promissory note receivable is in doubt, the $106,790 balance of the note is included in an allowance for uncollectible notes.

   On December 6, 1994, management was informed by legal counsel that the appellate courts had overturned the summary judgment entered in the Funds favor involving litigation with the former service company, and remanded the case back to the trial court. Management has appealed that decision to the Florida Supreme Court. The ultimate outcome of the litigation cannot be determined at the present time, although management intends to continue its aggressive defense of the litigation. In the event the Supreme Court rejects the Funds appeal, and there is an unfavorable outcome at the trial court, which management believes to be unlikely, the Fund's liability is estimated at less than one million dollars.

NOTE 10--UNINSURED CASH BALANCES

   The Fund routinely holds checking account balances at it commercial banks in excess of the federally insured limit of $100,000. At March 31, 1995, uninsured balances totaled $534,588.

NOTE 11--OTHER MATTERS

   The Trustees of the Fund adopted a plan during April, 1994 which would have a newly created company, Associated Business and Commerce Insurance Corporation (ABCIC), assume the insurance assets and liabilities of the Fund. ABCIC will have a complex capital structure and its preferred stock, which is anticipated to be registered with the Securities and Exchange Commission, will be offered to existing members of the Fund. ABCIC is intended to be a non-assessable stock insurance company.

   The plan shall not become effective until approved by the DOI, the on-going offering of ABCIC preferred stock is closed and ABCIC or an affiliate completes an equity or debt financing transaction or transactions which are adequate to capitalize the non-assessable stock insurance company in order to meet the requirements of the Florida Insurance Code. In addition, the plan shall not become effective until all applicable statutory and legal filings are made and approved by the appropriate governmental regulatory agencies.

                         INDEPENDENT ACCOUNTANTS' REPORT

To the Trustees
Associated Business and Commerce Workers' Compensation
 Self-Insurance Fund
Boca Raton, Florida

   We have audited the accompanying statements of operations and cash flows of Associated Business and Commerce Workers' Compensation Self-Insurance Fund for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Associated Business and Commerce Workers' Compensation Self-Insurance Fund for the years ended December 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

                                      SCHMIDT, RAINES, TRIESTE,
                                      DICKENSON & ADAMS, P.L.


Boca Raton, Florida
March 20, 1996

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                               1995            1994             1993
                                                         --------------- --------------  --------------
Revenues:
 Standard premium earned, net of discounts ............    $25,498,312      $24,703,624     $21,821,933
 Less premium ceded for reinsurance ...................     20,529,657        2,186,254       1,969,437
                                                         --------------- --------------  --------------
  Net premium earned ..................................      4,968,655       22,517,370      19,852,496
                                                         --------------- --------------  --------------
 Less loss and loss adjustment expenses ...............         --          13,724,001      14,722,513
                                                         --------------- --------------  --------------
  Premiums available for operations ...................      4,968,655       8,793,369       5,129,983
                                                         --------------- --------------  --------------
 Interest earnings ....................................        772,424         605,901         283,535
                                                         --------------- --------------  --------------
 Net realized gains (losses) on investment
   transactions .......................................        115,019         (30,911)          2,113
                                                         --------------- --------------  --------------
                                                             5,856,098       9,368,359       5,415,631
                                                         --------------- --------------  --------------
Expenses:
 Policy acquisition and other underwriting expenses  ..      7,143,265       7,249,750       5,657,381
 Depreciation and amortization ........................        103,790          70,100          45,235
                                                         --------------- --------------  --------------
                                                             7,247,055       7,319,850       5,702,616
                                                         --------------- --------------  --------------
   Income (loss) before income taxes ..................     (1,390,957)      2,048,509        (286,985)
                                                         --------------- --------------  --------------
Income taxes (Note 7) .................................       (316,407)        619,997         (40,605)
                                                         --------------- --------------  --------------
  Net income (loss) ...................................    $(1,074,550)    $ 1,428,512     $  (246,380)
                                                         ===============  ==============   ==============

  The accompanying notes are an integral part of these financial statements.

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                          1995             1994             1993
                                                    --------------- ---------------  --------------
OPERATING ACTIVITIES
 Cash received for premiums and other income  ....    $ 26,275,001     $ 24,327,795     $22,119,355
 Cash paid to reinsurers .........................      (6,404,993)      (2,238,406)     (2,471,887)
 Cash received from reinsurers ...................         567,590          379,760         297,721
 Cash paid for claims ............................     (11,850,932)     (13,589,168)     (6,738,547)
 Cash paid for operating expenses ................      (8,427,586)      (7,602,237)     (5,510,092)
 Investment income collected .....................         713,418          586,579         341,905
 Income taxes and special tax deposits paid  .....        (735,500)        (800,000)       (371,528)
                                                    --------------- ---------------  --------------
  Net cash and cash equivalents provided by
    operating activities .........................         136,998        1,064,323       7,666,927
                                                    --------------- ---------------  --------------
INVESTING ACTIVITIES
 Purchase of investments .........................      (2,647,840)      (6,110,754)     (8,064,795)
 Sale of investments .............................       1,792,081        2,721,518       1,400,705
 Proceeds from investment maturities .............         561,304        1,265,849          --
 Purchase of equipment ...........................        (212,956)        (125,080)        (69,349)
 Proceeds from life insurance and annuity deposit           41,296          --              --
 Payments for other assets .......................         (19,206)         (12,990)         (4,573)
                                                    --------------- ---------------  --------------
  Net cash and cash equivalents (used in)
    investing activities .........................        (485,321)      (2,261,457)     (6,738,012)
                                                    --------------- ---------------  --------------
Net increase (decrease) in cash and
cash equivalents .................................        (348,323)      (1,197,134)        928,915
                                                    --------------- ---------------  --------------
Cash and cash equivalents, beginning of year  ....         348,323        1,545,457         616,542
                                                    --------------- ---------------  --------------
                                                      $
Cash and cash equivalents, end of year ...........         --          $    348,323     $ 1,545,457
                                                    ===============  ===============   ==============

  The accompanying notes are an integral part of these financial statements.

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                               1995            1994             1993
                                                         --------------- --------------  --------------
RECONCILIATION OF NET INCOME TO NET CASH AND CASH
  EQUIVALENTS PROVIDED BY OPERATING ACTIVITIES
 Net income (loss) ..................................     $ (1,074,550)    $ 1,428,512     $  (246,380)
 Adjustments to reconcile net income (loss) to net
   cash and cash equivalents provided by operating
   activities:
  Depreciation .......................................          93,196          64,046          39,181
  Amortization ........................................          10,594           6,054           6,054
  Loss (gain) on sale of investments ..................        (115,019)         30,911          (2,112)
  Net amortization of bond discounts/premiums  ........         (48,963)         27,123          75,984
  Advances repaid through expense recognition  ........           --              --            107,582
  (Increase) decrease in:
   Premiums receivable ................................       7,231,708        (878,909)       (900,112)
   Reinsurance and related recoverables ...............      17,839,221      (2,807,870)     (2,958,251)
   Accrued investment and other recoverables  .........         (10,043)        (68,865)        (55,263)
   Refundable income taxes and prepaid expenses  ......      (1,902,907)         27,586         (50,829)
   Deferred income taxes ..............................       1,227,000          --            (854,000)
   Deferred policy acquisition costs ..................         330,693         (26,738)       (198,008)
   Prepaid and other assets ...........................         297,614        (260,759)         --
  Increase (decrease) in:
   Reserves for claims ................................     (19,184,520)      2,531,779      10,481,137
   Accounts payable and accrued expenses ..............       2,587,522         575,706         (83,978)
   Advance premiums ...................................      (6,768,548)        595,747       1,863,514
   Accrued income tax and special tax deposits  .......        (376,000)       (180,000)        442,408
                                                         --------------- --------------  --------------
    Net cash and cash equivalents provided by
      operating activities ............................    $    136,998     $ 1,064,323     $ 7,666,927
                                                         ===============  ==============   ==============

  The accompanying notes are an integral part of these financial statements.

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

   Associated Business and Commerce Worker's Compensation Self-Insurance Fund (the Fund) was created in 1991 under the provisions of Florida law. The Fund is regulated by the Florida Department of Labor and Employment Security
(DLES) and provides worker's compensation insurance to its members. Through June 30, 1994, the Fund was regulated by the DLES. Effective July 1, 1994, monitoring of regulatory matters was transferred to the Florida Department of Insurance (DOI). However, the Fund is still subject to rules and regulations promulgated by DLES.

LOSS PORTFOLIO TRANSFER

   In a transaction approved by the Florida Department of Insurance, the Fund entered into a loss portfolio reinsurance treaty with Associated Business & Commerce Insurance Corporation (ABCIC). Under the terms of the treaty, the premium paid by the Fund to ABCIC consisted of all of the net assets of the Fund (assets less liabilities, excluding loss reserves) in exchange for the assumption, by the ABCIC, of the Fund's unpaid claims liabilities (loss reserves). By agreement with ABCIC, the effective date of the transaction was November 30, 1995. Accordingly, premiums earned on the Fund's policies then in effect, and losses and underwriting expenses incurred subsequent to that date are reported by ABCIC. However, the Fund did not transfer liabilities not related to insurance.

   The transaction described above together with other transactions and contractual arrangements between the Fund, ABCIC and other parties were contemplated by the Fund in its long-term business plan with the primary objective of offering non-assessable policies of insurance to members of the Fund and to the general public. Employers insuring their worker's compensation risks with the Fund were assessable for any losses and related expenses not ultimately paid by the Fund. Such assessability created a contingent liability to the employers, which management considered detrimental to the continuing growth of the business. As part of the loss portfolio transfer, ABCIC indemnified the members of the Fund who elected to be insured by the Company against such assessments. Policies of insurance written by ABCIC, including renewals of coverage to former members of the Fund are non-assessable.

   Only those members of the Fund who elected to be insured by ABCIC were retained by ABCIC. ABCIC did not assume any contingent assessment liabilities for members who left the Fund or who chose not to be insured by ABCIC. The Fund will maintain its legal existence until such time as the Florida Department of Insurance permits otherwise, however, the Fund no longer offers workers compensation insurance coverage.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles (GAAP). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       ASSOCIATED BUSINESS AND COMMERCE
                  WORKERS' COMPENSATION SELF-INSURANCE FUND

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                       DECEMBER 31, 1995, 1994 AND 1993

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

CASH EQUIVALENTS

   For purposes of the statement of cash flows, the Fund considers all highly-liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

RECOGNITION OF PREMIUM REVENUES AND MEMBER PREMIUM DEPOSITS

   Insurance premiums are recognized evenly over the life of the related policies (generally one year) with a liability for unearned premiums established for the premiums collected on the unexpired portion of those policies. It is the policy of the Fund to bill a deposit equal to two months of annual premium in advance of the effective date of insurance coverage which is held by the Fund to insure performance of each member's annual premium obligation. Member premium deposits also include any return premium due the insured as a result of premium audits. Standard premium is computed on payroll and modified by an experience factor provided by the State of Florida via the National Council on Compensation Insurance (NCCI). Payroll and payroll classifications are subject to verification and revision after year end. Deferred expenses for self-insurer's assessments, administrator fees and commissions to agents have been accrued, based upon premium collected. Additional premiums based on payroll audits are recognized as revenue in the Fund year for which coverage is provided.

DEFERRED POLICY ACQUISITION COSTS

   Commissions and other costs of acquiring insurance that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies to which they relate. It is the Fund's policy to calculate and record deferred policy acquisition costs on a quarterly basis.

   Amortization expense for the years ended December 31, 1995, 1994 and 1993 approximated $1,900,000, $833,000 and $762,000, respectively.

INVESTMENTS

   Investments consist of U.S. Treasury notes, U. S. Treasury Strips, GNMA mortgage pools, and other U.S. government notes and are carried at cost plus or minus the unamortized portion of premiums or discounts paid to acquire such investments. The Financial Accounting Standards Board has issued SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities", which became effective with the fiscal year which began January 1, 1994, and has been implemented in the accompanying financial statements. This SFAS addresses the accounting and reporting for investments in equity securities that have readily determinable market values and for all investments in debt securities. Debt securities are to be classified as trading securities (reported at market value), available-for-sale securities (reported at fair value with unrealized market gains and losses reported as a separate component of surplus) and held to maturity (reported at amortized cost).

   Realized gains and losses on sales of investments are recognized on the specific identification basis.

EQUIPMENT

   Equipment is recorded at cost and is depreciated using accelerated methods over the respective assets' estimated useful lives which range from five to seven years.

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

DIVIDEND PAYMENT RESTRICTIONS

   The Fund must obtain approval from DLES prior to the declaration and payment of dividends to members.

INSURANCE LIABILITIES

   The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past and industry experience, for losses incurred but not reported and future development of existing cases. In establishing its liability for losses and loss adjustment expenses, the Fund utilizes the findings of an independent actuary. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently.

   Although the Fund believes that the estimate of the reserve for losses and loss adjustment expenses is reasonable in the circumstances, the Fund's absence of a substantial period of loss experience to support the assumptions inherent in establishing the estimated reserves results in uncertainty as to the ultimate amount that will be required for the settlement of losses and claims. Accordingly, the ultimate settlement of losses and the related loss adjustment expenses may vary, perhaps significantly, from the estimated amounts included in the accompanying financial statements.

   The Fund has accounted for loss and loss adjustment expenses on an undiscounted basis for the years ended December 31, 1995, 1994 and 1993. For all prior years, including its annual report for the year ended December 31, 1993 issued to its members and others, the Fund discounted its insurance liabilities to give effect to the anticipated investment income on loss and loss adjustment expenses. The Fund made this accounting change to be consistent with the accounting treatment adopted by ABCIC for accounting for loss and loss adjustment expenses in ABCIC's financial statements filed with the federal Securities and Exchange Commission.

REINSURANCE

   Reinsurance premiums, commissions, and expense reimbursements related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income. The Fund maintains specific excess loss reinsurance with unaffiliated insurance companies. For the 1995, 1994 and 1993 fund years, the Fund retained the first $350,000 of each loss.

   The Fund does not assume reinsurance from other insurance funds or companies. Effective October 1, 1995, the Fund entered into a 70% proportional quota-share agreement with Underwriters Reinsurance Company ("Underwriters") (Note 5).

INCOME TAXES

   Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

INCOME TAXES--(CONTINUED)

of premiums receivable, reinsurance and related receivables and insurance liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future taxable income and tax credits that may be available to offset future federal income taxes. Effective January 1, 1992, the Fund adopted Statement of Financial Accounting Standards Number 109, Accounting for Income Taxes.

ALLOWANCE FOR BAD DEBTS

   The bad debt allowance is based upon the Fund's experience with uncollectible accounts receivable and represent the Fund's estimate of the uncollectible amounts incurred through each fund year end.

RECLASSIFICATIONS

   Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation.

NOTE 2--MEMBER INDEMNIFICATION

   As is required of every fund regulated by DLES, the members of the Fund have jointly and severally agreed to assume and discharge the obligations of the Fund in the event any claims or expenses may remain unpaid after available reserves and reinsurance have been exhausted. Given the nature of the Fund's reinsurance arrangements, the Board of Trustees believes the likelihood of additional assessments upon members relating to this indemnity to be remote.

NOTE 3--INVESTMENT EARNINGS

   Gross investment income for the years ended December 31, 1995, 1994 and 1993 totaled $772,424, $615,938 and $317,010 respectively. Investment expenses for the same periods totaled $0, $10,037 and $33,475, respectively.

   During September, 1994, the Fund sold U.S. Treasury securities classified as held-to-maturity with an amortized cost of $2,752,429 for a realized loss of $30,911. The decision to sell these securities was based upon a change in statutory requirements significantly modifying permissible investments of the Fund.

NOTE 4--STATE OF FLORIDA SPECIAL DISABILITY TRUST FUND

   The Special Disabilities Trust Fund of the Bureau of Workers Compensation makes assessments upon all Florida workers compensation insurers at a current level of 4.52% of premium collected and distributes such sums among insurers whose policy holders have employed individuals with previously determined worker's compensation-related disabilities, and such individuals have filed a claim. The Fund has included, as recoverables against losses and loss adjustment expenses, amounts submitted and to be submitted to the Bureau.

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

NOTE 5--REINSURANCE AND RELATED RECOVERABLES

   Reinsurance contracts do not relieve the Fund from its obligation to pay claims. However, the Fund limits the maximum net loss that can arise from risks in its concentrated area of exposure by reinsuring (ceding) certain levels of risks with other insurers or reinsurers, on an automatic basis under general reinsurance contracts known as "treaties" or by negotiation on large individual risks. Ceded reinsurance is treated as the risk and liability of the assuming companies.

   Effective October 1, 1995, the Fund entered into a 70% proportional quota-share reinsurance treaty with Underwriters Reinsurance Company ("Underwriters"), which was assigned to ABCIC effective November 30, 1995. Under the terms of the agreement, the Fund ceded 70% of its net written premium to Underwriters with Underwriters assuming 70% of the Fund's retained losses and loss adjustment expenses. To cover the costs of underwriting, Underwriters reimbursed the Fund for certain direct expenses incurred and paid the Fund a ceding commission totaling $810,072 during the year ended December 31, 1995 to cover other general expenses. This amount is reported on the statement of operations for the year ended December 31, 1995 as a reduction of policy acquisition and other underwriting expenses. Underwriters is rated A+ by A.M. Best.

   In the event that all or any of the reinsuring companies might be unable to meet their obligations under existing reinsurance agreements, the Fund would be liable for such defaulted amounts. The Fund's Trustees believe that all reinsurers are in sound financial condition, and include (in addition to Underwriters) Allstate Insurance Company and Continental Casualty Company, both "A" rated by A.M. Best. In addition, all of the Fund's reinsurers have been approved by DLES.

NOTE 6--MANAGED CARE

   In August, 1994, the Fund entered into a managed care arrangement with Humana to provide medical services to workers whose employers were participating in the voluntary managed care arrangement. The terms of the agreement with Humana, which was assigned to ABCIC effective November 30, 1995, provide for the payment of a capitation fee in exchange for which Humana covers all the medical cost associated with a claim for a period of three years after the date the claim is reported.

NOTE 7--INCOME TAXES

   Temporary differences giving rise to deferred tax assets consist primarily of a discount on the reserve for loss and loss-adjustment expenses for tax purposes and on reinsurance and related receivables, accounting for earned premiums differently for tax purposes than for financial reporting purposes, expensing for tax purposes internal underwriting costs attributable to policy acquisitions, accounting for other policy acquisition costs differently for tax purposes than for financial reporting purposes, and the recording of an allowance for uncollectible premiums receivable for financial reporting purposes but not for tax purposes.

   In addition, certain provisions of the Internal Revenue Code allow the Fund to deduct from taxable income the difference between the required discounted reserve for claims and the undiscounted reserve for claims provided, however, that the Fund pay a special estimated tax deposit. The special tax deposit payable with the Funds income tax return is accounted for as current income tax expense. However, the special tax deposit will be applied to regular income taxes resulting from the inclusion in gross income of any future reduction of the initial difference between the income tax basis discounted

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

NOTE 7--INCOMES TAXES--(CONTINUED)

and undiscounted reserves for claims. Any special tax deposits not utilized within 15 years will be applied to any regular income tax liability. The special tax deposit method is subject to an annual election on the Fund's Federal income tax return. The Fund elected the special tax method for 1995, 1994 and 1993.

   As a result of the loss portfolio transfer, the reserves for losses which gave rise to the Fund's special tax deposit requirement were eliminated. The Fund made application to the Internal Revenue Service for refund of the special tax deposits in the amount of $1,376,561.

   The provision for income taxes are as follows for the years ended December 31, 1995, 1994 and 1993:

                   1995           1994          1993
             --------------- -----------  ------------
Current  ..    $(1,543,407)     $619,997     $ 823,336
Deferred  .      1,227,000           -0-     (863,941)
             --------------- -----------  ------------
               $  (316,407)     $619,997     $ (40,605)
             ===============  ===========   ============

   The differences between taxes at the statutory rate and the recorded current tax expense (benefit) are as follows for the years ended December 31, 1995, 1994 and 1993:

                                                       1995          1994          1993
                                                  ------------- -----------  ------------
Tax at statutory rate ..........................    $(472,925)     $695,263      $(97,575)
Underestimated current income tax of prior year       130,000           -0-        37,095
State taxes under Federal benefit ..............          -0-      (23,760)          -0-
Other ..........................................       26,518      (51,506)        19,875
                                                  ------------- -----------  ------------
 Income tax expense (benefit) ..................    $(316,407)    $619,997       $(40,605)
                                                  =============  ===========   ============

NOTE 8--LEASE COMMITMENT AND TOTAL RENTAL EXPENSE

   The Fund leased its office space on a month-to-month basis for $9,973 per month including sales tax, its pro rata share of the property taxes, utilities, normal maintenance, and specified percentages of common-area expenses. This lease was assigned to the Company effective December 1, 1995.

   During 1994 and 1993, the Fund subleased one-twelfth of this office space to its administrator on a month-to-month basis for one-twelfth of the total cost to the Fund. Sublease income totaled $10,174 for each of the years ended December 31, 1994 and 1993.

   The total rental expense included in the statement of operations for the years ended December 31, 1995, 1994 and 1993 totaled $119,845, $119,671 and
$111,072, respectively. Net rental expense, after deducting sub-lease income was $119,845, $109,497 and $100,898 for the years ended December 31, 1995,
1994 and 1993, respectively.

NOTE 9--OTHER COMMITMENTS

   The Fund employed an administrator to manage the day-to-day affairs of the Fund under a 5-year agreement which became effective October 1, 1991. The agreement is automatically renewable every

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

NOTE 9--OTHER COMMITMENTS--(CONTINUED)

five years thereafter but can be terminated by the trustees in accordance with various provisions in the agreement. Under a revision to this agreement effective April 1, 1993, as compensation for these services, the administrator is to receive monthly four percent of the audited standard premium, less any allowed discounts, collected by the Fund. From this fee, throughout the entirety of the agreement, the administrator is required to pay certain expenses of the Fund, including accounting and actuarial expenses, trustees fees, dues and convention expenses, incentive fees and bonuses, and other miscellaneous expenses. Effective January 1, 1995, this agreement was terminated by mutual agreement and the Administrator became an employee of the Fund.

   To process claims on behalf of the Fund, a servicing agreement has been executed with an unrelated company. For the claims management services, the Fund pays the claims processor 2.5% of earned premium plus 25% of recoveries collected from the SDTF. As part of the loss portfolio transfer, this agreement was assigned to ABCIC.

NOTE 10--RELATED-PARTY TRANSACTIONS

   The Fund receives legal services from a firm which employs a trustee. Fees paid to this firm for the years ended December 31, 1995, 1994 and 1993 totaled $481,932, $443,441 and $140,080, respectively. In addition, during 1995 the Fund incurred $12,971 for consulting services provided by a trustee.

   Included in the allowance for doubtful accounts at December 31, 1993 was $204,747 due from a member which has entered bankruptcy proceedings and formerly employed a trustee.

NOTE 11--LEGAL PROCEEDINGS

   In July, 1992, the Fund filed a lawsuit in the State Circuit Court of Palm Beach County, Florida, for breach of contract against Advanced Risk Management Incorporated ("ARMI") claiming damages for excess fees and advances collected by ARMI, the former service company of the Fund. A counterclaim was filed by ARMI alleging breach of contact, breach of fiduciary duty and fraud. On January 2, 1994, the court granted summary judgment in favor of the Fund with respect to all of the counterclaims made by ARMI. The summary judgment was appealed by ARMI and reversed by the Fourth District Court of Appeal, which remanded the matter back to the trial court to resolve specific issues. On December 15, 1995 the trial court granted the Fund's renewed motion for summary judgment. ARMI has filed an appeal as to this judgment as well. The Fund intends to continue to pursue and defend this claim on its own behalf. There can be no assurance however, that, in the event of an unfavorable ruling against the Fund, recovery would not be sought from ABCIC. In the event there is an unfavorable outcome, which management believes to be unlikely, the Fund's liability is estimated at less than $1,000,000.

                        ASSOCIATED BUSINESS AND COMMERCE
                    WORKERS' COMPENSATION SELF-INSURANCE FUND

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1995, 1994 AND 1993

NOTE 12--NON-CASH INVESTING ACTIVITIES

   Effective November 30, 1995, the Fund transferred all of its insurance related assets and liabilities to ABCIC by virtue of a loss portfolio reinsurance treaty. Non-cash investing activities associated with this transaction are as follows:

Investments transferred      $13,089,432
                           ==============
Equipment transferred  ..    $   294,707
                           ==============
Other assets transferred     $    28,834
                           ==============

NOTE 13--STATUTORY INCOME (LOSS) AND SURPLUS (DEFICIT)

   Through December 31, 1993, the Fund's GAAP and statutory accounting principles (SAP) were the same with the exception of recording future investment income on the liability for loss and loss adjustment expenses for SAP. Due to legislative changes effective January 1, 1994, additional variances between GAAP and SAP include deferred income taxes, deferred acquisition costs and certain other assets of the Fund.

   Net income (loss) of the Fund for the years ended December 31, 1995, 1994 and 1993 under SAP are as follows:

1995 (unaudited)     $(1,368,811)
                   ===============
1994 ............    $ 1,090,325
                   ===============
1993 ............    $  (246,380)
                   ===============

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF PREFERRED STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SPEAKS AS OF THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                        -------------------------------
TABLE OF CONTENTS

                                    PAGE
                                  -------
Prospectus Summary .............      3
Risk Factors ...................      8
The Company ....................     13
Use of Proceeds ................     13
Dividend Policy and History  ...     13
Capitalization .................     14
Selected Financial Data ........     15
Management's Discussion and
Analysis of Financial Condition
and Results of Operations  .....     16
Business .......................     31
Management .....................     40
Certain Transactions ...........     44
Principal Shareholders .........     45
Description of Capital Stock  ..     48
Plan of Distribution ...........     50
Shares Eligible for Future Sale      50
Legal Matters ..................     51
Experts ........................     51
Additional Information .........     51
Index to Financial Statements  .    F-1

                               1,000,000 SHARES
                            ASSOCIATED BUSINESS &
                              COMMERCE INSURANCE
                                 CORPORATION
                                    [LOGO]
                          6% CUMULATIVE CONVERTIBLE
                          PREFERRED STOCK, SERIES A
- -----------------------------------------------------------------------------
                                  PROSPECTUS
- -----------------------------------------------------------------------------

                                       , 1996

II-

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

SEC Registration ........................   $ 3,449
Printing and Engraving ..................    45,000
Legal Fees and Expenses .................    15,000
Accounting Fees and Expenses ............     5,000
Blue Sky Qualification Fees and Expenses      1,000
Miscellaneous ...........................     5,551
                                           ---------
  Total .................................   $75,000
                                           =========

- ------------------
* All amounts, other than SEC Registration and Blue Sky Qualification fees, are estimates.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

   The Company's Bylaws provide that the Company shall, to the full extent permitted by Section 607.0850 of the Florida Business Corporation Act, as amended from time to time ("FBCA"), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Company's Articles of Incorporation limit the personal liability of its directors to the full extent permitted by Section 607.0831 of the FBCA, as amended from time to time. Section 607.0850 of the FBCA permits a corporation, under specified circumstances, to indemnify any person who was or is a party to any proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the Company against liability and expenses actually and reasonably incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.

   Section 607.0831 of the FBCA provides that the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director is limited to any breach or failure to perform the director's duties which constitutes (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (ii) unlawful payments of distributions to shareholders as provided in
Section 607.0834 of the Florida Business Corporation Act; (iii) any transaction from which the director derived an improper personal benefit;
(iv) conscious disregard for the best interest of the corporation, or willful misconduct, in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder; or (v) recklessness, bad faith, malicious purpose or with wanton and willful disregard of human rights, safety or property in a proceeding by or in the right of someone other than the corporation or a shareholder. Pursuant to Florida law, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the applicable provisions of the Bylaws of the Company or applicable law. The Company has applied for such an insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   In 1995, the Company sold 3,200,000 shares of Series B Preferred to Holdings for an aggregate consideration of $3,200,000. Such sale was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) EXHIBITS

   EXHIBIT
     NO.                                             DESCRIPTION
- -------------------------------------------------------------------------------------------------------
     3.1     Articles of Incorporation*
     3.2     Bylaws*
     4.1     Series A Preferred certificate*


     5.1     Opinion of Morgan, Lewis & Bockius LLP regarding legality

    10.1     Associated Business & Commerce Insurance Corporation Equity Compensation Plan*
    10.2     Exchange and Shareholders Agreement, dated as of March 23, 1995, among Holdings and its shareholders*
    10.3     Florida Workers' Compensation Managed Care Agreement, effective as of August 4, 1994, between Associated Business and Commerce Workers' Compensation Self-Insurance Trust Fund
             and Humana Medical Plan, Inc.*
    10.4     Form of Associated Business & Commerce Insurance Corporation Agency-Company Agreement*
    10.7     Management Agreement, dated as of March 23, 1995, by and between Associated Business &
             Commerce Insurance Corporation and Associated Business & Commerce Holdings, Inc.*
    10.8     Permit, dated May 5, 1994, issued by the Florida Department of Insurance*
    10.9     Consent Order, dated October 19, 1995, issued by the Florida Department of Insurance*


    10.11    Form of Subscription Agreement*

    10.12    Term Loan Agreement dated as of October 13, 1995, by and between Associated Business &
             Commerce Holdings, Inc. and Underwriters Reinsurance Company*
    10.13    Form of Pledge Agreement by and between Associated Business & Commerce Holdings, Inc. and
             Underwriters Reinsurance Company*
    10.14    Form of Security Agreement by and between Associated Business & Commerce Holdings, Inc.
             and Underwriters Reinsurance Company*
    10.15    Form of Agreement as to Reinsurance by and between Associated Business & Commerce
             Insurance Corporation and Underwriters Reinsurance Company*
    10.16    Form of Option Agreement by and among Associated Business & Commerce Holdings, Inc.,
             Underwriters Reinsurance Company, Errol Bader, Lawrence J. Marchbanks, Frederick R. Prout,
             Daniel J. Webber and James L. Wilson*
    10.17    Workers' Compensation Services Agreement, effective March 1, 1996, between Vincam/Hip
             Occupational Health Systems and Associated Business and Commerce Insurance Corporation**
    12       Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends

    23.1     Consent of Schmidt, Raines, Trieste, Dickenson, Adams & Co.
    23.2     Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
    24.1     Power of Attorney (contained in Part II of this Registration Statement)***
    28       Schedule P from the Statutory Annual Statement for 1995--Analysis of Losses and Loss
             Expense (filed in paper format under cover of Form SE)


- -----------------------------------------------------------------------------
  * Incorporated by reference to the Company's Registration Statement on Form S-1, Commission File No. 33-83116.

 ** Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.


*** Previously filed.


   (b) FINANCIAL STATEMENT SCHEDULES

   Schedule VIII Changes in Valuation of Assets

ITEM 17. UNDERTAKINGS.

   The undersigned Registrant hereby undertakes to provide to the purchasers at the closing of this offering certificates in such denominations and registered in such names as requested for delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

   (4) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
(4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, on the 10th day of June, 1996.

                                          ASSOCIATED BUSINESS & COMMERCE
                                          INSURANCE CORPORATION

                                          By: /s/ LAWRENCE J. MARCHBANKS
                                              ---------------------------
                                              Lawrence J. Marchbanks
                                              Chairman of the Board and
                                              Director

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

           SIGNATURE                               TITLE                          DATE
- -----------------------------------------------------------------------------------------
            *
- ---------------------------     Executive Vice President of                 June 10, 1996
 Errol Bader                   Government Affairs and Director

/s/ LAWRENCE J. MARCHBANKS     Chairman of the Board and                    June 10, 1996
- --------------------------
 Lawrence J. Marchbanks        Director
            *
- --------------------------      Vice President, Finance (Principal          June 10, 1996
 Clifford G. Merritt           Financial and Accounting Officer)
            *
- --------------------------      President (Principal Executive Officer)     June 10, 1996
 James R. Nau
            *
- --------------------------      Secretary and Director                      June 10, 1996
 Frederick R. Prout
            *
- --------------------------      Treasurer and Director                      June 10, 1996
 Daniel J. Webber

- --------------------------      Director                                    June 10, 1996
 James L. Wilson

===============

 *BY: /S/ LAWRENCE J. MARCHBANKS
      -----------------------------
     Attorney-in-Fact

              ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
                          CHANGES IN ALLOWANCE ACCOUNTS
                                  SCHEDULE VIII

                                       FOR THE          FOR THE
                                     PERIOD ENDED      YEAR ENDED
                                      MARCH 31,       DECEMBER 31,
                                        1996             1995
                                        ----             ----
                                     -----------      ------------
Balance, beginning of period  ...      $613,125        $   --

Allowance assumed from the Fund           --             560,094

Additions to the allowance  .....       131,121           53,031

Write-offs against the allowance          --               --

Balance, end of period ..........      $744,246         $613,125


                                   S-1